PRICING SUPPLEMENT†	Registration Statement 333-184147 and 333-184147-01
(TO PROSPECTUS DATED SEPTEMBER 28, 2012)	Rule 424(b)(5)

The Royal Bank of Scotland plc
RBS NotesSM
fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc
4,000,000 ETNs* RBS Rogers Enhanced Commodity Index Exchange Traded Notes
4,000,000 ETNs* RBS Rogers Enhanced Agriculture Exchange Traded Notes
4,000,000 ETNs* RBS Rogers Enhanced Energy Exchange Traded Notes
4,000,000 ETNs* RBS Rogers Enhanced Precious Metals Exchange Traded Notes
4,000,000 ETNs* RBS Rogers Enhanced Industrial Metals Exchange Traded Notes

ETNs	ETN Trading Price Ticker	ETN Indicative Value Ticker	ETN Daily Redemption Value Ticker	ETN CUSIP	ETN ISIN	Underlying Index Ticker
Rogers Enhanced Commodity ETNs	RGRC	RGRC.IV	RGRC.NV	78009P176	US78009P1764	RGRC.ID
Rogers Enhanced Agriculture ETNs	RGRA	RGRA.IV	RGRA.NV	78009P184	US78009P1848	RGRA.ID
Rogers Enhanced Energy ETNs	RGRE	RGRE.IV	RGRE.NV	78009P192	US78009P1921	RGRE.ID
Rogers Enhanced Precious Metals ETNs	RGRP	RGRP.IV	RGRP.NV	78009P200	US78009P2002	RGRP.ID
Rogers Enhanced Industrial Metals ETNs	RGRI	RGRI.IV	RGRI.NV	78009P218	US78009P2184	RGRI.ID

•
We are offering five separate series of Exchange Traded Notes (the “ETNs”), each of which tracks a total return version of a specific Rogers International Commodity Index® (“RICI”) EnhancedSM.  Investors can subscribe to any or all of the five offerings. The ETNs are listed on NYSE Arca under the ticker symbols listed above.

•
The RICI EnhancedSM Commodity Index is a composite, USD-based index that tracks the value of a weighted basket of 36 commodities (each, a “Component Commodity”).  Each of the RICI EnhancedSM Agriculture, the RICI EnhancedSM Energy, the RICI EnhancedSM Precious Metals and the RICI EnhancedSM Industrial Metals represents a sector of the RICI EnhancedSM Commodity Index and tracks the value of a weighted basket of between 4 and 20 Component Commodities. The ETNs are designed for investors seeking exposure to one of these five RICI EnhancedSM Indices.

•	The ETNs each have an annual investor fee of 0.95%.
•
We will not pay any amounts on the ETNs until maturity, or until they are redeemed or repurchased, and investors should be willing to lose up to 100% of their investment if the underlying index declines or does not increase in an amount sufficient to offset the investor fee.

•
The ETNs are unsecured and unsubordinated obligations of The Royal Bank of Scotland plc (“RBS plc”), maturing October 29, 2042, and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc (“RBSG”).  Any payment on the ETNs is subject to the ability of RBS plc, as issuer of the ETNs, and RBSG, as guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

•
The denomination and stated face amount of each ETN is $25.00.  Any ETNs issued in the future may be issued at a price that is higher or lower than the stated face amount, based on the indicative value of the ETNs at that time.

•
The initial offering of ETNs priced on October 25, 2012 (the “inception date”) and settled on November 14, 2012 (the “initial settlement date”).  Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).

† This amended and restated pricing supplement amends, restates and supersedes the pricing supplement dated October 25, 2012 in its entirety.  We refer to this amended and restated pricing supplement as the “pricing supplement.”
The ETNs involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on PS-27 of this pricing supplement.
The ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the ETNs, or determined if this pricing supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

RBS Securities Inc.

* The agent for this offering, RBS Securities Inc. (“RBSSI”), is our affiliate.  We issued $4,000,000 in face amount of each series of ETNs (equivalent to 160,000 ETNs of each series) on the initial settlement date to be sold through RBSSI.  These ETNs and additional ETNs may be offered and sold from time to time by or through RBSSI and one or more dealers at a price that is higher or lower than the $25.00 stated face amount, based on the indicative value of the ETNs at that time.  We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the inception date.  As of June 28, 2013, we have issued $38,000,000 in face amount of the ETNs (equivalent to 1,520,000 ETNs).   We have entered into an agreement with Pacer Financial, Inc. (“Pacer”) under which Pacer will receive a portion of the investor fee in consideration for its role in marketing the ETNs. The actual amount received by Pacer in a given year will depend on, among other things, the daily redemption value of ETNs then outstanding and the number and value of any other then-outstanding securities issued by RBS plc or its affiliates and marketed by Pacer.
In exchange for providing certain services relating to the distribution of the ETNs, RBSSI may receive all or a portion of the investor fee.  See “Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.

July 2, 2013

Key Terms

Issuer:	The Royal Bank of Scotland plc (“RBS plc”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Inception Date:	October 25, 2012
Initial Settlement Date:	October 30, 2012
Maturity Date:	October 29, 2042
Final Valuation Date:	October 24, 2042 (or, if such day is not a valuation date, the next following valuation date but no later than October 31, 2042).
The RICI EnhancedSM Commodity and RICI EnhancedSM Sector Indices:
The return on your ETNs will be based on the performance of the total return version of the corresponding underlying index.  Each ETN will be based on the RICI EnhancedSM Commodity Index (the “RICI EnhancedSM Commodity Index”) or on the RICI EnhancedSM Agriculture, the RICI EnhancedSM Energy, the RICI EnhancedSM Precious Metals and the RICI EnhancedSM Industrial Metals (each, a “Sector Index”).  All of the RICI EnhancedSM Indices were created by The Royal Bank of Scotland N.V., London Branch (“RBS N.V.”) and James B. Rogers, Jr. (“Jim Rogers”) in October 2007 as an enhancement to the Rogers International Commodity Index (“RICI”) and its sub-indices that had been in operation since the late 1990s.  The RICI EnhancedSM Commodity and Sector Indices are overseen by a committee (the “Index Committee”), which at present consists of two members: Jim Rogers, as the nominated representative of Beeland Interests, Inc. (“Beeland”), and the nominated representative of RBS plc.  Jim Rogers and Beeland are not affiliated with RBS plc or with RBSG.  For more information, see “The RICI EnhancedSM Indices” in this pricing supplement.

Payment at Maturity:
If your ETNs have not previously been repurchased or redeemed by RBS plc, at maturity you will receive a cash payment equal to the daily redemption value of your ETNs with respect to the final valuation date, subject to the provisions regarding resolution dates described below.

Daily Redemption Value:
The daily redemption value as of the inception date was equal to the stated face amount of $25.00 per ETN.  For any valuation date thereafter, the daily redemption value per ETN will be equal to (a) the daily redemption value with respect to the immediately preceding valuation date, multiplied by (b) the index factor with respect to such valuation date, multiplied by (c) the fee factor with respect to such valuation date. RBS Securities Inc. (the “calculation agent”) will determine the daily redemption value with respect to each valuation date.  The daily redemption values of the ETNs will be published by NYSE Arca under the ticker symbols listed on the cover page of this pricing supplement. Daily redemption values are subject to subsequent adjustment when the conditions for a resolution date apply.

Index Factor:
The index factor for any ETNs with respect to any valuation date, including the final valuation date, will be equal to the underlying RICI EnhancedSM Commodity or Sector Index closing level for that valuation date, divided by the closing level of that index for the immediately preceding valuation date.

Fee Factor/Investor Fee:
The fee factor for any ETNs on any valuation date, including the final valuation date, will be equal to one minus the investor fee; the investor fee is the product of (a) the annual investor fee and (b) the day-count fraction.

Annual Investor Fee:	The annual investor fee for each of the ETNs will be equal to 0.95%.

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs will be reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the underlying RICI EnhancedSM Commodity or Sector Index must increase by an amount sufficient to offset such reduction in order for you to receive at least your initial investment at maturity or upon early repurchase or redemption.  If the level of that index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than your initial investment at maturity or upon early repurchase or redemption.

Intraday “Indicative Value”:
The “indicative value” of any ETN, which refers to the estimated value of the ETN at any given time during a trading Day, equals (a) the daily redemption value for that ETN for the immediately preceding valuation date, multiplied by (b) the index factor for that ETN on that trading Day, multiplied by (c) the fee factor for that trading Day.  NYSE Arca will publish the intraday “indicative value” of the ETNs every 15 seconds under their respective ticker symbols listed on the cover page of this pricing supplement.

Day-Count Fraction:
With respect to each valuation date, the day-count fraction is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

Index Closing Levels:
The closing level of the RICI EnhancedSM Commodity Index and each Sector Index on any Index Publication Day will be the official closing level of that index for that Index Publication Day reported on the Bloomberg page specified on the cover page of this pricing supplement or any successor page on Bloomberg, or any successor service, as applicable, or if the official closing level is not reported on that page, the official closing level for that Index Publication Day as published or otherwise made publicly available by the Index Sponsor or the Index Calculation Agent, in each case as determined by the calculation agent.  In certain circumstances, the closing level of a RICI EnhancedSM Commodity or Sector Index will be based on the alternative calculation of that index as described under “Specific Terms of the ETNs—Discontinuation or Modification of the RICI EnhancedSM Commodity and Sector Indices.”

Index Publication Day:	A day on which the Relevant Commodities Exchanges that are located within the U.S. are scheduled and open for trading for at least three hours.
Repurchase of the ETNs at Your Option:
You have the right to offer your ETNS of any series for repurchase on any trading day to, and including, October 21, 2042.  The applicable valuation date for any repurchase will be the first valuation date, following the trading day on which your offer for repurchase is deemed made.  On the repurchase date, which will be three business days after the valuation date, you will receive a cash payment equal to the daily redemption value for that valuation date, subject to the provisions regarding resolution dates described below.

Redemption of the ETNs at Our Option:
We have the right to redeem, in our sole discretion, any series of ETNs in whole, but not in part, by giving notice specifying the valuation date and redemption date for such redemption.  The applicable valuation date may be any valuation date, from the inception date to and including October 22, 2042.  On the redemption date, which will be three business days after the valuation date, you will receive a cash payment equal to the daily redemption value for that valuation date, subject to the provisions regarding resolution dates described below.  The last day on which we can deliver a redemption notice is October 20, 2042.

Pursuant to the implementation of the RBS Retail Investor Products Exit Plan, the likelihood that we will redeem the ETNs prior to the maturity has increased.  See “Recent Developments” and “Risk Factors – We may redeem your ETNs at our option” below for more information.

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(key terms continued from previous page)

Acceleration Upon Zero Daily Redemption Value:	If the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on that day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter. In that event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.
Repurchase Mechanics:
To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase and confirmation of repurchase to RBS plc and follow the procedures set forth under “Specific Terms of the ETNs—Repurchase at Your Option.”  If your offer for repurchase is received by e-mail after 4:00 p.m. or if your signed confirmation of repurchase is received by fax after 5:00 p.m., New York City time, on a trading day, you will be deemed to have made your offer for repurchase on the following trading day.  If you otherwise fail to comply with these procedures, your offer will be deemed ineffective and RBS plc will not be obligated to repurchase your ETNs.  Unless the scheduled repurchase date is postponed as described herein, the final day on which RBS plc will repurchase your ETNs will be October 27, 2042.  You must offer your ETNs for repurchase no later than October 21, 2042 in order to have your ETNs repurchased on October 27, 2042.

Resolution Date:
If on any valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to such valuation date, the daily redemption value for such valuation date will be adjusted, for purposes of determining the amount payable in respect of a related repurchase or redemption or payment at maturity, so that it will reflect future closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were unobtainable on that valuation date.  We refer to the date on which all such prices are obtained, subject to a five-business-day limit, as the “resolution date” for that valuation date.  The corresponding repurchase date, redemption date or maturity date, as applicable, will be postponed to the third business day following the resolution date.

Major Commodities Exchange:
Any exchange that the calculation agent determines, from time to time in its sole discretion, is an exchange on which trading of futures contracts referencing one or more Component Commodities that comprise a substantial portion of the RICI EnhancedSM Commodity Index or any Sector Index principally occurs.  The Major Commodities Exchanges currently include each of the Relevant Commodities Exchanges that is located in the United States, as well as the London Metal Exchange Limited, ICE Futures Europe, Inc. and NYSE Liffe.

Relevant Commodities Exchange:	Any exchange on which trading of a commodity futures contract tracked by the RICI EnhancedSM Commodity Index principally occurs.
Exchange Holidays:	See “Specific Terms of the ETNs—Daily Redemption Value,” for a list of scheduled exchange holidays in 2012. An updated schedule will be posted from time to time at www.rbs.com/etnus.
Listing / Secondary Market:
The ETNs are listed on NYSE Arca, Inc. (“NYSE Arca”) under their respective ticker symbols listed on the cover page of this pricing supplement.  If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We have no obligation to maintain any listing on NYSE Arca or any other exchange.

Valuation Date:
Each trading day from, and including, the inception date to, and including, the final valuation date on which all of the Major Commodities Exchanges are scheduled to be open for trading for at least three hours.

Trading Day:	A trading day is a day on which trading is generally conducted on NYSE Arca (or any successor exchange on which the ETNs are then listed).
Business Day:
A business day is any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law, executive order or governmental decree to be closed.

Index Sponsor:	Beeland Interests, Inc. (“Beeland”)
Index Calculation Agent:	RBS plc
Calculation Agent:	RBS Securities Inc.
Trustee:	Wilmington Trust Company
Securities Administrator:	Citibank, N.A.
CUSIP/ISIN:	Please see table on cover page of this pricing supplement.
Recent Developments:
On June 13, 2013, we announced that we would be exiting several business lines, including the structured retail investor products business that is responsible for issuing and maintaining the ETNs, and that we expect to move such businesses into a runoff organization which will go through a process of restructuring, asset sales and / or business sales (the “RBS Retail Investor Products Exit Plan”). The implementation of the RBS Retail Investor Products Exit Plan increases the likelihood that the ETNs will be redeemed by us prior to the Maturity Date. As of the date of this pricing supplement, we plan to continue to maintain the ETNs, including issuing new ETNs, but our plans could change. We cannot give you any assurances as to any minimum period of time that you may hold the ETNs before we redeem them at our option, and we have no obligation to take your interests into account when deciding whether to maintain or redeem the ETNs.

“Jim Rogers,” “James Beeland Rogers, Jr.,” “Rogers,” “Rogers International Commodity Index,” “RICI,” “RICI EnhancedSM,” “RICI EnhancedSM Agriculture,” “RICI EnhancedSM Energy,” “RICI EnhancedSM Precious Metals,” “RICI EnhancedSM Industrial Metals” and the names of all other RICI EnhancedSM Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license.  The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

PS-i

ABOUT THIS PRICING SUPPLEMENT

As used in this pricing supplement, “RBS plc,” “we,” “us,” “our” and the “Bank” refer to The Royal Bank of Scotland plc, “RBSG” refers to The Royal Bank of Scotland Group plc, “Group” means The Royal Bank of Scotland Group plc together with its subsidiaries consolidated in accordance with International Financial Reporting Standards, “RBSSI” refers to RBS Securities Inc., and references to “dollars” and “$” are to United States dollars.

The ETNs are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

This pricing supplement amends, restates and supersedes the pricing supplement dated October 25, 2012 in its entirety.  We refer to this amended and restated pricing supplement as the “pricing supplement.”  This pricing supplement sets forth certain terms of the ETNs and supplements the prospectus dated September 28, 2012 relating to our securities of which the ETNs are part.  This pricing supplement is a “prospectus supplement” referred to in the prospectus.  You may access the prospectus on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated September 28, 2012:

http://www.sec.gov/Archives/edgar/data/729153/000095010312005038/dp33197_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.

This pricing supplement, together with the prospectus described above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the ETNs involve risks not associated with conventional debt securities.  You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs.

It is important for you to read and consider all information contained in this pricing supplement and the accompanying prospectus in making your investment decision.  You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” in the accompanying prospectus.

We have not authorized anyone to provide information other than that which is contained in this pricing supplement and the accompanying prospectus with respect to the ETNs.  We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.  This document may only be used where it is legal to sell these ETNs.  We are offering to sell these ETNs and seeking offers to buy these ETNs only in jurisdictions where offers and sales are permitted.

The information set forth in this pricing supplement is directed to prospective purchasers who are United States residents.  We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States of any matters arising under foreign law that may affect the purchase of or holding of, or receipt of payments on, the ETNs.  These persons should consult their own legal and financial advisers concerning these matters.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

RBSG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, RBSG files reports and other information with the SEC.  You may read and copy these documents at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You can call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.  The SEC’s website, at http://www.sec.gov, contains reports and other information in electronic form that RBSG has filed.  You may also request a copy of any filings referred to below (other than exhibits not specifically incorporated by reference) at no cost, by contacting us at The Royal Bank of Scotland plc, RBS Gogarburn, P.O. Box 1000, Edinburgh EH12 1HQ, Scotland, telephone +44 131 626 0000.

The SEC allows us to incorporate by reference much of the information RBSG files with it.  This means:

•	incorporated documents are considered part of this pricing supplement;

•	we can disclose important information to you by referring you to those incorporated documents; and

•	information that RBSG files with the SEC will automatically update and modify or supersede some of the information included or incorporated by reference into this pricing supplement

This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this pricing supplement or in any document previously incorporated by reference have been modified or superseded.  The accompanying prospectus lists documents that are incorporated by reference into this pricing supplement.  Reports on Form 6-K we may furnish to the SEC after the date of this pricing supplement (or portions thereof) are incorporated by reference in this pricing supplement only to the extent that the report expressly states that it (or such portions) is incorporated by reference into the registration statement of which this pricing supplement is a part.

SUMMARY

The following summary answers some questions that you might have regarding the ETNs in general terms only.  It does not contain all the information that may be important to you.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus.  References to the “prospectus” mean the accompanying prospectus dated September 28, 2012.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisers with respect to any investment in the ETNs.

We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs.  We may consolidate the additional ETNs to form a single class with the outstanding ETNs.  However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.  If we stop selling additional ETNs, the price and liquidity of the ETNs in the secondary market could be materially and adversely affected.  See “Risk Factors—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.”

What are the ETNs and how do they work?

The ETNs are unsecured and unsubordinated obligations of The Royal Bank of Scotland plc (“RBS plc”), and are fully and unconditionally guaranteed by The Royal Bank of Scotland Group plc (“RBSG”).  The return on the ETNs is linked to the performance of the underlying RICI EnhancedSM Commodity or Sector Index.

We will not pay you interest during the term of the ETNs.  The ETNs do not have a minimum redemption or repurchase value and are fully exposed to any decline in the underlying RICI EnhancedSM Commodity or Sector Index.  Depreciation of the underlying RICI EnhancedSM Commodity or Sector Index will reduce your payment at maturity or upon early repurchase or redemption of your ETNs, and you could lose your entire investment.

In addition, the daily redemption value, which is payable at maturity or upon early repurchase or redemption of your ETNs, will be reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the underlying RICI EnhancedSM Commodity or Sector Index must increase by an amount sufficient to offset such reduction in order for you to receive at least your initial investment at maturity or upon early repurchase or redemption.  If the level of that index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the amount of your initial investment at maturity or upon early repurchase or redemption.

For a description of how the payment at maturity and upon early repurchase or redemption, respectively, is calculated, please refer to “Specific Terms of the ETNs” in this pricing supplement.

The denomination and stated face amount of each ETN is $25.00.  Any ETNs issued in the future may be issued at a price higher or lower than the stated face amount, based on the indicative value of the ETNs at that time (which is determined in the manner described in “Valuation of the ETNs” below).  You will not have the right to receive physical certificates evidencing your ownership, except under limited circumstances.  Instead, we will issue the ETNs in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC.  You should refer to the section “Specific Terms of the ETNs—Forms of the ETNs” below and the sections “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

In addition, unlike ordinary debt securities, the ETNs are not principal protected and do not pay interest.  Any payment on the ETNs is subject to the creditworthiness (i.e., the ability to pay) of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs.

What are the RICI EnhancedSM Commodity and Sector Indices and who calculates the levels of those Indices?

The Rogers International Commodity Index® EnhancedSM (the “RICI EnhancedSM Commodity Index”) is a composite, U.S. dollar-based index that is designed to track the value of a weighted basket of 36 commodities consumed in the global economy, ranging from agricultural products to energy products and metals (each, a “Component Commodity”).  The value of this basket is calculated by reference to 36 individual RICI EnhancedSM indices, each tracking the value of one or more futures contracts on a single Component Commodity (each such index, as may be included in the RICI EnhancedSM Commodity or any Sector Index from time to time, a “Single Commodity Index”).

The weights of the Component Commodities in the RICI EnhancedSM Commodity Index are designed to reflect the expected economic global demand for, as well as the liquidity of the relevant futures contracts referencing, each Component Commodity. The level of the RICI EnhancedSM Commodity is calculated as a weighted sum of the levels of the Single Commodity Indices.

We refer to each of the RICI EnhancedSM Agriculture, the RICI EnhancedSM Energy, the RICI EnhancedSM Industrial Metals and the RICI EnhancedSM Precious Metals as a “Sector Index.”  We refer to the RICI EnhancedSM Commodity Index, each of the Sector Indices and each of the Single Commodity Indices as a “RICI EnhancedSM Index.”  Each Sector Index is designed to track the value of a weighted basket consisting of between 4 and 20 Component Commodities and is intended to serve as a measure of the prices of those Component Commodities in the world economy.  Each of the Sector Indices, like the RICI EnhancedSM Commodity Index, is calculated as a weighted sum of the levels of the Single Commodity Indices comprising that Sector Index.

See the below chart for a list of the Component Commodities, the Relevant Commodities Exchanges they are traded on, and their Target Weights in the RICI EnhancedSM Commodity and Sector Indices.

RICI EnhancedSM Indices
	Sector Index (Target Weight in the RICI EnhancedSM Commodity Index)	Component Commodity (each of which is tracked by a Single Commodity Index)	Asset Class±	Relevant Commodities Exchange*	Currency	Target Weight** In the RICI EnhancedSM Commodity Index	Target Weight** In Sector Index
RICI Enhanced Commodity Index	RICI EnhancedSM Agriculture (38.00%)	Corn	GE	CBOT	USD	7.00%	18.42%
		Wheat	GE	CBOT	USD	3.00%	7.89%
		Kansas City Wheat	GE	KCBT	USD	2.00%	5.26%
		Minneapolis Wheat	GE	MGEX	USD	0.50%	1.32%
		Cotton	GE	ICE US	USD	2.00%	5.26%
		Soybeans	GE	CBOT	USD	3.00%	7.89%
		Soybean Oil	GE	CBOT	USD	2.00%	5.26%
		Soybean Meal	GE	CBOT	USD	1.25%	3.29%
		Coffee	GE	ICE US	USD	3.00%	7.89%
		Cocoa	GE	ICE US	USD	1.50%	3.95%
		Sugar	GE	ICE US	USD	3.25%	8.55%
		Live Cattle	LCR	CME	USD	2.50%	6.58%
		Coffee Robusta	LCR	NYSE Liffe	USD	1.00%	2.63%
		Lean Hogs	LCR	CME	USD	2.00%	5.26%
		Rubber	RPO	TOCOM	JPY	1.00%	2.63%
		Palm Oil	RPO	BMD	MYR	1.00%	2.63%
		Orange Juice	FS	ICE US	USD	0.50%	1.32%
		Rice	FS	CBOT	USD	0.50%	1.32%
		Oats	FS	CBOT	USD	0.50%	1.32%
		Lumber	FS	CME	USD	0.50%	1.32%
	RICI EnhancedSM Energy (41.00%)	Crude Oil	GE	NYMEX	USD	13.00%	31.71%
		Brent	GE	ICE EU	USD	10.00%	24.39%
		Natural Gas	GE	NYMEX	USD	7.00%	17.07%
		RBOB Gasoline	GE	NYMEX	USD	4.00%	9.76%
		Heating Oil	GE	NYMEX	USD	4.00%	9.76%
		Gas Oil	GE	ICE EU	USD	3.00%	7.32%
	RICI EnhancedSM Industrial Metals (13.00%)	Aluminum	BM	LME	USD	4.00%	30.77%
		Copper	BM	LME	USD	4.00%	30.77%
		Zinc	BM	LME	USD	2.00%	15.38%
		Lead	BM	LME	USD	1.50%	11.54%
		Tin	BM	LME	USD	0.50%	3.84%
		Nickel	BM	LME	USD	1.00%	7.69%
	RICI EnhancedSM Precious Metals (8.00%)	Gold	PM	COMEX	USD	4.00%	50.00%
		Silver	PM	COMEX	USD	2.00%	25.00%
		Platinum	PM	NYMEX	USD	1.00%	12.50%
		Palladium	PM	NYMEX	USD	1.00%	12.50%

±	GE=Grains & Energy; LCR=Livestock & Coffee Robusta; RPO=Rubber & Palm Oil; FS=Foodstuff; BM=Base Metals; PM=Precious Metals.

*	“BMD”means Bursa Malaysia Derivatives Berhad, or its successor.
“CBOT” means the Board of Trade of the City of Chicago Inc., or its successor.
“CME” means the Chicago Mercantile Exchange, Inc., or its successor.
“COMEX” means the Commodity Exchange Inc., New York, or its successor.
“ICE EU” means ICE Futures Europe, or its successor.
“ICE US” means ICE Futures U.S., Inc., or its successor.
“KCBT” means the Board of Trade of Kansas City, Missouri, Inc., or its successor.
“LME” means The London Metal Exchange Limited, or its successor.
“MGEX” means the Minneapolis Grain Exchange, or its successor.
“NYMEX” means the New York Mercantile Exchange, or its successor.
“NYSE Liffe” means the European derivatives market of NYSE Euronext, or its successor.
“TOCOM” means the Tokyo Commodity Exchange, or its successor.

**
Actual weights are reset to Target Weights every April 5 and October 5.  Single Commodity Indices in the Sector Indices are assigned Target Weights proportional to their Target Weights in the RICI EnhancedSM Commodity Index.

The RICI EnhancedSM Indices were created by The Royal Bank of Scotland N.V., London Branch (“RBS N.V.”) and Jim Rogers in October 2007 as an enhancement to the Rogers International Commodity Index® (“RICI”) and its sub-indices that had been in operation since the late 1990s.  An external agent has been engaged to maintain the compositions of the RICI EnhancedSM Indices.  As explained below under “Rolling Methodology of the RICI EnhancedSM Indices,” the RICI EnhancedSM Indices employ a proprietary methodology designed to reduce the amount of notional roll premium reflected in the index levels.  The methodology for the selection and rolling of the futures contracts underlying each Single Commodity Index is based on a formula that was designed taking into account liquidity, seasonality, cyclicality and term structures of futures contracts for that Component Commodity.  As a result, the RICI EnhancedSM Indices provide exposure to futures contracts with varying maturities, as opposed to the RICI and other traditional commodity indices, which provide exposure to futures contracts with the shortest time remaining to expiration.

All of the RICI EnhancedSM Indices are overseen by a committee (the “Index Committee”), which at present consists of two members: Jim Rogers, as the nominated representative of Beeland, and the nominated representative of RBS plc.  Jim Rogers and Beeland are not affiliated with RBS plc or with RBSG.  The RICI EnhancedSM Commodity and Sector Indices are sponsored by Beeland as Index Sponsor.

The levels of the RICI EnhancedSM Indices are calculated by RBS plc (the “Index Calculation Agent”).  The excess return version of the RICI EnhancedSM Commodity Index and each Sector Index has been calculated on a daily basis since October 31, 2007, and the total return version has been calculated on a daily basis since October 2008, in each case using a base date of July 31, 1998 and a base level of 1,000 on that base date.

We and certain of our affiliates have contracted with NYSE Group, Inc. to provide for the calculation of the RICI EnhancedSM Commodity and Sector Indices during U.S. trading hours based upon the index compositions provided to them by us or our agent.  NYSE Arca, Inc., an affiliate of NYSE Group, Inc., will be performing the calculation services.

Where can I find the levels of the RICI EnhancedSM Commodity and Sector Indices?

The levels of the RICI EnhancedSM Commodity and Sector Indices are reported on Bloomberg under their respective ticker symbols listed on the cover page of this pricing supplement.

For more information, please refer to “The RICI EnhancedSM Indices” in this pricing supplement.

Will I receive interest on my ETNs?

No.  We will not make any periodic payments of interest or any other payments on the ETNs during the term of the ETNs.  Unless you elect to have your ETNs repurchased by us or we elect to redeem your ETNs, you will not receive any payments on the ETNs prior to maturity of the ETNs.

What will I receive at maturity of the ETNs and how is that amount calculated?

Unless your ETNs have been previously repurchased or redeemed by us, the ETNs will mature on October 29, 2042, subject to postponement if such day is not a business day and subject to the provisions regarding resolution dates described below.  However, if the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on that day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In that event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.  Further details on the conditions and the procedures applicable to any such repurchase or redemption are set forth in this pricing supplement.

If your ETNs have not been previously repurchased or redeemed by us, at maturity you will receive a cash payment in an amount equal to the daily redemption value of your ETNs with respect to the final valuation date stated on the cover of this pricing supplement, subject to the provisions regarding resolution dates described below.  RBSSI, acting as calculation agent, will determine such daily redemption value in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

If, on the final valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to the final valuation date, the daily redemption value for the final valuation date will be adjusted, for purposes of determining the amount payable on the maturity date, so that it will reflect future closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were unobtainable on the final valuation date, as described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.  We refer to the date on which all such prices are obtained as the “resolution date” for that valuation date.  In such case, the final payment date will be postponed to the third business day following the resolution date.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be postponed to the next following business day.  In the event that payment at maturity is deferred because a resolution date applies or the maturity date is not a business day, no interest or other amount will accrue or be payable with respect to that deferred payment.  For more information on the postponement of the calculation of the payment you will be entitled to receive at maturity, see “Specific Terms of the ETNs – Daily Redemption Value”.

Any payment you will be entitled to receive on the ETNs is subject to the ability of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Will I get all of my investment back at maturity?

The ETNs are not principal protected.  If your ETNs have not been previously repurchased or redeemed by us, at maturity you will receive a cash payment equal to the daily redemption value of your ETNs, determined as described in this pricing supplement.  Such daily redemption value may be more or less than the stated face amount of your ETNs or the price that you paid for them.  You may not get the face amount at maturity, and you may lose some or all of your investment.

Any payment you will be entitled to receive on the ETNs at maturity is subject to the ability of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

When can my ETNs be repurchased and how is the amount payable upon repurchase calculated?

Subject to certain restrictions, on any trading day from, and including, the initial issuance of the ETNs on the initial settlement date to, and including, October 21, 2042, you may offer your ETNs of any series to us for repurchase.  If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount in accordance with the procedures described under “—How do I offer my ETNs for repurchase by RBS plc?” below.  The minimum repurchase amount will be equal to 20,000 ETNs of a single series for any single repurchase;

provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs from the time the reduction becomes effective.  Subject to any reduction in the minimum repurchase amount, if you offer at least 20,000 ETNs of a single series to us for repurchase and fulfill the repurchase procedures described under “—How do I offer my ETNs for repurchase by RBS plc?” below, we will be obligated to repurchase your ETNs on the applicable repurchase date.

If your ETNs are repurchased, on the repurchase date, you will receive a cash payment in an amount per ETN equal to the daily redemption value of the ETNs with respect to the applicable valuation date, subject to the provisions regarding resolution dates described below.  The calculation agent will determine the daily redemption value in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

The repurchase date applicable to any request for repurchase will be the third business day immediately following the valuation date, or resolution date, as applicable, for such repurchase.  The applicable valuation date for any repurchase will be the first trading day following the trading day on which you make, or are deemed to have made, your offer and confirmation to us to repurchase your ETNs and on which the Major Commodities Exchanges are scheduled to be open for trading for at least three hours.

If, on the applicable valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to such valuation date, the daily redemption value for such valuation date will be adjusted, for purposes of determining the amount payable in respect of the related repurchase, so that it will reflect future closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were unobtainable on that valuation date, as described under “Specific Terms of the ETNs— Daily Redemption Value” in this pricing supplement.  We refer to the date on which all such prices are obtained as the “resolution date” for that valuation date.  The corresponding repurchase date will be postponed to the third business day following the resolution date.

Unless the scheduled repurchase date is postponed, the final day on which we will repurchase your ETNs will be October 27, 2042.  As such, you must offer your ETNs for repurchase no later than October 21, 2042 in order to have your ETNs repurchased on October 27, 2042. The applicable valuation date for any such repurchase would be October 22, 2042.

In the event that payment upon repurchase by RBS plc is deferred as described above, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment upon repurchase of the ETNs is subject to the ability of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

How do I offer my ETNs for repurchase by RBS plc?

If you wish to offer your ETNs to us for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver an irrevocable offer for repurchase, a form of which is attached as Annex A to this pricing supplement, to us by e-mail at ETNUSCorpActions@rbs.com.  If your offer for repurchase is received by us after 4:00 p.m., New York City time, on a trading day, you will be deemed to have delivered your offer for repurchase on the following trading day.

•
In addition to the offer for repurchase, your broker must deliver a completed and signed irrevocable confirmation of repurchase, a form of which is attached as Annex B, to us by facsimile by 5:00 p.m., New York City time, on the same day.  If your irrevocable confirmation of repurchase is received after 5:00 p.m., New York City time, you will be deemed to have delivered your confirmation of repurchase on the following trading day.  One portion of the confirmation of repurchase must be completed by you as beneficial owner of the ETNs, and the other portion must be completed by your broker.  You must offer at least 20,000 ETNs of a single series for any single repurchase by us on any repurchase date; provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  We must acknowledge receipt from your broker in order for your offer to be effective.

•
Your broker must book a delivery versus payment trade with respect to your ETNs on the applicable valuation date or, if applicable, the resolution date, at a price equal to the applicable daily redemption value, facing us.

•	Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines.  Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

When can my ETNs be redeemed and how is the amount payable upon redemption calculated?

We have the right to redeem, in our sole discretion, any series of ETNs in whole, but not in part, by delivering an irrevocable notice to DTC (the holder of the global note) specifying the valuation date and redemption date for such redemption. We may specify any valuation date from the inception date to and including, October 22, 2042.  The redemption date we specify must be three scheduled business days after the specified valuation date and must be not less than five business days or more than ten business days after the date of delivery of the notice. On the redemption date, you will receive a cash payment equal to the daily redemption value for that valuation date, subject to the provisions regarding resolution dates described below.  The calculation agent will determine the daily redemption value in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

If, on the applicable valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to such valuation date, the daily redemption value for such valuation date will be adjusted, for purposes of determining the amount payable in respect of the related redemption, so that it will reflect future closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were unobtainable on that valuation date, as described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.  We refer to the date on which all such prices are obtained, subject to a five-business-day limit, as the “resolution date” for that valuation date.  The corresponding redemption date will be postponed to the third business day following the resolution date.

The final day on which we can redeem your ETNs will be October 27, 2042.  As such, the last day on which we can deliver a redemption notice is October 20, 2042, and the applicable valuation date for any such redemption would be October 22, 2042.

In the event that payment upon redemption by RBS plc is deferred as described above, no interest or other amount will accrue or be payable with respect to that deferred payment.

How is the daily redemption value for my ETNs calculated?

RBS Securities Inc.(“RBSSI”), as the calculation agent for the ETNs, will calculate the amount payable at maturity or upon early repurchase or redemption by us of your ETNs, which will be equal to the daily redemption value of your ETNs with respect to the applicable valuation date.

The daily redemption value as of October 25, 2012, the inception date of the ETNs, was equal to the stated face amount of $25.00 per ETN.  With respect to any valuation date thereafter, the daily redemption value per ETN will be equal to:

•	the daily redemption value with respect to the immediately preceding valuation date, multiplied by

•	the index factor (as defined below) with respect to such valuation date, multiplied by

•	the fee factor (as defined below) with respect to such valuation date.

The “index factor” for any ETNs with respect to any valuation date, including the final valuation date, will be equal to the underlying RICI EnhancedSM Commodity or Sector Index closing level for that valuation date, divided by the closing level of that index for the immediately preceding valuation date.

The RICI EnhancedSM Commodity and Sector Indices closing levels on any trading day will be, for the RICI EnhancedSM Commodity Index and each Sector Index, the respective official closing level with respect to such trading day reported on the respective Bloomberg page or any successor page on Bloomberg, or any successor service, as applicable, or if the official closing level is not reported on such page, the official closing level with respect to such trading day as published or otherwise made publicly available by the Index Sponsor or the Index Calculation Agent, in each case as determined by the calculation agent. In certain circumstances, the underlying RICI EnhancedSM Commodity or Sector Index closing level will be based on the alternative calculation of the index as described under “—Discontinuation or Modification of the RICI EnhancedSM Commodity and Sector Indices” below.

The “fee factor” for any ETNs on any valuation date, including the final valuation date, will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction.

The “annual investor fee” for any ETNs will be equal to 0.95% per annum.

On each valuation date, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

See “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement for further information on calculation of the daily redemption value, including an explanation of how the daily redemption value may be adjusted, and how any corresponding repurchase date, redemption date or maturity date may be postponed if, on the valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to that valuation date.

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs is reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the underlying RICI EnhancedSM Commodity or Sector Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the initial amount of your investment at maturity or upon early repurchase or redemption.  If the level of that index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the initial amount of your investment at maturity or upon early repurchase or redemption.

Can my ETNs be accelerated?

If the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on that day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In that event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

What are the differences among the trading price or market price, the indicative value and the daily redemption value of the ETNs?

Term	Respective Ticker Symbols (NYSE Arca)	What does it mean?	Frequency of dissemination	How determined?
Trading price or market price	RGRC RGRA RGRE RGRP RGRI	The price at which buyers and sellers execute transactions in the ETNs in the secondary market.	The “best bid” and the “best offer” are disseminated continuously during regular exchange hours on NYSE Arca.
Trades are generally effected on NYSE Arca at a price between the current “best bid” and “best offer.”

The “best bid” is the highest price at which an investor is willing to buy ETNs at any given point.  (Our obligation to repurchase ETNs at the daily redemption value is intended to induce arbitrageurs to counteract any trading of the ETNs at a price lower than their indicative value, but there can be no assurance that arbitrageurs will do so.)

The “best offer” is the lowest price at which an investor is willing to sell ETNs at any given point.  (To the extent we stand ready to issue and sell additional ETNs at their indicative value or daily redemption value, we expect arbitrageurs will be induced to counteract any trading of the ETNs at a price higher than their indicative value, but there can be no assurance that arbitrageurs will do so.  If we were to suspend the issuance of additional ETNs, the ETNs might trade at a premium to their indicative value.)

Intraday “indicative value”	RGRC.IV RGRA.IV RGRE.IV RGRP.IV RGRI.IV
Meant to approximate the intrinsic economic value of the ETNs at any given time.  The indicative value will generally not be the same as the daily redemption value, because the indicative value fluctuates with the level of the index and is not calculated at the same time as the daily redemption value (except at the close on the applicable valuation date).
During regular exchange hours on NYSE Arca (and disseminated every 15 seconds)
The “indicative value” of the ETNs at any given time equals:
•      the daily redemption value for the immediately preceding valuation date, multiplied by
•      the index factor at such time, multiplied by
•      the fee factor for the day on which it is calculated.

Daily redemption value	RGRC.NV RGRA.NV RGRE.NV RGRP.NV RGRI.NV	The price we will pay holders at maturity upon early repurchase or upon redemption of the ETNs.	Daily on www.rbs.com/etnus
The daily redemption value is determined using the same formula as the indicative value, but it is calculated as of the close on the applicable valuation date.  The applicable valuation date occurs at least one day after you confirm your offer to us to repurchase or we deliver a notice to redeem.

See “—What will I receive if I sell my ETNs in the secondary market?” below and “Risk Factors—The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the ETNs in the secondary market.”

Can I sell my ETNs in the secondary market?

The ETNs are listed on NYSE Arca, Inc. (“NYSE Arca”) under their respective ticker symbols listed on the cover page of this pricing supplement.  If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  However, there is no guarantee that an active secondary market in the ETNs will develop.  On the initial settlement date, we issued $4,000,000 in face amount of each series of ETNs (equivalent to 160,000 ETNs of each series) to be sold through RBSSI.  In addition, we are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.  We have the ability to delist the ETNs.  Accordingly, there may be little or no secondary market for the ETNs.

What will I receive if I sell my ETNs in the secondary market?

If you sell ETNs in the secondary market, if any, you will receive the market price of the ETNs, which may be more or less than the stated face amount, the indicative value or the daily redemption value of your ETNs, and which may be more or less than what you paid for them.

If we limit or suspend the issuance of additional ETNs, the ETNs may trade at a premium over their intraday indicative value due to the resulting decrease or halt in the supply causing an imbalance of supply and demand in the market for the ETNs.  See “Risk Factors—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.”  We may redeem all the ETNs at our option even if the ETNs are trading in the secondary market at a premium over their indicative value or daily redemption value.  See “Risk Factors—We may redeem your ETNs at our option.”

Paying a premium price over the indicative value of the ETNs could lead to significant losses in the event you sell such ETNs at a time when that premium is no longer present in the marketplace, or in the event the ETNs are redeemed at our option (in which case you will receive a cash payment in an amount equal to the daily redemption value, which does not include any premium, with respect to the applicable valuation date).  Any premium may be reduced or eliminated at any time.

Who will determine the daily redemption value and the payment at maturity or upon early repurchase or redemption of my ETNs?

We have appointed our affiliate, RBSSI, to act as calculation agent for the ETNs.  As calculation agent, RBSSI will determine the daily redemption value and the payment at maturity or upon early repurchase or redemption of your ETNs.  Under some circumstances, RBSSI’s duties as calculation agent could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.  For example, the calculation agent may be required, due to events beyond our control, to adjust any of these calculations, which we describe under “Specific Terms of the ETNs—Discontinuation or Modification of the RICI EnhancedSM Commodity and Sector Indices.”

What is the relationship among RBS plc, RBSG and RBSSI?

RBSSI is an affiliate of RBS plc and RBSG.  RBSSI will act as calculation agent for the ETNs, and is acting as agent for this offering.  On the initial settlement date, we issued $4,000,000 in face amount of each series of ETNs (equivalent to 160,000 ETNs of each series) to be sold through RBSSI.  RBSSI will conduct any offering of ETNs in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  See “Risk Factors—Risks Relating to the ETNs—Hedging and trading activities by us or our affiliates could affect prices of ETNs,” “Risk Factors—Risks Relating to the ETNs—Potential conflicts of interest between holders of the ETNs and the calculation agent and the Index Calculation Agent” and “Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

What is the role of RBS plc?

RBS plc is the issuer of the ETNs. All of the RICI EnhancedSM Indices are overseen by a committee (the “Index Committee”), which at present consists of two members: Jim Rogers, as the nominated representative of Beeland, and the nominated representative of RBS plc.  Jim Rogers and Beeland are not affiliated with RBS plc, RBSG or RBSSI.  RBS plc also serves as the Index Calculation Agent.  Our role on the Index Committee and as Index Calculation Agent could result in a conflict of interest between our role as the issuer of the ETNs and you.  See “Risk Factors—Risks Relating to the ETNs—Hedging and trading activities by us or our affiliates could affect prices of ETNs,” “Risk Factors—Risks Relating to the ETNs—Potential conflicts of interest between holders of the ETNs and the calculation agent and the Index Calculation Agent” and “Risk Factors—Risks Relating to the ETNs—Potential conflicts of interest between holders of the ETNs and the Index Committee, including RBS plc, may exist.”  For more information, see “The RICI EnhancedSM Indices” in this pricing supplement.

What are some of the risks of investing in the ETNs?

Investing in the ETNs involves a number of risks.  We have described some of the risks relating to the ETNs under the heading “Risk Factors” in this pricing supplement, which you should read before making an investment in the ETNs.

Some selected risk considerations include:

•
Credit risk of the issuer.  Because you are purchasing a security issued by us, you are assuming the risk that we may be unable to pay our obligations to you as they become due and payable.  In addition, because the ETNs are fully and unconditionally guaranteed by RBSG, you are also assuming the risk that RBSG will be unable to pay amounts due to you under the ETNs in the event we fail to make any payment required by the terms of the ETNs.

•
Market risk.  The return on the ETNs will depend on the performance of the underlying RICI EnhancedSM Commodity or Sector Index (which in turn will depend on the performance of the relevant underlying Single Commodity Indices and commodity futures contracts) and other market conditions.  There is no guarantee of any return to an investor in the ETNs.  In particular, an investment in the ETNs carries the risks associated with an investment in commodities, the prices of which are volatile and are affected by numerous factors as discussed under “Risk Factors—Risks Relating to the RICI EnhancedSM Commodity and Sector Indices—The prices of commodities are volatile and are affected by numerous factors, certain of which are specific to the market for each commodity” in this pricing supplement.

•
The RICI EnhancedSM Indices Strategy-Specific Risk.  A futures contract for a commodity typically specifies an expiration date, which is the date on which the contract will cease to trade, and a delivery date, which is the date on which the underlying physical commodity referenced by the futures contract is delivered.  A “front-month futures contract” for a commodity means the futures contract for that commodity that has the nearest expiration date.  Various commodity indices, including the S&P GSCI®, provide exposure to commodities by tracking the front-month futures contracts for those commodities.  Under the

RICI EnhancedSM index methodology, the selection and rolling of the futures contracts for each underlying Single Commodity Index is based on a formula that was designed taking into account liquidity, seasonality, cyclicality and term structures of futures contracts for that commodity. As a result, the RICI EnhancedSM Indices provide exposure to futures contracts with varying maturities, as opposed to the S&P GSCI® and other traditional commodity indices, which provide exposure to front-month contracts.  The performance of the RICI EnhancedSM Indices will differ from those commodity indices that track only front-month futures contracts.  Please see “Risk Factors—Risks Relating to the RICI EnhancedSM Commodity and Sector Indices—Unlike commodity indices that only track prices of front-month futures contracts, the RICI EnhancedSM Indices track the prices of front-month futures contracts and also futures contracts with more distant expiration dates, which may affect the levels of the RICI EnhancedSM Indices, and, consequently the value of the ETNs in various ways.”

•
The ETNs and the RICI EnhancedSM Indices do not provide exposure to spot prices of commodities. The ETNs will reflect the return on the underlying RICI EnhancedSM Commodity or Sector Index, which tracks futures contracts that are traded on the Relevant Commodities Exchanges, not physical commodities or their spot prices.  The price movements in futures contracts on commodities may not correlate with changes in the spot prices of the commodities.  A commodity futures contract is an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period.  A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future.  In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The RICI EnhancedSM Indices track the settlement prices of futures contracts and not the spot prices of the relevant commodities.  Consequently, an investment in the ETNs is not the same as an investment in the spot prices of the relevant commodities or buying and holding the relevant commodities.  While price movements in the futures contracts of commodities may correlate with changes in the spot prices of the commodities, the correlation will not be perfect and price movements in the spot markets may not be reflected in the futures market and vice versa.  Accordingly, increases in the spot prices of commodities may not result in increases in the prices of the futures contracts of the commodities.  The prices of the futures contracts tracked by the RICI EnhancedSM Indices may decrease while the spot prices for the relevant commodities increase.

•
The RICI EnhancedSM Commodity and Sector Indices include futures contracts on foreign exchanges and are subject to risks that do not always apply to U.S. Markets. The RICI EnhancedSM Commodity and Sector Indices include futures contracts on physical commodities on exchanges located outside the United States.  The Index Committee has not established any limits on the volume of commodities included in the RICI EnhancedSM Commodity and Sector Indices that can be traded on non-U.S. exchanges.  The percentage, by Target Weight, of the Component Commodities underlying the RICI EnhancedSM Commodity Index that are traded in foreign exchanges is approximately 28%; the percentages for the RICI EnhancedSM Agriculture, Energy, Industrial Metals and Precious Metals Sector Indices are approximately 5%, 32%, 100% and 0%, respectively.  The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges.

•
A trading market for the ETNs may not develop.  Although the ETNs are listed on NYSE Arca, Inc. (“NYSE Arca”) under their respective ticker symbols listed on the cover page of this pricing supplement, there is no guarantee of secondary market liquidity.  On the initial settlement date, we issued $4,000,000 in face amount of each series of ETNs (equivalent to 160,000 ETNs of each series) to be sold through RBSSI.  Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs.  In addition, no assurances can be given as to the continuation of the listing during the term of the ETNs.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

•
Uncertain payment of your investment.  The ETNs are not principal protected, which means there is no guaranteed return of your investment.  You may receive less than the face amount of your ETNs at maturity or upon early repurchase or redemption.  If the level of the underlying RICI EnhancedSM Commodity or Sector Index decreases, or does not increase by an amount sufficient to offset the investor fee, you will receive less, and possibly significantly less, than your original investment in the ETNs.  Any payment on the ETNs is subject to the creditworthiness of RBS plc, as issuer, and RBSG, as guarantor.

•	No interest payments. You will not receive any periodic interest payments on the ETNs.

•
Restrictions on your ability to offer ETNs for repurchase by us.  Unless the minimum repurchase amount has been reduced by RBS plc, you must offer at least 20,000 ETNs of a single series to us for any single repurchase and satisfy the other requirements described herein for your offer for repurchase to be considered.

•
Your offer for repurchase is irrevocable.  You will not be able to rescind your offer for repurchase after it is received by RBS plc, so you will be exposed to market risk in the event market conditions change after RBS plc receives your offer.

•
Issuer call risk.  Your ETNs may be redeemed at our option, in whole but not in part, on any trading day during the period from, and including, the initial settlement date to, and including, October 27, 2042.  If we elect to redeem your ETNs, you will receive a cash payment in an amount equal to the daily redemption value with respect to the applicable valuation date, subject to the provisions regarding resolution dates described under “Specific Terms of the ETNs—Daily Redemption Value,” and you may not be able to reinvest your proceeds in a comparable investment.  In addition, the implementation of the RBS Retail Investor Products Exit Plan increases the likelihood of our calling the ETNs prior to maturity.

Who invests in the ETNs?

The ETNs are complex financial instruments and are not suitable for all investors.  You may consider an investment in the ETNs if:

•
you are seeking exposure to commodity futures contracts, as represented by the underlying RICI EnhancedSM Commodity or Sector Index, and you believe that the level of that index will increase by an amount sufficient to offset the aggregate investor fee applicable to the ETNs and provide you with a satisfactory return on your investment during the term of your holding of the ETNs;

•	you have sufficient knowledge and experience to evaluate how the ETNs may perform under different conditions and the merits and risks of an investment in the ETNs;

•	you have sufficient financial resources and liquidity to bear all of the risks of an investment in the ETNs, including the risk of loss of such investment;

•
you understand that the prices of commodity futures contracts tracked by the applicable Rogers Enhanced or Sector Index may not correlate with spot or front-month futures prices of the relevant commodities and you appreciate that an investment in the ETNs is not the same as an investment in commodity spot or front-month futures prices or buying or holding commodities;

•	you understand the terms of the investment in the ETNs and are familiar with the behavior of the underlying RICI EnhancedSM Commodity or Sector Index and financial markets generally;

•
you are willing to risk losing some or all of your initial investment in exchange for the opportunity to benefit from the appreciation, if any, in the level of the underlying RICI EnhancedSM Commodity or Sector Index over the term of your holding of the ETNs;

•	you do not seek a current income stream from this investment;

•
you are willing to be exposed to fluctuations in the prices of commodity futures contracts, in general, and the prices of the underlying commodity futures contracts reflected in the levels of the underlying RICI EnhancedSM Commodity or Sector Index, in particular; and

•	you are willing to make an investment, the payments on which depend on the creditworthiness of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor.

The ETNs may not be a suitable investment for you if:

•
you seek exposure to an investment that tracks the spot or front-month futures prices of the relevant commodities rather than an investment that tracks the prices of the commodity futures contracts underlying the RICI EnhancedSM Indices;

•	you do not have sufficient knowledge and experience to evaluate how the ETNs may perform under different conditions and the merits and risks of investment in the ETNs;

•	you do not have sufficient financial resources and liquidity to bear all of the risks of an investment in the ETNs, including the risk of loss of such investment;

•	you do not understand the terms of the investment in the ETNs or are not familiar with the behavior of the underlying RICI EnhancedSM Commodity or Sector Index and financial markets generally;

•
you believe the level of the underlying RICI EnhancedSM Commodity or Sector Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee applicable to your ETNs during the term of your holding of the ETNs;

•	you seek a guaranteed return of your invested principal;

•	you seek current income from your investment;

•
you are not willing to be exposed to fluctuations in the prices of commodity futures contracts, in general, and the prices of the underlying commodity futures contracts reflected in the levels of the underlying RICI EnhancedSM Commodity or Sector Index, in particular;

•	you prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities; or

•	you are unwilling or unable to assume the credit risk associated with RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor.

You should carefully consider whether the ETNs are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisers with respect to any investment in the ETNs.

Does an investment in the ETNs entitle you to any ownership interests in the commodity futures contracts tracked by the underlying RICI EnhancedSM Commodity or Sector Indices?

No.  Owning the ETNs is not the same as owning any commodity futures contracts. The return on your ETNs will not reflect the return you would realize if you actually purchased the commodity futures contracts tracked by the underlying RICI EnhancedSM Commodity or Sector Index, commodities upon which those commodity futures contracts are based or other exchange-traded or over-the-counter instruments referencing those futures contracts or commodities. You will not have any rights that holders of such assets or instruments have, merely as a result of your ownership of the ETNs.

What are the tax consequences of an investment in the ETNs?

You should review carefully the section in this pricing supplement entitled “U.S. Federal Income Tax Consequences.”

For a discussion of United Kingdom tax considerations relating to the ETNs, you should review the section in this pricing supplement entitled “Certain United Kingdom Taxation Considerations.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the ETNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How have the RICI EnhancedSM Commodity and Sector Indices performed historically?

The graphs below show the daily closing levels, and the tables below show the year-end closing levels (except for the present year, for which closing levels as of June 24, 2013 are provided), of the RICI EnhancedSM Commodity Index and the Sector Indices from October 31, 2007 through to June 24, 2013, and comparisons to the performance during the same period of the following indices and the agriculture, energy, industrial metals and precious metals sub-indices thereof:

•
The Rogers International Commodity Index®-Total ReturnSM (the “RICI Commodity Index”) (Bloomberg ticker: RICIGLTR).  The RICI Commodity Index is a composite, USD-based index, designed by Jim Rogers in the late 1990s.  It represents the value of a basket of commodities consumed in the global economy ranging from agricultural to energy and metals products.

•
The S&P GSCI® Total Return (the “S&P GSCI”) (Bloomberg ticker: SPGSCITR).  The S&P GSCI™ is an index on a world production-weighted basket of principal nonfinancial commodities (i.e., physical commodities) that is designed to be a measure of the performance over time of the markets for these commodities. The only commodities represented in the S&P GSCI are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.

•
The DBIQ Optimum Yield Diversified Commodity Index Total Return (the “DBIQ Optimum Yield Commodity Index”) (Bloomberg ticker: DBLCDBCT).  The DBIQ Optimum Yield Commodity Index is intended to reflect the change in market value of certain commodities.  Its rule-based methodology aims to maximize the potential roll yield in backwardated markets and minimize the loss from rolling in contango markets.

•
Dow Jones-UBS Commodity IndexSM Total Return (the “DJ-UBS Commodity Index”) (Bloomberg ticker: DJUBSTR).  The DJ-UBS Commodity Index was established in July 1998 to provide a liquid and diversified benchmark for commodities.  It is composed of exchange-traded futures contracts on physical commodities and is designed to be a highly liquid and diversified benchmark for commodities as an asset class. Its component weightings are determined primarily based on liquidity data.

Because the total return versions of the RICI EnhancedSM Indices have only been calculated  on a daily basis since October 2008, the closing levels in the graphs and tables below reflect actual Index closing levels from October 2008 to June 24, 2013, and retrospectively calculated levels from October 31, 2007 to October 2008.  The retrospectively calculated levels are based on the actual performance of the excess return version of each Index and the interest that could have been earned on cash collateral invested in 3-month U.S. Treasury bills during the same period. The historical closing levels and performance of the RICI EnhancedSM Commodity and Sector Indices should not be taken as an indication of future performance.

The performance of the RICI EnhancedSM Indices illustrated in the graphs and table below do not reflect the investor fee that will be deducted in calculating the daily redemption value of the ETNs.

For comparison purposes, the historical closing levels of each index represented in each graph below are based to a value of 100 on October 31, 2007.

Comparison of the RICI EnhancedSM Commodity Index, the Rogers International Commodity Index®-Total ReturnSM (the “RICI Commodity Index”) (Bloomberg ticker: RICIGLTR), the S&P GSCI® Total Return (the “S&P GSCI”) (Bloomberg ticker: SPGSCITR), the DBIQ Optimum Yield Diversified Commodity Index Total Return (the “DBIQ Optimum Yield Commodity Index”) (Bloomberg ticker: DBLCDBCT), and the Dow Jones-UBS Commodity IndexSM Total Return (the “DJ-UBS Commodity Index”) (Bloomberg ticker: DJUBSTR).

Date	RICI EnhancedSM Commodity Index	RICI Commodity Index	S&P GSCI	DBIQ Optimum Yield Commodity Index	DJ-UBS Commodity Index
12/31/2007	5,277.14	4,422.02	7,466.30	1,419.14	364.99
12/31/2008	3,704.13	2,593.66	3,995.40	980.10	234.87
12/31/2009	4,476.15	3,274.00	4,534.20	1,140.32	279.28
12/31/2010	5,308.89	3,896.44	4,943.40	1,276.38	326.29
12/30/2011	5,129.11	3,626.61	4,885.30	1,245.85	282.83
12/31/2012	5,221.78	3,700.11	4,889.00	1,297.71	279.84
6/24/2013	4,832.34	3,445.60	4,616.80	1,194.22	254.46

Source: Bloomberg

Comparison of the RICI EnhancedSM Agriculture, the Rogers International Agriculture Index®-Total ReturnSM (the “RICI Agriculture”) (Bloomberg ticker: RICIAGTR), the S&P GSCI® Agriculture Total Return (the “S&P GSCI Agriculture”) (Bloomberg ticker: SPGSAGTR), the DBIQ Optimum Yield Agriculture Index Total Return (the “DBIQ Optimum Yield Agriculture Index”) (Bloomberg ticker: DBLCDBAT), and the Dow Jones-UBS Agriculture SubindexSM Total Return (the “DJ-UBS Agriculture Subindex”) (Bloomberg ticker: DJUBSAG).

Date	RICI EnhancedSM Agriculture	RICI Agriculture	S&P GSCI Agriculture	DBIQ Optimum Yield Agriculture Index	DJ-UBS Agriculture Subindex
12/31/2007	1,561.28	1,344.05	833.70	256.65	81.00
12/31/2008	1,212.82	934.68	592.94	208.52	57.87
12/31/2009	1,307.69	994.23	615.52	213.26	65.70
12/31/2010	1,775.97	1,355.25	825.99	261.20	90.87
12/30/2011	1,693.55	1,145.33	694.87	233.41	77.78
12/31/2012	1,691.93	1,166.11	739.75	228.61	80.81
6/24/2013	1,558.44	1,096.02	695.46	207.44	76.71

Source: Bloomberg

Comparison of the RICI EnhancedSM Energy, the Rogers International Commodity Index®-Energy Total ReturnSM (the “RICI Energy”) (Bloomberg ticker: RICIENTR), the S&P GSCI® Energy Total Return (the “S&P GSCI Energy”) (Bloomberg ticker: SPGSENTR), the DBIQ Optimum Yield Energy Index Total Return (the “DBIQ Optimum Yield Energy Index”) (Bloomberg ticker: DBCMYTEN), and the Dow Jones-UBS Energy SubindexSM Total Return (the “DJ-UBS Energy Subindex”) (Bloomberg ticker: DJUBSEN).

Date	RICI EnhancedSM Energy	RICI Energy	S&P GSCI Energy	DBIQ Optimum Yield Energy Index	DJ-UBS Energy Subindex
12/31/2007	12,845.38	1,310.65	1,918.78	2,278.45	266.67
12/31/2008	8,064.69	613.75	913.72	1,375.66	138.34
12/31/2009	9,055.24	748.82	1,016.21	1,732.53	130.79
12/31/2010	9,055.34	773.16	1,035.59	1,804.26	116.84
12/30/2011	9,198.03	804.27	1,085.88	1,866.13	98.13
12/31/2012	9,355.48	793.70	1,071.05	1,905.30	88.86
6/24/2013	9,220.53	784.09	1,035.93	1,860.97	88.26

Source: Bloomberg

Comparison of the RICI EnhancedSM Industrial Metals, the Rogers International Industrial Metals Index®-Total ReturnSM (the “RICI Industrial Metals”) (Bloomberg ticker: RICIIMTR), the S&P GSCI® Industrial Metals Total Return (the “S&P GSCI Industrial Metals”) (Bloomberg ticker: SPGSIMTR), the DBIQ Optimum Yield Industrial Metals Index Total Return (the “DBIQ Optimum Yield Industrial Metals Index”) (Bloomberg ticker: DBCMYTIM), and the Dow Jones-UBS Industrial Metals SubindexSM Total Return (the “DJ-UBS Industrial Metals Subindex”) (Bloomberg ticker: DJUBSIN).

Date	RICI EnhancedSM Industrial Metals	RICI Industrial Metals	S&P GSCI Industrial Metals	DBIQ Optimum Yield Industrial Metals Index	DJ-UBS Industrial Metals Subindex
12/31/2007	5,868.44	1,491.10	1,835.59	320.85	190.19
12/31/2008	3,264.64	780.96	935.71	178.00	96.92
12/31/2009	5,825.53	1,475.89	1,706.93	336.06	174.17
12/31/2010	6,414.18	1,699.02	1,992.42	365.85	202.18
12/30/2011	5,360.30	1,320.31	1,547.42	284.82	153.11
12/31/2012	5,562.48	1,377.66	1,568.66	293.18	154.00
6/24/2013	4,724.63	1,148.12	1,301.07	248.24	126.22

Source: Bloomberg

Comparison of the RICI EnhancedSM Precious Metals, the Rogers International Commodity Index®-Precious Metals Total ReturnSM (the “RICI Precious Metals”) (Bloomberg ticker: RICIPMTR), the S&P GSCI® Precious Metals Total Return (the “S&P GSCI Precious Metals”) (Bloomberg ticker: SPGSPMTR), the DBIQ Optimum Yield Precious Metals Index Total Return (the “DBIQ Optimum Yield Precious Metals Index”) (Bloomberg ticker: DBCMYTPM), and the Dow Jones-UBS Precious Metals SubindexSM Total Return (the “DJ-UBS Precious Metals Subindex”) (Bloomberg ticker: DJUBSTR).

Date	RICI EnhancedSM Precious Metals	RICI Precious Metals	S&P GSCI Precious Metals	DBIQ Optimum Yield Precious Metals Index	DJ-UBS Precious Metals Subindex
12/31/2007	3,217.27	1,443.30	1,133.14	214.21	131.91
12/31/2008	2,752.73	1,188.51	1,138.60	208.15	124.67
12/31/2009	3,938.16	1,682.92	1,424.01	266.26	160.82
12/31/2010	5,855.32	2,408.16	1,914.77	369.64	229.10
12/30/2011	5,821.95	2,313.47	2,041.68	388.80	239.41
12/31/2012	6,210.03	2,488.63	2,168.47	413.64	254.24
6/24/2013	4,740.84	1,882.46	1,612.06	304.87	185.05

Source: Bloomberg

The graph below shows the daily closing levels of the RICI Commodity Index, the RICI Energy, the RICI Agriculture, the RICI Industrial Metals and the RICI Precious Metals (together, the “Non-Enhanced RICI Indices”) from July 31, 1998 to June 24, 2013.

Source: Bloomberg

What if I have more questions?

You should read “Valuation of the ETNs” and “Specific Terms of the ETNs” in this pricing supplement for a detailed description of the terms of the ETNs.  The ETNs are unsecured and unsubordinated obligations of RBS plc issued as part of our RBS NotesSM program and are fully and unconditionally guaranteed by RBSG.  The ETNs offered by RBS plc will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantees of RBSG will constitute RBSG’s unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all RBSG’s other current and future unsecured and unsubordinated obligations.  You can find a general description of certain basic features of the ETNs in the section of the accompanying prospectus called “Description of Debt Securities.”

RISK FACTORS

The ETNs are our unsecured and unsubordinated obligations and are fully and unconditionally guaranteed by RBSG.  The ETNs are securities as described in the accompanying prospectus dated September 28, 2012 and are riskier than ordinary unsecured debt securities.  The return on the ETNs is linked to the performance of the underlying RICI EnhancedSM Commodity or Sector Index.  Investing in the ETNs is not equivalent to investing directly in the underlying RICI EnhancedSM Commodity or Sector Index or commodity futures contracts.  See “The RICI EnhancedSM Indices” below for more information.

You should carefully consider whether the ETNs are suited to your particular circumstances before you decide to purchase them.  In addition, we urge you to consult with your investment, legal, accounting, tax and other advisers with respect to any investment in the ETNs.

Risks Relating to the ETNs

You may lose all or a significant portion of your investment in the ETNs

The ETNs do not have a minimum redemption or repurchase value and you may receive less, and possibly significantly less, at maturity or upon early repurchase or redemption, than the amount you originally invested.  Any cash payment on your ETNs at maturity or upon early repurchase or redemption of your ETNs will be based primarily on any increase or decrease in the level of the underlying RICI EnhancedSM Commodity or Sector Index, and will be reduced by the accrued investor fee on your ETNs.  You may lose all or a significant amount of your investment in the ETNs if the level of the underlying RICI EnhancedSM Commodity or Sector Index decreases substantially.  In addition, if the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on that day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In that event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

The credit risk of RBS plc and RBSG, and their credit ratings and their credit spreads, may adversely affect the market price of the ETNs prior to maturity, and all payments on the ETNs will be subject to the ability of RBS plc and RBSG to pay their respective obligations as they become due

You are dependent on RBS plc’s ability to pay all amounts due on the ETNs, and therefore you are subject to the credit risk of RBS plc and to changes in the market’s view of RBS plc’s creditworthiness.  In addition, because the ETNs are unconditionally guaranteed by RBS plc’s parent company, RBSG, you are also dependent on the credit risk of RBSG in the event that RBS plc fails to make any payment or delivery required by the terms of the ETNs.  Any actual or anticipated decline in RBS plc’s or RBSG’s credit ratings or increase in their credit spreads charged by the market for taking credit risk is likely to adversely affect the value of the ETNs prior to maturity, and all payments on the ETNs will be subject to the ability of RBS plc and RBSG to pay their respective obligations as they become due.

Our credit ratings are an assessment, by each rating agency, of our ability to pay our obligations, including those under the ETNs.  Credit ratings are subject to revision, suspension or withdrawal at any time by the assigning rating organization in their sole discretion.  However, because the return on the ETNs is dependent upon factors in addition to our ability to pay our obligations under the ETNs, an improvement in our credit ratings will not necessarily increase the market price of the ETNs and will not reduce market risk and other investment risks related to the ETNs.  Credit ratings (i) do not reflect market risk, which is the risk that the level of the underlying RICI EnhancedSM Commodity or Sector Index may fall resulting in a loss of some or all of your investment, (ii) do not address the price, if any, at which the ETNs may be resold prior to maturity (which may be substantially less than the issue price of the ETNs), and (iii) are not recommendations to buy, sell or hold the ETNs.  Credit ratings are not taken into account in determining the daily redemption value of the ETNs.  See “—The market price of the ETNs may be influenced by many unpredictable factors” below.

Although we are a bank, the ETNs are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency

The ETNs are our obligations but are not bank deposits.  In the event of our insolvency, the ETNs will rank equally with our other unsecured, unsubordinated obligations and will not have the benefit of any insurance or guarantee of the Federal Deposit Insurance Corporation, The Deposit Insurance Fund or any other government agency.

Your return at maturity or upon early repurchase or redemption will be reduced by the investor fee

The daily redemption value payable at maturity or upon early repurchase or redemption of your ETNs will be reduced by the aggregate investor fee applicable to your ETNs.  As a result, the level of the underlying RICI EnhancedSM Commodity or Sector Index must increase by an amount sufficient to offset such reduction in order for you to receive at least the initial amount of your investment at maturity or upon early repurchase or redemption.  If the level of that index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the initial amount of your investment at maturity or upon early repurchase or redemption.

There are restrictions on the minimum number of ETNs you may offer to us for repurchase

Unless the minimum repurchase amount has been reduced by RBS plc, we will repurchase your ETNs at your election only if you are offering at least 20,000 ETNs of a single series for any single repurchase and you have followed the procedures for repurchase detailed herein.  The minimum repurchase amount and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause us to repurchase your ETNs.  If you own fewer than 20,000 ETNs of a single series, you will not be able to cause us to repurchase your ETNs.  However, RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs from the time the reduction becomes effective.

If you make an offer to us to repurchase your ETNs, your offer will be irrevocable.  If your offer for repurchase is received after 4:00 p.m., New York City time, on a trading day, or your confirmation of repurchase is received after 5:00 p.m., New York City time, on a trading day, you will be deemed to have made your offer for repurchase on the following trading day.  Also, unless the scheduled repurchase date is postponed because a resolution date applies in respect of the valuation date or because a Market Disruption Event occurs or is continuing on the valuation date, the final day on which we will repurchase your ETNs will be October 27, 2042.  As such, you must offer your ETNs for repurchase no later than October 21, 2042. The repurchase date in respect of any offer you make to us will be the third business day following the applicable valuation date or, if applicable, the resolution date.  See “Specific Terms of the ETNs—Repurchase at Your Option” for more information.

The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value.  There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

You will not know the daily redemption value you will receive at the time an election is made to repurchase or redeem your ETNs

You will not know the daily redemption value you will receive at the time you elect to request that we repurchase your ETNs or that we elect to redeem your ETNs.  This is because you will not know the daily redemption value until after the close of business on the applicable valuation date or, if applicable, the resolution date.  The applicable valuation date will be:

•	in the case of ETNs you have offered for repurchase, the first valuation date, following the trading day on which your offer for repurchase is deemed made; and

•	in the case of ETNs we have elected to redeem, the valuation date we specify during the period from the inception date to and including October 22, 2042.

Upon repurchase or redemption of your ETNs, we will pay you an amount per ETN equal to the daily redemption value calculated as of the applicable valuation date, subject to the provisions regarding resolution dates described under “Specific Terms of the ETNs” in this pricing supplement.  We will pay you this amount on the applicable repurchase date or redemption date, which will be the third business day immediately following the applicable valuation date or, if applicable, the resolution date, for such repurchase or such redemption.

As a result, you will be exposed to market risk in the event that the market fluctuates between (i) either the time you deliver the repurchase offer to us or the date on which we deliver a redemption notice to DTC and (ii) the applicable valuation date or, if applicable, the resolution date.

We may redeem your ETNs at our option

We may, in our sole discretion, redeem the ETNs, in whole but not in part, by giving notice specifying the valuation date and redemption date for such redemption.  The applicable valuation date may be any valuation date, from the inception date to and including October 22, 2042.  On the redemption date, which will be three business days after the valuation date we specify, you will receive a cash payment equal to the daily redemption value for that valuation date, subject to the provisions regarding resolution dates described below.  The last day on which we can deliver a redemption notice is October 20, 2042. If the ETNs are redeemed, your investment may result in a loss and you may not be able to reinvest the proceeds in a comparable investment.

If we exercise our right to redeem your ETNs, you will receive a cash payment in an amount equal to the daily redemption value with respect to the applicable valuation date, as described under “Specific Terms of the ETNs—Redemption at Our Option” and “ —Daily Redemption Value.”  The amount you may receive upon any such redemption may be less than the amount you would have received on your investment at maturity or if you had elected to have us repurchase your ETNs at a time of your choosing.

If we elect to redeem your ETNs at a time when the underlying RICI EnhancedSM Commodity or Sector Index closing level is relatively low, the daily redemption value, when calculated, will likely be relatively low as well, and any payment upon redemption may be substantially less than the amount you initially invested, the amount you could have received on your investment at maturity if the ETNs had not been redeemed or the amount you could have received if you had disposed of your ETNs or offered your ETNs for repurchase by us at the time of your choosing. See also “Summary—What will I receive if I sell my ETNs in the secondary market?”

On June 13, 2013, we announced that we would be exiting several business lines, including the structured retail investor products business that is responsible for issuing and maintaining the ETNs, and that we expect to move such businesses into a runoff organization which will go through a process of restructuring, asset sales and / or business sales (the “RBS Retail Investor Products Exit Plan”). The implementation of the RBS Retail Investor Products Exit Plan increases the likelihood that the ETNs will be redeemed by us prior to the Maturity Date. As of the date of this pricing supplement, we plan to continue to maintain the ETNs, including issuing new ETNs, but our plans could change.

We cannot give you any assurances as to any minimum period of time that you may hold the ETNs before we redeem them at our option, and we have no obligation to take your interests into account when deciding whether to maintain or redeem the ETNs.

If the ETNs are redeemed, you will be exposed to reinvestment risk

If the ETNs are redeemed by us, your holding period could be significantly less than the full term of the ETNs.  There is no guarantee that you would be able to reinvest the proceeds in another investment with similar characteristics.

The ETNs may be accelerated, in which case you will lose your entire investment before the stated maturity date

The daily redemption value of the ETNs will be based primarily on any increase or decrease in the level of the underlying RICI EnhancedSM Commodity or Sector Index, and will be reduced by the accrued investor fee on your ETNs.  If there are severe or repeated declines in the underlying RICI EnhancedSM Commodity or Sector Index during the term of the ETNs, the daily redemption value per ETN on any valuation date could be reduced to zero.  In that case, the ETNs will be automatically accelerated on such day, as if such date were the maturity date of the ETNs, for an amount equal to the zero daily redemption value and the ETNs will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

The market price of the ETNs may be influenced by many unpredictable factors

The market price of your ETNs may fluctuate between the date you purchase them and the valuation date (or resolution date) when the calculation agent determines the amount to be paid to you upon repurchase or redemption of your ETNs, or on the final valuation date (or resolution date) when the calculation agent determines the amount to be paid at maturity, as applicable.  You may also sustain a significant loss if you sell the ETNs in the secondary market.  We expect that generally the level of the underlying RICI EnhancedSM Commodity or Sector Index will affect the market price of the ETNs more than any other factor.  Other factors that may influence the market price of the ETNs, and which may either offset or amplify each other, include:

•
the performance of the underlying RICI EnhancedSM Commodity or Sector Index, which in turn depends on the underlying Single Commodity Indices and commodity futures contracts, all of which can fluctuate significantly;

•
the volatility (frequency and magnitude of changes) in the underlying RICI EnhancedSM Commodity, Sector and Single Commodity Indices and commodity futures contracts as well as the liquidity or illiquidity of the relevant commodity markets;

•	our ability to issue more ETNs—if we were to stop issuing additional ETNs, they could trade at a premium over their intraday indicative values due to the resulting decrease in the supply of the ETNs;

•
economic, financial, political, legal, regulatory or judicial events that affect the prices of the underlying commodity futures contracts and therefore the levels of the underlying RICI EnhancedSM Commodity, Sector or Single Commodity Indices; and

•	the actual or perceived creditworthiness of RBS plc as issuer of the ETNs and RBSG as the guarantor of RBS plc’s obligations under the ETNs.

These factors interrelate in complex ways, and the effect of one factor on the market price of your ETNs may offset or enhance the effect of another factor.

Some or all of these factors will influence the price that you will receive if you sell your ETNs prior to maturity in the secondary market, if any.  If you sell your ETNs prior to maturity, the price at which you are able to sell your ETNs may be at a discount, which could be substantial, from the then-applicable daily redemption value or the stated face amount.  For example, there may be a discount on the ETNs if at the time of sale the underlying RICI EnhancedSM Commodity or Sector Index is at or below its initial level or if market interest rates rise.  Thus, if you sell your ETNs before maturity, the price that you receive for your ETNs may be more or less than the applicable indicative value or the applicable daily redemption value of the ETNs.  Further, you may receive more or less than the stated face amount of the ETNs or the price that you paid for them.

Some or all of these factors will influence the return, if any, that you receive upon maturity of the ETNs.  We cannot predict the future performance of the ETNs, the underlying RICI EnhancedSM Commodity or Sector Index or commodity futures contracts based on their historical performance.  Neither we nor RBSG nor any of our affiliates can guarantee that the level of the underlying RICI EnhancedSM Commodity or Sector Index will increase so that you will receive at maturity an amount in excess of the stated face amount of the ETNs.

As an investor in the ETNs you assume the risk that as a result of the performance of the ETNs you may not receive any return on your initial investment in the ETNs or that you may lose some or all of your investment in the ETNs.

You will have no rights in the underlying commodity futures contracts or the underlying RICI EnhancedSM Commodity or Sector Index, and you have no rights against the Index Sponsor or the Index Calculation Agent

The return on your ETNs will not reflect the return you would realize if you actually purchased the commodity futures contracts tracked by the underlying RICI EnhancedSM Commodity or Sector Index, commodities upon which those commodity futures contracts are based or other exchange-traded or over-the-counter instruments referencing those futures contracts or commodities.  You will not have any rights that holders of such assets or instruments have, merely as a result of your ownership of the ETNs.

Although your ETNs are linked to the underlying RICI EnhancedSM Commodity or Sector Index, an investor fee is embedded in the daily redemption value of your ETNs as described above under “—Your return at maturity or upon early repurchase or redemption will be reduced by the investor fee.”  As a result, the performance of your ETNs will not be the same as the performance of the underlying RICI EnhancedSM Commodity or Sector Index, or the return on a similar investment in exchange traded notes or other instruments tracking that index or the underlying commodity futures contracts.  Even if the level of the underlying RICI EnhancedSM Commodity or Sector Index increases from its level on the pricing date for the ETNs, the market price of the ETNs may not increase. It is also possible for the level of the RICI EnhancedSM Commodity or Sector Index to increase while the market price of the ETNs declines.  Your payment at maturity may be less than you would have received if you had invested directly in the underlying RICI EnhancedSM Commodity or Sector Index.  The trading value of the ETNs and final return on the ETNs may also differ from the performance of the underlying RICI EnhancedSM or Sector Index for the reasons described under “—The credit risk of RBS plc and RBSG, and their credit ratings and their credit spreads may adversely affect the market price of the ETNs prior to maturity, and all payments on the ETNs will be subject to the ability of RBS plc and RBSG to pay their respective obligations as they become due” and “—The market price of the ETNs may be influenced by many unpredictable factors.”

The sponsor of the RICI EnhancedSM Commodity or Sector Index has no obligations relating to the ETNs or the holders of the ETNs. You will have no rights against the Index Sponsor or the Index Calculation Agent, even though the amount you receive at maturity or upon repurchase of your ETNs by us will depend on the level of the underlying RICI EnhancedSM Commodity or Sector Index throughout the term of the ETNs.

There may not be an active trading market in the ETNs; sales in the secondary market may result in significant losses

There is currently no secondary market for the ETNs.  Although the ETNs are listed on NYSE Arca under their respective ticker symbols listed on the cover page of this pricing supplement, there is no guarantee of secondary market liquidity.  On the initial settlement date, we issued $4,000,000 in face amount of each series of ETNs (equivalent to 160,000 ETNs of each series) to be sold through RBSSI.  Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs.  In addition, no assurances can be given as to the continuation of the listing during the term of the ETNs.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

The liquidity of the market for the ETNs may vary materially over time

As stated on the cover of this pricing supplement, we issued only a small portion of the ETNs $4,000,000 in face amount of each series of ETNs (equivalent to 160,000 ETNs of each series)) on the initial settlement date.  These ETNs and additional ETNs may be offered and sold from time to time by or through RBSSI, an affiliate of ours, acting as principal or as our agent, to one or more dealers purchasing as principals for resale to investors.  We cannot assure you that any minimum number of ETNs will be sold or be outstanding at any given point.  We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.  If we stop selling additional ETNs, the price and liquidity of the ETNs in the secondary market could be materially and adversely affected.  See “—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time” below.

Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to repurchases of the ETNs by us as described in this pricing supplement or due to our affiliates’ purchase of the ETNs in the secondary market.  Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs.  While you may elect to offer your ETNs for repurchase by us prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable minimum repurchase amount to us at one time for repurchase on any repurchase date.

The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the ETNs in the secondary market

The intraday indicative value and the daily redemption value are not the same as the trading price or market price of the ETNs in the secondary market.  An intraday “indicative value” is meant to approximate the intrinsic economic value of the ETNs from time to time.  The intraday “indicative value” of the ETNs will be published every 15 seconds by NYSE Arca under their respective ticker symbols listed on the cover page of this pricing supplement. The trading price or market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market, if it exists.  The actual trading price or market price of the ETNs may vary significantly from the indicative value and the daily redemption value.  Please see the cover page of this pricing supplement for the respective ticker symbols.  Paying a premium price over the indicative value of the ETNs could lead to significant losses in the event you sell such ETNs at a time when that premium is no longer present in the marketplace, or in the event the ETNs are redeemed at our option (in which case you will receive a cash payment in an amount equal to the daily redemption value, which does not include any premium, with respect to the applicable valuation date or, if applicable, the resolution date). Any premium may be reduced or eliminated at any time. The “indicative value” of any ETN, which refers to the value of the ETN at any given time during a trading day, equals (a) the daily redemption value for that ETN for the immediately preceding valuation date, multiplied by (b) the index factor for that ETN on that trading day, multiplied by (c) the fee factor for that trading day (see “Valuation of the ETNs—Indicative Value” in this pricing supplement).

Any payment on the ETNs at maturity or upon early repurchase or redemption will be based on the daily redemption value for the applicable valuation date, as determined by the calculation agent, and not on any intraday “indicative value” of the ETNs as published by the calculation agent via NYSE Arca.

For any valuation date, the daily redemption value per ETN will be equal to (x) the daily redemption value with respect to the immediately preceding valuation date, multiplied by (y) the index factor with respect to such valuation date, multiplied by (z) the fee factor with respect to such valuation date (see “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement).  The calculation agent will publish the daily redemption value of the ETNs for each valuation date via NYSE Arca under the ticker symbols listed on the cover page of this pricing supplement.  If the daily redemption value per ETN equals zero, the ETNs will be automatically accelerated on such date and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

If purchased or sold in the secondary market, you will pay or receive the market price of the ETNs at that time.  There may be significant differences between the intraday market prices of an ETN and the indicative value or the daily redemption value of that ETN as a result of market movements and other factors.  See “Summary—What are the differences among the trading price or market price, the indicative value and the daily redemption value of the ETNs?”  If you were to sell your ETNs in the secondary market, if any, you would receive the market price for the ETNs, which may be more or less than the stated face amount, the indicative value or the daily redemption value of your ETNs, and which may be more or less than what you paid for them.  See “Summary—What will I receive if I sell my ETNs in the secondary market?”

We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time

In our sole discretion, we may decide to issue and sell additional ETNs from time to time at a price that is higher or lower than the stated face amount, based on the indicative value of the ETNs at that time. The price of the ETNs in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of the ETNs.  Additionally, any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs.

However, we are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time. If we start selling additional ETNs, we may stop selling additional ETNs for any reason, which could materially and adversely affect the price and liquidity of the ETNs in the secondary market.  If we decide to limit or suspend issuance of additional ETNs, we or the calculation agent expect to notify market participants promptly by press release (or other means of communication) and also expect to post notification of such limitation or suspension on the website www.rbs.com/etnus (or another website relating to the ETNs that we may specify) as soon as practicable.  If the decision to suspend issuance is made during trading hours, we or the calculation agent expect to notify NYSE Arca and request that NYSE Arca halt trading in the ETNs until a press release (or other means of communication) is disseminated.  See also “Summary—What will I receive if I sell my ETNs in the secondary market?”

Hedging and trading activities by us or our affiliates could affect prices of ETNs

We and our affiliates may carry out activities that minimize our risks related to the ETNs.  In particular, we may hedge our anticipated exposure in connection with the ETNs by taking positions in futures contracts, exchange-traded products or other derivatives positions (collectively, the “Hedge Transactions”) referencing the RICI EnhancedSM Indices, the underlying commodity futures contracts or any other market index.  Furthermore, from time to time, we or our affiliates may enter into additional Hedge Transactions or unwind Hedge Transactions previously entered into.  We or our affiliates may enter into or unwind long positions referencing the RICI EnhancedSM Indices or any underlying commodity futures contracts, and enter into or unwind long positions in futures contracts, exchange-traded products or other derivative instruments linked to the RICI EnhancedSM Indices, any of the underlying commodity futures contracts, or any other market index.  These trading activities, however, could potentially alter the levels of the RICI EnhancedSM or a Sector or Single Commodity Index or the prices of the underlying commodity futures contracts and therefore, the value of the ETNs.

We or our affiliates may also engage in trading futures contracts, exchange-traded products or other derivative instruments referencing the RICI EnhancedSM Indices or the underlying commodity futures contracts as part of our or their general broker-dealer activities and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including through block transactions.  Any of these activities could adversely affect the levels of the RICI EnhancedSM Commodity Index or a Sector or Single Commodity Index or the prices of the underlying commodity futures contracts and, therefore, the value of the ETNs.

We or one or more of our affiliates may also issue or underwrite other securities or other financial instruments with returns linked or related to changes in the level of the RICI EnhancedSM Indices or underlying commodity futures contracts.  By introducing additional products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs.

Our affiliates through which we hedge our obligations under the ETNs expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our affiliates’ control, such hedging may result in a profit that is more or less than initially projected.

Potential conflicts of interest between holders of the ETNs and the calculation agent and the Index Calculation Agent

Our affiliate, RBSSI, will serve as the calculation agent for the ETNs.  RBSSI will, among other things, decide the amount of the return paid out to you on the ETNs at maturity or upon repurchase or redemption.  For example, the calculation agent may have to determine whether a Market Disruption Event has occurred or is continuing on a valuation date.  This determination may, in turn, depend on the calculation agent’s judgment about whether the event has materially interfered with our ability to unwind our hedge positions.  In addition, the calculation agent may have to determine the price of an underlying futures contract where a closing price is not available on the Relevant Commodities Exchange, and also may have to make additional calculations if the RICI EnhancedSM Commodity Index or a Sector Index is liquidated, discontinued, suspended, modified, delisted or otherwise terminated.  The calculation agent will exercise its judgment when performing its functions.  Since these determinations by the calculation agent may affect the market price of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

We will serve as the Index Calculation Agent.  Because determinations made by the Index Calculation Agent may affect the daily redemption value of the ETNs, potential conflicts of interest may arise between our role as the issuer of the ETNs and our role as the Index Calculation Agent, and you.

In addition, the methodology and rules for the RICI EnhancedSM Indices were developed by RBS N.V., our affiliate, jointly with Jim Rogers, and may be modified by the Index Committee, which includes our representative and may also result in potential conflicts of interest.  See “—Potential conflicts of interest between holders of the ETNs and the Index Committee, including RBS plc, may exist” below.

In our sole discretion, we may decide to issue and sell additional ETNs from time to time at a price that is higher or lower than the stated face amount, based on the indicative value of the ETNs at that time, and any ETNs held by us or an affiliate in inventory may be resold at prevailing market prices or lent to market participants who may have made short sales of the ETNs.  See “—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time” above.

Potential conflicts of interest between holders of the ETNs and the Index Committee, including RBS plc, may exist

The methodology and rules for the RICI EnhancedSM Indices were developed by RBS N.V. and Jim Rogers. All of the RICI EnhancedSM Indices are overseen by a committee (the “Index Committee”), which at present consists of two members: Jim Rogers, as the nominated representative of Beeland, and our nominated representative.  The Index Committee is responsible for the index methodology (as described under “The RICI EnhancedSM Indices” below) that the Index Calculation Agent will use in order to calculate the levels of the RICI EnhancedSM Indices, and has the ability to take certain actions with respect to the index methodology, including actions that could affect the level of the RICI EnhancedSM Commodity Index or a Sector Index and, therefore, the value of your ETNs.

Beeland and RBS plc have entered into a non-exclusive license agreement providing for the license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the RICI EnhancedSM Commodity and Sector Indices. The fee will be calculated on the basis of the average total notional amount of ETNs outstanding in a calendar quarter.

We and Beeland, as the Index Committee members, make all decisions on the RICI EnhancedSM Indices and the interpretation of the index methodology.  The Index Committee has discretion regarding the composition and management of the RICI EnhancedSM Indices, including additions, deletions and the weights of the component commodities or commodity futures contracts tracked by the RICI EnhancedSM Indices, all of which could affect the value of the indices and, therefore, could affect the amount payable on the ETNs at maturity and the market price of the ETNs prior to maturity.  The Index Committee does not have any obligation to take the needs of any parties to transactions involving the RICI EnhancedSM

Indices, including the holders of the ETNs, into consideration when reweighting or making any other changes to the RICI EnhancedSM Indices.

Because determinations made by the Index Committee may affect the daily redemption value of the ETNs, potential conflicts of interest may arise between our role as the issuer of the ETNs and our role on the Index Committee, and you.

The Index Committee members may change the Index Committee voting rules, or appoint successors in place of their current nominated representatives.

Jim Rogers and Beeland are not affiliated with RBS plc or RBSG.  Jim Rogers, individually or through an entity controlled by him, may also take positions in futures contracts, exchange-traded products or other derivatives referencing the RICI EnhancedSM Indices or the underlying commodity futures contracts, or in other instruments that he deems appropriate.  With respect to any such activities, neither Jim Rogers nor any of the entities controlled by him has any obligation to take the needs of any buyers, sellers or holders of the ETNs into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the value of the RICI EnhancedSM Indices and therefore the daily redemption value or market price of the ETNs.

The daily redemption value will be adjusted for any valuation date on which any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to such day.

If on any valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to that valuation date, the daily redemption value for that valuation date will be adjusted so that it will reflect closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were not obtainable on that valuation date.  If any such price is not available within five business days of any valuation date, that price will be determined by the calculation agent in its discretion, using its estimate of the value of the relevant futures contract(s).

The daily redemption value as determined by the calculation agent may differ from the result that would be produced by simple application of the formula for the daily redemption value set forth under “Specific Terms of the ETNs—Daily Redemption Value” to any published level of the underlying RICI EnhancedSM Commodity or Sector Index or by a simple application of the methodology for that index set forth under “The RICI EnhancedSM Indices” in this pricing supplement.

If the daily redemption value is adjusted, the corresponding repurchase date or redemption date (or in the case of the final valuation date, the maturity date) will also be postponed, to the third business day immediately following the applicable resolution date.  Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs.  No interest or other payment will be payable as a result of such postponement.  See “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

We will not pay any amounts under the ETNs until maturity, or until the notes are redeemed or repurchased, as applicable.

We will not pay interest or dividends on the ETNs.  You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including our debt securities, since the payment at maturity is based on the appreciation or depreciation of the underlying RICI EnhancedSM Commodity or Sector Index, as reduced by the aggregate investor fee applicable to your ETNs.  Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative.  Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the ETNs.  Any such reports, opinions or recommendations could affect the value of the underlying RICI EnhancedSM Commodity or Sector Index and therefore the market price of the ETNs

RBSSI and its affiliates may publish reports from time to time on financial markets and other matters that may influence the value of the ETNs or express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  RBSSI and its affiliates may have published or may publish reports or other opinions that call into question the investment view implicit in an investment in the ETNs.  Any reports, opinions or recommendations expressed by RBSSI or its affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the ETNs and the Index to which the ETNs are linked.

The U.S. federal income tax consequences of an investment in the ETNs are uncertain

As of the date of this pricing supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the ETNs, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the ETNs are uncertain, and the IRS or a court might not agree with the treatment of the ETNs as prepaid financial contracts that are not debt, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the ETNs could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect. Prospective non-U.S. investors should also note that legislative provisions enacted in 2010 could result in the imposition of withholding tax on an investment in the ETNs.

You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the ETNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the RICI EnhancedSM Commodity and Sector Indices

The RICI EnhancedSM Commodity and Sector Indices have limited actual history and may perform in unexpected ways

The RICI EnhancedSM Commodity and Sector Indices were established in October, 2007 and therefore have limited actual history and may perform in unexpected ways.  Please see the historical levels in the section “Summary—How have the RICI EnhancedSM Commodity and Sector Indices performed historically?”

Historical levels of the RICI EnhancedSM Commodity and Sector Indices should not be taken as an indication of their future performance during the term of the securities

The actual performance of the RICI EnhancedSM Commodity and Sector Indices over the term of the ETNs, as well as the amount payable at maturity, may bear little relation to their historical levels.  Due in part to the Index Committee’s discretion regarding the RICI EnhancedSM Indices and its ability to make changes to the Indices at any time, the historical performance and composition of the RICI EnhancedSM Commodity and Sector Indices should not be taken as an indication of their future performance during the term of the ETNs. The trading prices of futures contracts on the relevant commodities will determine the level of the underlying RICI EnhancedSM Commodity or Sector Index.  As a result, it is impossible to predict whether the level of the underlying RICI EnhancedSM Commodity or Sector Index will rise or fall.

The RICI EnhancedSM Commodity and Sector Indices include futures contracts on foreign exchanges and are subject to risks that do not always apply to U.S. Markets

The RICI EnhancedSM Commodity and Sector Indices include futures contracts on physical commodities on exchanges located outside the United States.  The Index Committee has not established any limits on the volume of commodities included in the RICI EnhancedSM Commodity and Sector Indices that can be traded on non-U.S. exchanges.  The  percentage, by Target Weight, of the Component Commodities underlying the RICI EnhancedSM Commodity Index that are traded in foreign exchanges is approximately 28%; the percentages for the RICI EnhancedSM Agriculture, Energy, Industrial Metals and Precious Metals Sector Indices are approximately 5%, 32%, 100% and 0%, respectively.  The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges.  Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system.  Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges.  Those risks include varying exchange rates, foreign exchange controls, governmental expropriation, burdensome or confiscatory taxation systems, government imposed moratoriums, and political or diplomatic events.

The London Metal Exchange operates differently from other major regulated commodity futures markets

The RICI EnhancedSM Commodity Index and the RICI EnhancedSM Industrial Metals reference commodities (Aluminum, Copper, Zinc, Lead, Tin and Nickel) that are traded on the London Metal Exchange (the “LME”).  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of that contract and for monthly delivery up to 63, 27 and 15 months forward (depending on the commodity) following that third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur during the term of the securities, the official U.S. dollar cash settlement prices per tonne of the commodity and, consequently, the levels of the RICI EnhancedSM Indices and the market prices of the ETNs, could be adversely affected.

The effects of any future regulatory change on the value of the ETNs is impossible to predict, but could be substantial and adverse to the interests of holders of the ETNs

Futures contracts related to commodities are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such commodity futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in commodity futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of commodity futures contracts underlying the RICI EnhancedSM Indices.  The regulation of commodity transactions in the United States is subject to ongoing modification by government and judicial action.  In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of the ETNs.

Additionally, in accordance with the Dodd-Frank Act, the CFTC is drafting regulations to establish limits on the amount of positions, other than bona fide hedge positions, that may be held by any person in futures contracts on certain energy and agricultural based commodities.  In particular, on October 18, 2011, the CFTC adopted interim and final position limits that would have applied to a party’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps. These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts.  However, the International Swaps and Derivatives Association and the Securities Industry and Financial Markets Association jointly filed a legal challenge to the position limit rules, which were due to take effect on October 12, 2012, in the U.S. District Court for the District of Columbia.  On September 28, 2012, the court vacated the position limit rules and remanded them to the CFTC.  It is unclear whether the CFTC will decide to appeal the court’s ruling or seek to repropose position limit rules.  If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such underlying commodity or futures contracts on such underlying commodity or related contracts.  Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to, sell their positions in such underlying commodity or futures contracts on such underlying commodity or related contracts.  While the effect of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such underlying commodity or futures contracts on such underlying commodity and therefore, and could affect the value of the ETNs.

An increase in the margin requirements for any relevant commodity may adversely affect the value of the ETNs

Futures exchanges require market participants to post collateral in order to open and keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in a futures contract relating to any relevant commodity, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of that futures contract to decline significantly. As a result, the value of the ETNs that reference the prices of these contracts may be adversely affected.

The RICI EnhancedSM Commodity and Sector Indices may be subject to pronounced risks of pricing volatility

Many commodities, like those in energy and industrial metals sectors, have liquid futures contracts that expire every month. Therefore, these contracts are rolled forward every month. Contracts based on certain other commodities, most notably agricultural and livestock products, tend to have only a few contract months each year that trade with substantial liquidity. Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month, and can have further pronounced pricing volatility during extended periods of low liquidity. The risk of aberrational liquidity or pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take delivery of the underlying commodities.  These factors (when combined or in isolation) may affect the price of the futures contracts and, as a consequence, the level of the underlying RICI EnhancedSM Commodity or Sector Index and your payment on the ETNs.

The ETNs will be subject to currency exchange risk

Because the prices of some of the commodities futures contracts tracked by the underlying RICI EnhancedSM Commodity or Sector Index are converted into U.S. dollars for the purposes of calculating the levels of the indices, the holders of the ETNs will be exposed to currency exchange rate risk with respect to each of the currencies in which those commodities futures contracts trade.  An investor’s net exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weights of the underlying commodities futures contracts denominated in each such currency.  If, taking into account such weights, the U.S. dollar strengthens against such currencies, the level of the underlying RICI EnhancedSM Commodity or Sector Index will be adversely affected and the payment at maturity of the ETNs may be reduced.  Additionally, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which those underlying commodity futures contracts are denominated could affect the market price of the ETNs.

The ETNs and the RICI EnhancedSM Indices do not provide exposure to spot prices of commodities

The ETNs will reflect the return on the underlying RICI EnhancedSM Commodity or Sector Index, which tracks the settlement prices of futures contracts that are traded on the Relevant Commodities Exchanges, not physical commodities or their spot prices.  The price movements in futures contracts on commodities may not correlate with changes in the spot prices of the commodities.  A commodity futures contract is an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period.  A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future.  In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.  A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity.  The RICI EnhancedSM Indices track the settlement prices of futures contracts and not the spot prices of the relevant commodities.  Consequently, an investment in the ETNs is not the same as an investment in the spot prices of the relevant commodities or buying and holding the relevant commodities.  While price movements in the futures contracts of commodities may correlate with changes in the spot prices of the commodities, the correlation will not be perfect and price movements in the spot markets may not be reflected in the futures market and vice versa.  Accordingly, increases in the spot prices of commodities may not result in increases in the prices of the futures contracts of the commodities.  The prices of the futures contracts tracked by the RICI EnhancedSM Indices may decrease while the spot prices for the relevant commodities increase.

The prices of the commodities included in the applicable Sector Index may correlate with each other

The commodities included in each Sector Index are from one particular commodity sector. It is often, but not always, the case that prices of commodities in the same sector may move up or down in a similar pattern due to macroeconomic factors affecting that sector. This phenomenon is referred to as “correlation.” Choosing commodities in the same sector is likely to result in correlation among the commodities, and it is possible that correlation will be detrimental to you because the prices of all of the commodities may move lower at the same time. This is impossible to predict.

On the other hand, price movements in the commodities within the relevant commodity sector may not correlate with each other. At a time when the price of one or more of the commodities increases, the price of one or more of the other commodities may not increase as much or may decrease. Therefore, in calculating on the applicable valuation date or, if applicable, the resolution date, the payment, if any, due at maturity or upon early repurchase or redemption, increases in the prices of one or more of the commodities may be moderated, or be wholly offset, by declines in the prices of one or more of the other commodities.

There can be no assurance that the diversification of the RICI EnhancedSM Commodity and Sector Indices will protect investors from negative market movements in the prices for commodity futures contracts.

The RICI EnhancedSM Indices are rolling indices and future prices of the commodities that are different relative to their current prices may decrease the amount payable at maturity

The RICI EnhancedSM Indices track commodity futures contracts. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the relevant futures contracts approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the RICI EnhancedSM Indices will replace the contract expiring in October by a contract for delivery in a later month (e.g., February of the following year). This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the purchase price of the February contract, thereby creating a “roll yield” which might create a profit for the purchase of the contracts and accordingly an increase in the level of the RICI EnhancedSM Commodity and Sector Indices referencing those contracts.  While certain commodities’ contracts included in the RICI EnhancedSM Indices have historically exhibited consistent periods of backwardation, backwardation will likely not exist at all times with respect to any commodity. Certain of the commodities included in the RICI EnhancedSM Indices have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months, resulting in a loss on roll and a corresponding decrease in the relevant RICI EnhancedSM Index levels. The RICI EnhancedSM index methodology applies a formula designed to find the futures contract with the highest possible return in a market in backwardation and the least possible loss in a market in contango.  There can be no assurance, however, that this outcome will occur, or backwardation or roll yields will exist in any particular commodity at any time during the term of the ETNs.  The absence of backwardation or the presence of contango in certain of the relevant commodities could result in negative “roll yields” and create a loss for the purchase of the contracts, which could adversely affect the level of the underlying RICI EnhancedSM Commodity or Sector Index and accordingly, decrease the daily redemption value of the ETNs.

Unlike commodity indices that only track prices of front-month futures contracts, the RICI EnhancedSM Indices track the prices of front-month futures contracts and also futures contracts with more distant expiration dates, which may affect the level of the RICI EnhancedSM Indices, and consequently the value of the ETNs, in various ways

A futures contract for a commodity typically specifies an expiration date, which is the date on which the contract will cease to trade, and a delivery date, which is the date on which the underlying physical commodity referenced by the futures contract is delivered.  A “front-month futures contract” for a commodity means the futures contract for that commodity that has the nearest expiration date.  Various commodity indices, including the S&P GSCI®, provide exposure to commodities by tracking the front-month futures contracts for those commodities.  Under the RICI EnhancedSM index methodology, the selection and rolling of the futures contracts for each underlying Single Commodity Index is based on a formula that was designed taking into account liquidity, seasonality, cyclicality and term structures of futures contracts for that commodity. In contrast to the RICI and other traditional commodity indices, which provide exposure to front-month contracts, the RICI EnhancedSM Commodity Index and the Sector Indices seek to maximize returns when there are significant positive price differences between further-dated and near-dated commodity contracts. Therefore, the performance of the RICI EnhancedSM Indices will differ from those commodity indices that track only front-month futures contracts. Consequently, the value of the ETNs may be affected in various ways, including the following:

•
Price and Liquidity risk.  Generally, futures contracts with expiration dates nearer to the front-month are more liquid when compared to futures contracts with more distant expiration dates, which may impact the prices for such contracts.  The prices of futures contracts are also subject to supply and demand, which is subject to change at any time.  The prices of the underlying futures contracts will affect the level of the underlying RICI EnhancedSM Commodity or Sector Index, and consequently the value of the corresponding ETNs.

•
Less correlation to the spot prices of commodities.  While not identical, generally, the prices of commodities futures contracts with expiration dates nearer to the front-month are more closely correlated to the spot prices of those commodities.  Because the underlying RICI EnhancedSM

Commodity and Sector Indices track futures contracts with varying expiration dates, they may not have a high correlation to the spot prices of the underlying commodities.

•
Less volatility and sensitivity to price changes in the underlying commodities than commodity indices that track front-month futures contracts.  Generally, futures contracts with expiration dates nearer to the front-month are more susceptible to the price changes of the relevant commodities when compared to futures contracts with more distant expiration dates.  Consequently, because the RICI EnhancedSM Commodity and Sector Indices are less heavily exposed to front-month futures contracts, the indices may exhibit less volatility and may be less sensitive to price changes impacting the relevant commodities than commodity indices that track front-month futures contracts on the commodities.

The prices of commodities are volatile and are affected by numerous factors, certain of which are specific to the market for each commodity

A decrease in the price of any relevant commodity may have a material adverse effect on the value of the ETNs and your return on your investment in the ETNs. Each commodity sector is subject to the effect of numerous factors, certain of which are specific to the market for each commodity sector, as discussed below.

Agriculture

Global agricultural commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for agricultural commodities are affected by governmental programs and policies regarding agriculture, specifically, and trade, fiscal and monetary issues, more generally.  Agricultural commodity prices are also affected by factors such as weather, disease and natural disasters.

Energy

Energy commodity prices are primarily affected by the global demand for and supply of the commodities, but are also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for energy is linked to general economic activity, as well as government regulations such as environmental or consumption policies.  In addition, prices for energy are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war or the prospect of war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Industrial Metals

Industrial metals commodity prices are primarily affected by the global demand for and supply of these metals, but are also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for industrial metals is significantly influenced by the level of global industrial economic activity, by adjustments to inventory in response to changes in economic activity and/or pricing levels, and by the availability of substitutes in various applications.  In recent years, industrialization in the developing world has driven up demand of industrial metals and their prices reached record levels in 2006.  Depending on the application, there may be substitutes for the industrial metals.  Low prices for metals such as nickel and zinc in the early 1990s tended to discourage such investments.

Precious Metals

Global precious metals commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates.  Gold and silver prices can fluctuate widely.  Gold prices are affected by numerous factors, including macroeconomic factors, industry factors and by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.  Silver prices also may be affected by numerous factors including general economic trends, technical developments, substitution issues and regulation, as well as other factors.

The ETNs are linked to the total return version of the underlying RICI EnhancedSM Commodity or Sector Index

The ETNs are linked to the total return version of the underlying RICI EnhancedSM Commodity or Sector Index.  The excess return versions of these indices reflect the returns that are potentially available through an investment in the underlying futures contracts referenced by the corresponding Single Commodity Indices.  The total return version, in addition to reflecting these returns, also reflects interest that could be earned on cash collateral invested in 3-month U.S. Treasury bills.  The term “excess return” is not intended to suggest that the performance of the excess return versions of the RICI EnhancedSM Commodity or Sector Indices at any time will be positive or that the excess return version of the applicable index is designed to exceed a particular benchmark.

An underlying commodity futures contract may be replaced if that futures contract is terminated or replaced on the exchange where it is traded.

The RICI EnhancedSM Commodity and Sector Indices reference the prices of futures contracts on physical commodities. If any such futures contracts were to be terminated or replaced by an exchange, a comparable futures contract, if available, could be selected by the calculation agent to replace such futures contract underlying such reference commodity. The Relevant Commodities Exchange has no obligation to consider your interests, and may alter, discontinue or suspend calculation or dissemination of the official settlement price or fixing level, as applicable, for the relevant commodities and commodity futures contracts. The termination or replacement of any underlying futures contract may have an adverse impact on the levels of the RICI EnhancedSM Commodity Index or a Sector Index and, therefore, the value of the corresponding ETNs.

Discontinuance of the RICI EnhancedSM Commodity and Sector Indices

Neither we, the Index Committee, the Index Sponsor nor Jim Rogers are under any obligation to continue to compile and maintain the RICI EnhancedSM Commodity and Sector Indices or are required to compile and maintain any successor index. If the Index Committee discontinues or suspends the compilation and maintenance of the underlying RICI EnhancedSM Commodity or Sector Index, it may become difficult to determine the market price of the ETNs or the amount payable at maturity or upon early repurchase or redemption.  The calculation agent may designate a successor index selected in its sole discretion.  If the calculation agent determines in its sole discretion that no successor index comparable to the underlying RICI EnhancedSM Commodity or Sector Index exists, the daily redemption value and the amount you receive at maturity or upon early repurchase or redemption will be determined by the calculation agent in its sole discretion.  Please see “Specific Terms of the ETNs—Discontinuation or Modification of the RICI EnhancedSM Commodity and Sector Indices.”

Policies of the Index Committee and the composition of and changes to the underlying RICI EnhancedSM Commodity or Sector Index could affect the return on your ETNs

The policies of the Index Committee concerning the calculation of the level of the RICI EnhancedSM Indices, additions, deletions or substitutions of relevant commodities and the manner in which changes affecting the relevant commodities are reflected in the RICI EnhancedSM Indices could affect the level of the underlying RICI EnhancedSM Commodity or Sector Index and, therefore, the amount payable on the corresponding ETNs at maturity or upon early repurchase or redemption and the market price of the ETNs.  If events such as these occur, or if the value of the underlying RICI EnhancedSM Commodity or Sector Index is not available or cannot be calculated because of a Market Disruption Event or for any other reason, the calculation agent may be required to make an alternative determination of the value of the underlying RICI EnhancedSM Commodity or Sector Index.

The composition of the RICI EnhancedSM Commodity and Sector Indices may change over time, for example, as additional commodities satisfy the eligibility criteria or commodities currently included in the indices fail to satisfy such criteria. The composition of the RICI EnhancedSM Commodity and Sector Indices will generally be determined by the Index Committee based on the Index Committee’s assessment of the worldwide expected consumption of those commodities.  This will generally be determined in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or errors that may affect the weights of components of the applicable index. Any discrepancies that require revision will not be applied retroactively but will be reflected in prospective weighting calculations of the underlying RICI EnhancedSM Commodity or Sector Index. However, not every discrepancy may be discovered.

If, for any reason, one or more of the commodity futures contracts in the relevant RICI EnhancedSM Indices ceases to exist, or any other event with similar consequences as determined in the discretion of the Index Committee occurs, the Index Committee will call an exceptional meeting to assess whether the composition and/or weights of, those indices should be modified.  The modification of the composition and/or the weights of the relevant RICI EnhancedSM Indices may have an adverse impact on the value of the underlying RICI EnhancedSM Commodity or Sector Index, the amount payable on the ETNs at maturity and their market price prior to maturity.

The amount payable on the ETNs and their market price could also be affected if the Index Committee, in its sole discretion, discontinues or suspends compilation and maintenance of the underlying RICI EnhancedSM Commodity or Sector Index, in which case it may become difficult to determine the market price of the ETNs.  Please see “—Discontinuance of the RICI EnhancedSM Commodity and Sector Indices” above.

HYPOTHETICAL EXAMPLES

The following examples show how the ETNs would perform in hypothetical circumstances, based on the assumptions described below for each of the examples, over a period of 10 years.  For ease of analysis and presentation, the numbers appearing in the following examples have been rounded.

These examples highlight the behavior of the daily redemption value of the ETNs in different hypothetical circumstances.  They are not indicative of actual results.  Any payment you will be entitled to receive on your ETNs is subject to the ability of The Royal Bank of Scotland plc, as the issuer of the ETNs, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Example 1. A hypothetical increase in the level of the underlying RICI EnhancedSM Commodity or Sector Index.

This example assumes an initial index closing level of 600 and that the index increases by approximately 45% over an assumed term of the ETNs of 10 years.  For simplicity, the daily redemption value is determined only once a year, rather than with respect to each valuation date, using the hypothetical index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value with respect to any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	636.15	1.06025	0.95%	99.05%	$26.25	6.02%	5.02%
2	702.12	1.10370	0.95%	99.05%	$28.70	10.37%	9.32%
3	687.20	0.97875	0.95%	99.05%	$27.83	-2.12%	-3.05%
4	711.14	1.03484	0.95%	99.05%	$28.52	3.48%	2.50%
5	747.15	1.05064	0.95%	99.05%	$29.68	5.06%	4.07%
6	768.09	1.02803	0.95%	99.05%	$30.22	2.80%	1.83%
7	825.20	1.07435	0.95%	99.05%	$32.16	7.44%	6.41%
8	816.18	0.98907	0.95%	99.05%	$31.51	-1.09%	-2.03%
9	852.08	1.04399	0.95%	99.05%	$32.58	4.40%	3.41%
10	870.00	1.02103	0.95%	99.05%	$32.95	2.10%	1.13%

Hypothetical returns:
Annualized Index Return	3.79%	Cumulative Index Return:	45.00%
Annualized ETN Return	2.80%	Cumulative ETN Return:	31.80%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

Example 2. A hypothetical decrease in the level of the underlying RICI EnhancedSM Commodity or Sector Index.

This example assumes an initial index closing level of 600 and that the index decreases by approximately 45% over an assumed term of the ETNs of 10 years.  For simplicity, as for example 1 above, the daily redemption value is determined only once a year, rather than with respect to each valuation date, using the hypothetical index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value with respect to any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	563.85	0.939750	0.95%	99.05%	$23.27	-6.02%	-6.92%
2	505.38	0.896302	0.95%	99.05%	$20.66	-10.37%	-11.22%
3	516.12	1.021251	0.95%	99.05%	$20.90	2.13%	1.15%
4	498.14	0.965163	0.95%	99.05%	$19.98	-3.48%	-4.40%
5	472.91	0.949352	0.95%	99.05%	$18.79	-5.06%	-5.97%
6	459.66	0.971982	0.95%	99.05%	$18.09	-2.80%	-3.73%
7	425.48	0.925641	0.95%	99.05%	$16.58	-7.44%	-8.32%
8	430.13	1.010929	0.95%	99.05%	$16.60	1.09%	0.13%
9	411.21	0.956013	0.95%	99.05%	$15.72	-4.40%	-5.31%
10	330.00	0.802510	0.95%	99.05%	$12.50	-19.75%	-20.51%

Hypothetical returns:
Annualized Index Return	-5.80%	Cumulative Index Return:	-45.00%
Annualized ETN Return	-6.70%	Cumulative ETN Return:	-50.01%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

Example 3. A hypothetical increase followed by a hypothetical decrease in the level of the underlying RICI EnhancedSM Commodity or Sector Index

This example assumes an initial index closing level of 600 and that the index increases by approximately 25% during the first five years, but then decreases to below its original level during the next five years of an assumed term of the ETNs of 10 years.  For simplicity, as for examples 1 and 2 above, the daily redemption value is determined only once a year, rather than with respect to each valuation date, using the hypothetical index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value with respect to any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	636.15	1.060250	0.95%	99.05%	$26.25	6.02%	5.02%
2	702.12	1.103702	0.95%	99.05%	$28.70	10.37%	9.32%
3	687.20	0.978750	0.95%	99.05%	$27.83	-2.12%	-3.05%
4	711.14	1.034837	0.95%	99.05%	$28.52	3.48%	2.50%
5	750.00	1.054645	0.95%	99.05%	$29.79	5.46%	4.46%
6	732.68	0.976907	0.95%	99.05%	$28.83	-2.31%	-3.24%
7	707.58	0.965742	0.95%	99.05%	$27.58	-3.43%	-4.34%
8	668.70	0.945052	0.95%	99.05%	$25.81	-5.49%	-6.39%
9	601.76	0.899895	0.95%	99.05%	$23.01	-10.01%	-10.87%
10	561.60	0.933262	0.95%	99.05%	$21.27	-6.67%	-7.56%

Hypothetical returns:
Annualized Index Return	-0.66%	Cumulative Index Return:	-6.40%
Annualized ETN Return	-1.60%	Cumulative ETN Return:	-14.92%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

Example 4. A hypothetical decrease followed by a hypothetical increase in the level of the underlying RICI EnhancedSM Commodity or Sector Index.

This example assumes an initial index closing level of 600 and that the index decreases by approximately 55% during the first five years, but then increases by approximately 45% during the next five years of an assumed term of the ETNs of 10 years, for a net decrease of approximately 34.75% over the assumed term of the ETNs of 10 years.  For simplicity, as for examples 1, 2 and 3 above, the daily redemption value is determined only once a year, rather than with respect to each valuation date, using the hypothetical index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value with respect to any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	573.90	0.956500	0.95%	99.05%	$23.69	-4.35%	-5.26%
2	484.38	0.844015	0.95%	99.05%	$19.80	-15.60%	-16.40%
3	418.66	0.864321	0.95%	99.05%	$16.95	-13.57%	-14.39%
4	349.78	0.835475	0.95%	99.05%	$14.03	-16.45%	-17.25%
5	270.00	0.771914	0.95%	99.05%	$10.73	-22.81%	-23.54%
6	344.94	1.277556	0.95%	99.05%	$13.57	27.76%	26.54%
7	361.33	1.047516	0.95%	99.05%	$14.08	4.75%	3.76%
8	403.70	1.117261	0.95%	99.05%	$15.58	11.73%	10.66%
9	416.99	1.032920	0.95%	99.05%	$15.94	3.29%	2.31%
10	391.50	0.938871	0.95%	99.05%	$14.83	-6.11%	-7.00%

Hypothetical returns:
Annualized Index Return	-4.18%	Cumulative Index Return:	-34.75%
Annualized ETN Return	-5.09%	Cumulative ETN Return:	-40.69%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

Example 5. A hypothetical example the underlying RICI EnhancedSM Commodity or Sector Index.

This example assumes an initial index closing level of 600 and that the index increases by approximately 0.12% over an assumed term of the ETNs of 10 years.  For simplicity, as for examples 1, 2, 3 and 4 above, the daily redemption value is determined only once a year, rather than with respect to each valuation date, using the hypothetical index closing levels at the end of each year and at the end of the immediately preceding year to calculate the applicable index factor.  The actual daily redemption value with respect to any valuation date will be calculated in the manner described under “Specific Terms of the ETNs—Daily Redemption Value” in this pricing supplement.

	A	B	C	D	E	F	G
Year	Index Closing Level	Index Factor	Annual Investor Fee	Fee Factor	Daily Redemption Value	Annual Index Return	Annual ETN Return
t		At / At-1		1 – C	Et-1 × Bt × Dt
0	600.00				$25.00
1	643.37	1.072283	0.95%	99.05%	$26.55	7.23%	6.21%
2	657.89	1.022569	0.95%	99.05%	$26.89	2.26%	1.29%
3	600.56	0.912858	0.95%	99.05%	$24.32	-8.71%	-9.58%
4	556.01	0.925819	0.95%	99.05%	$22.30	-7.42%	-8.30%
5	493.50	0.887574	0.95%	99.05%	$19.60	-11.24%	-12.09%
6	600.43	1.216677	0.95%	99.05%	$23.63	21.67%	20.51%
7	585.10	0.974468	0.95%	99.05%	$22.80	-2.55%	-3.48%
8	521.05	0.890532	0.95%	99.05%	$20.11	-10.95%	-11.79%
9	568.93	1.091891	0.95%	99.05%	$21.75	9.19%	8.15%
10	600.73	1.055894	0.95%	99.05%	$22.75	5.59%	4.59%

Hypothetical returns:
Annualized Index Return	-0.01%	Cumulative Index Return:	0.12%
Annualized ETN Return	-0.94%	Cumulative ETN Return:	-8.99%

For ease of analysis and presentation, the numbers appearing in the above chart have been rounded.  As such, the hypothetical returns may not reflect results calculated based directly on the numbers above due to the impact of rounding.

The hypothetical examples above are provided for purposes of information only.  The hypothetical examples are not indicative of the future performance of the RICI EnhancedSM Commodity or any Sector Index or what the value of your ETNs may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the ETNs.  We cannot predict any actual RICI EnhancedSM Commodity or Sector Index closing level or daily redemption value on any valuation date, nor can we predict the relationship between any such index closing level and the market price of your corresponding ETNs at any time.  Accordingly, the actual amount that a holder of the ETNs will receive at maturity or upon early repurchase or redemption, as the case may be, and the rate of return on the ETNs will depend on the actual daily redemption value of these ETNs with respect to the relevant valuation date, which reflects the effect of the investor fee.  Further, the actual amount that a holder of the ETNs will receive if the ETNs were to be sold prior to maturity will depend on the market price of the ETNs at that time, which may differ from the daily redemption value of the ETNs.  Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount in cash to be paid in respect of your ETNs, if any, at maturity or on upon early repurchase or redemption may be very different from the information reflected in the tables above.

THE RICI ENHANCEDSM INDICES

The Rogers International Commodity Index® EnhancedSM (the “RICI EnhancedSM Commodity Index”) is a composite, U.S. dollar-based index that is designed to track the value of a weighted basket of 36 commodities consumed in the global economy, ranging from agricultural products to energy products and metals (each, a “Component Commodity”).  The value of this basket is calculated by reference to 36 individual Rogers indices, each tracking the value of one or more futures contracts on a single Component Commodity (each such index, as may be included in the RICI EnhancedSM Commodity Index or any Sector Index from time to time, a “Single Commodity Index”).

The weights of the Component Commodities in the RICI EnhancedSM Commodity Index are designed to reflect expected economic global demand for, as well as the liquidity of the relevant futures contracts referencing each Component Commodity. The level of the RICI EnhancedSM Commodity Index is calculated as a weighted sum of the levels of the Single Commodity Indices.

We refer to each of the RICI EnhancedSM Agriculture, the RICI EnhancedSM Energy, the RICI EnhancedSM Industrial Metals and the RICI EnhancedSM Precious Metals as a “Sector Index.”  We refer to the RICI EnhancedSM Commodity Index, each of the Sector Indices and each of the Single Commodity Indices as a “RICI EnhancedSM Index.”  Each of the Sector Indices is designed to track the value of a weighted basket consisting of between 4 and 20 Component Commodities, and is intended to serve as a measure of the prices of those Component Commodities in the world economy.  Each of the Sector Indices, like the RICI EnhancedSM Commodity Index, is calculated as a weighted sum of the levels of the Single Commodity Indices comprising that Sector Index.

The RICI EnhancedSM Indices were created by The Royal Bank of Scotland N.V., London Branch (“RBS N.V.”) and Jim Rogers in October 2007 as an enhancement to the Rogers International Commodities Index® (“RICI Commodity Index”) that had been in operation since the late 1990s.  As explained below under “Rolling Methodology of the RICI EnhancedSM Indices,” the RICI EnhancedSM Indices employ a proprietary methodology to reduce the amount of notional roll premium reflected in the index levels.  The methodology for the selection and rolling of the futures contracts for each Component Commodity is a based on a formula that was designed taking into account liquidity, seasonality, cyclicality and term structures of futures contracts for that Component Commodity. As a result, the RICI EnhancedSM Commodity Index provides exposure to futures contracts with varying maturities, as opposed to the RICI Commodity Index and other traditional commodity indices, which provide exposure to futures contracts with the shortest time remaining to expiration.

All of the RICI EnhancedSM Indices are overseen by a committee (the “Index Committee”), which at present consists of two members: Jim Rogers, as the nominated representative of Beeland, and our nominated representative.  Jim Rogers and Beeland are not affiliated with RBS plc or with RBSG.  The Index Committee members may change the Index Committee voting rules, or appoint successors in places of their current nominated representatives.  We calculate the levels of the RICI EnhancedSM Indices as “Index Calculation Agent”. An external agent has been engaged to maintain the compositions of the RICI EnhancedSM Indices using the applicable methodologies.  We and certain of our affiliates have contracted with NYSE Group, Inc. to provide for the calculation of the RICI EnhancedSM Commodity and Sector Indices during U.S. trading hours based upon the index compositions provided to them by us or our agent.  NYSE Arca, Inc., an affiliate of NYSE Group, Inc., will be performing the calculation services.

Components of the RICI EnhancedSM Commodity and Sector Indices

The table below lists the Single Commodity Indices included in the RICI EnhancedSM Commodity Index and each Sector Index as of October 2012, together with their respective asset classes and Relevant Commodities Exchanges, the currencies they trade in and the Target Weights assigned to each of the Single Commodity Indices as of October 2012 as a percentage of the RICI EnhancedSM Commodity Index and each Sector Index.  Single Commodity Indices in the Sector Indices are assigned Target Weights proportional to their Target Weights in the RICI EnhancedSM Commodity Index.  Information contained in any Bloomberg page (or on any successor page) referenced below is not incorporated by reference in this pricing supplement.

RICI EnhancedSM Indices
	Sector Index (Target Weight in the RICI EnhancedSM Commodity Index)	Component Commodity (each of which is tracked by a Single Commodity Index)	Asset Class±	Relevant Commodities Exchange*	Currency	Target Weight** In the RICI EnhancedSM Commodity Index	Target Weight** In Sector Index
RICI Enhanced Commodity Index	RICI EnhancedSM Agriculture (38.00%)	Corn	GE	CBOT	USD	7.00%	18.42%
		Wheat	GE	CBOT	USD	3.00%	7.89%
		Kansas City Wheat	GE	KCBT	USD	2.00%	5.26%
		Minneapolis Wheat	GE	MGEX	USD	0.50%	1.32%
		Cotton	GE	ICE US	USD	2.00%	5.26%
		Soybeans	GE	CBOT	USD	3.00%	7.89%
		Soybean Oil	GE	CBOT	USD	2.00%	5.26%
		Soybean Meal	GE	CBOT	USD	1.25%	3.29%
		Coffee	GE	ICE US	USD	3.00%	7.89%
		Cocoa	GE	ICE US	USD	1.50%	3.95%
		Sugar	GE	ICE US	USD	3.25%	8.55%
		Live Cattle	LCR	CME	USD	2.50%	6.58%
		Coffee Robusta	LCR	NYSE Liffe	USD	1.00%	2.63%
		Lean Hogs	LCR	CME	USD	2.00%	5.26%
		Rubber	RPO	TOCOM	JPY	1.00%	2.63%
		Palm Oil	RPO	BMD	MYR	1.00%	2.63%
		Orange Juice	FS	ICE US	USD	0.50%	1.32%
		Rice	FS	CBOT	USD	0.50%	1.32%
		Oats	FS	CBOT	USD	0.50%	1.32%
		Lumber	FS	CME	USD	0.50%	1.32%
	RICI EnhancedSM Energy (41.00%)	Crude Oil	GE	NYMEX	USD	13.00%	31.71%
		Brent	GE	ICE EU	USD	10.00%	24.39%
		Natural Gas	GE	NYMEX	USD	7.00%	17.07%
		RBOB Gasoline	GE	NYMEX	USD	4.00%	9.76%
		Heating Oil	GE	NYMEX	USD	4.00%	9.76%
		Gas Oil	GE	ICE EU	USD	3.00%	7.32%
	RICI EnhancedSM Industrial Metals (13.00%)	Aluminum	BM	LME	USD	4.00%	30.77%
		Copper	BM	LME	USD	4.00%	30.77%
		Zinc	BM	LME	USD	2.00%	15.38%
		Lead	BM	LME	USD	1.50%	11.54%
		Tin	BM	LME	USD	0.50%	3.84%
		Nickel	BM	LME	USD	1.00%	7.69%
	RICI EnhancedSM Precious Metals (8.00%)	Gold	PM	COMEX	USD	4.00%	50.00%
		Silver	PM	COMEX	USD	2.00%	25.00%
		Platinum	PM	NYMEX	USD	1.00%	12.50%
		Palladium	PM	NYMEX	USD	1.00%	12.50%

±	GE=Grains & Energy; LCR=Livestock & Coffee Robusta; RPO=Rubber & Palm Oil; FS=Foodstuff; BM=Base Metals; PM=Precious Metals.

*	“BMD”means Bursa Malaysia Derivatives Berhad, or its successor.
“CBOT” means the Board of Trade of the City of Chicago Inc., or its successor.
“CME” means the Chicago Mercantile Exchange, Inc., or its successor.
“COMEX” means the Commodity Exchange Inc., New York, or its successor.
“ICE EU” means ICE Futures Europe, or its successor.
“ICE US” means ICE Futures U.S., Inc., or its successor.
“KCBT” means the Board of Trade of Kansas City, Missouri, Inc., or its successor.
“LME” means The London Metal Exchange Limited, or its successor.
“MGEX” means the Minneapolis Grain Exchange, or its successor.
“NYMEX” means the New York Mercantile Exchange, or its successor.
“NYSE Liffe” means the European derivatives market of NYSE Euronext, or its successor.
“TOCOM” means the Tokyo Commodity Exchange, or its successor.

**
Actual weights are reset to Target Weights every April 5 and October 5.  Single Commodity Indices in the Sector Indices are assigned Target Weights proportional to their Target Weights in the RICI EnhancedSM Commodity Index.

Selection and Weighting of Component Commodities

The Component Commodities tracked by the RICI EnhancedSM Commodity Index are those that play, and are expected to play, a significant role in worldwide consumption, as measured by international import and export patterns as well as domestic consumption environments of the world’s prime commodity consumers.  The Component Commodities are included based on their significance in international trade and commerce, rather than on their significance in the national consumption patterns of any single country.  They are not included based on any commodities production data. As a result of the RICI EnhancedSM Commodity Index's demand-based approach to determining sector allocation, its target weighting of commodity sectors is different from that of other popular commodity indices.   See the chart below for a summary of the target sector weighting of the RICI EnhancedSM Commodity Index and other popular commodity indices.

Target Sector Weighting of Major Commodity Indices and the RICI EnhancedSM Commodity Index

Index / Target Sector Weighting*	Dow Jones - UBS Commodity IndexSM	S&P GSCI® Index	DBLCI Optimum Yield Commodity Index	RICI EnhancedSM Commodity Index
Agriculture	36.10%	21.12%	22.50%	38.00%
Energy	32.60%	67.51%	55.00%	41.00%
Industrial Metals	18.60%	8.15%	12.50%	13.00%
Precious Metals	12.60%	3.22%	10.00%	8.00%
*The target sector allocations are derived from publicly available information published by their respective index sponsors, except in the case of the RICI EnhancedSM Commodity Index.

The Index Committee reviews the “Target Weight” that each Single Commodity Index has in the RICI EnhancedSM Commodity and Sector Indices annually in February, taking into consideration the expected consumption patterns and economic significance of the Component Commodities worldwide, the liquidity of the relevant futures contracts referencing the Component Commodities, and the economic significance of commodities that are not, at that juncture, Component Commodities, but may become Component Commodities pursuant to the amendment guidelines outlined in “Amendments to the RICI EnhancedSM Indices” below.  As a result of this annual review, Target Weights may be adjusted and the number and composition of Component Commodities in the RICI EnhancedSM Commodity and Sector Indices may be changed.  As the RICI EnhancedSM Indices are designed to be stable and investable, changes to the composition and weighting of Component Commodities are generally rare.  Since the inception of the RICI EnhancedSM Commodity Index in 2007, one Component Commodity (Barley) has been dropped due to diminished open turnover (resulting in increased Target Weights for other Component Commodities), and, on another occasion, adjustments were made to the Target Weights of some Component Commodities that are in the RICI EnhancedSM Agriculture.

The weighting of each Single Commodity Index is rebalanced to its Target Weight on the fifth day of every April and October on which all of the Relevant Commodities Exchanges for the RICI EnhancedSM Commodity Index are scheduled and open for trading for at least three hours (each such day, a “Rebalancing Day”).  The Target Weight of each Single Commodity Index represents the target percentage contribution of that Single Commodity Index to the overall levels of the RICI EnhancedSM Commodity and Sector Indices.  The actual weight of each Component Commodity in the RICI EnhancedSM Commodity Index and any Sector Index at any given time will depend on the price movement of the futures contracts referencing such Component Commodity.  When a relevant futures contract appreciates in value relative to the futures contracts referencing other Component Commodities, the level of the corresponding Single Commodity Index will rise relative to the other relevant Single Commodity Indices, and thus will be weighted more heavily in the RICI EnhancedSM Commodity Index and/or the relevant Sector Index.

Calculation of RICI EnhancedSM Commodity and Sector Indices Closing Levels

The excess return version of the RICI EnhancedSM Commodity Index and each Sector Index has been calculated on a daily basis since October 31, 2007, and the total return version has been calculated on a daily basis since October 2008, in each case using a base date of July 31, 1998 and a base level of 1,000 on that base date.  For more information on the historical performance of the RICI EnhancedSM Commodity and Sector Indices, see “Summary—How have the RICI EnhancedSM Commodity and Sector Indices performed historically?”

The closing level of the RICI EnhancedSM Commodity Index and each Sector Index for each Index Publication Day (as defined below) is published by NYSE Euronext at or before 7:00 p.m. on the corresponding trading day on the relevant Bloomberg page or any successor page.  The closing level of the RICI EnhancedSM Commodity Index and each Sector Index is calculated on both an excess return basis and a total return basis.  The excess return closing level of each Single Commodity Index on any Index Publication Day is equal to (i) the excess return closing level of that Single Commodity Index on the previous Rebalancing Day multiplied by (ii) the return of that Single Commodity Index from the previous Rebalancing Day to that Index Publication Day.

The total return closing level of any Single Commodity Index reflects both the change in the level of that Single Commodity Index and a daily accrual at the Cash Rate (as defined in “—Cash Rate” below).  The total return closing level on any Index Publication Day is equal to (i) the total return closing level of that Single Commodity Index on the previous Rebalancing Day multiplied by (ii) (a) the excess return of that Single Commodity Index from the previous Rebalancing Day to that Index Publication Day plus (b) the daily accrual at the Cash Rate over the same period.

The excess return closing level of the RICI EnhancedSM Commodity Index and each Sector Index on any Index Publication Day is equal to (i) the excess return closing level of that index on the previous Rebalancing Day multiplied by (ii) the sum of the weighted returns of each Single Commodity Index comprising that Index from the previous Rebalancing Day to that Index Publication Day.  The weighting of each Single Commodity Index is rebalanced to its Target Weight on the fifth Business Day (as defined below) of every April and October.  The weight on any day other than a Rebalancing Day will fluctuate with the prices of the referenced futures contracts.

The total return closing level of the RICI EnhancedSM Commodity Index and each Sector Index on any Index Publication Day is equal to (i) the total return closing level of that index on the previous Rebalancing Day multiplied by (ii) (a) the excess return of that Index from the previous Rebalancing Day to that Index Publication Day plus (b) the daily accrual at the Cash Rate over the same period.

The excess return and total return versions of the Sector Indices are calculated in the same manner as the excess return version and total return version of the RICI EnhancedSM Commodity Index, respectively.

The closing level of each Single Commodity Index on any Commodity Business Day is calculated based on (i) the closing level of that Single Commodity Index on the previous Rollover Day, (ii) the weighted returns of the futures contracts it then tracks on that Commodity Business Day from the previous Rollover Day and (iii) the change, from the previous Rollover Day to that Commodity Business Day, of the exchange rate between the currency in which the futures contracts are denominated and the U.S. dollar (if they are not denominated in the U.S. dollar).  The return in respect of any futures contract on any Commodity Business Day from the previous Rollover Day is equal to the settlement price of that futures contract on that Commodity Business Day divided by the settlement price of that futures contract on the previous Rollover Day.

A “Commodity Business Day” for any Single Commodity Index is a day on which the Relevant Commodities Exchange (as defined below) for that Single Commodity Index is scheduled and open for trading for at least three hours and a daily settlement price for each futures contract tracked by that Single Commodity Index is published by the Relevant Commodities Exchange.

Publication of the RICI EnhancedSM Commodity and Sector Indices

The total return closing level of the RICI EnhancedSM Commodity Index and each Sector Index is published on the following Bloomberg pages:

Index	Bloomberg Page (Total Return)
RICI EnhancedSM Commodity Index	RGRC.ID
RICI EnhancedSM Agriculture	RGRA.ID
RICI EnhancedSM Energy	RGRE.ID
RICI EnhancedSM Precious Metals	RGRP.ID
RICI EnhancedSM Industrial Metals	RGRI.ID

The RICI EnhancedSM Commodity Index and each Sector Index will be calculated and published on each Index Publication Day even if an Index Disruption Event (as such term is defined below) has occurred and is continuing with respect to such Index Publication Day.

An “Index Publication Day” for the RICI EnhancedSM Commodity Index and each Sector Index is a day on which the Relevant Commodities Exchanges that are located within the U.S. are scheduled and open for trading for at least three hours.

The “Relevant Commodities Exchange” for any Single Commodity Index means the exchange on which trading of the commodity futures contracts tracked by such Single Commodity Index principally occurs, or any substitute or successor exchanges, as determined by the Index Committee.

The “Relevant Commodities Exchanges” for the RICI EnhancedSM Commodity and Sector Indices means the exchanges on which trading of the commodity futures contracts included in that index principally occurs, or any substitute or successor exchanges, as determined by the Index Committee.

Rolling Methodology of the RICI EnhancedSM Indices

General

Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to maintain exposure to the underlying physical commodities and to avoid delivery of the underlying physical commodities, futures contracts on physical commodities that specify delivery on a nearby date must be periodically sold, and new futures contracts with more distant delivery dates must be purchased.  This sale and purchase is known as “rolling” a futures position.  Because the RICI EnhancedSM Indices are composed of futures contracts on commodities, they are “rolling” indices.

Commodity indices that track prices of futures contracts on physical commodities typically track more than one futures contract, with different expiration dates.  Traditional commodity indices generally track futures contracts with nearer expiration dates (i.e., those contracts that are positioned at the front of the futures curve) and roll the contracts according to a pre-defined schedule.  In contrast, the RICI EnhancedSM Indices also take into account other factors such as liquidity and expected roll returns of the futures contracts.   The selection and rolling of the futures contracts for each Component Commodity is determined by an algorithm which takes into account liquidity, seasonality, cyclicality and term structures of futures contracts for that Component Commodity.  Therefore, the Single Commodity Indices, depending on the futures contracts being tracked, may have exposure to futures contracts with more distant expiration dates than typical commodities indices tracking futures contracts with expiration dates at the front of the futures curve.

Each Component Commodity in the RICI EnhancedSM Indices belongs to one of six asset classes - Grains and Energy, Base Metals, Precious Metals, Livestock & Coffee Robusta, Rubber & Palm Oil and Foodstuff.  The selection of futures contracts to be tracked in respect of any Component Commodity is made with reference to a rule-based methodology that applies to each Component Commodity within the given asset class as indicated the table “The RICI EnhancedSM Indices” under the section “Components of the RICI EnhancedSM Commodity and Sector Indices.”

Selection of New Futures Contracts

For each Component Commodity, the process of selecting and rolling into new futures contracts is carried out pursuant to a rule-based methodology.

The process begins either when the tracked futures contract with the nearest expiration for that Component Commodity is within a certain number of days of expiration, or on a quarterly or monthly basis, depending on the asset class to which such Component Commodity belongs.  To be eligible for selection under the methodology, a futures contract must meet specified criteria specific to that Component Commodity, including time remaining to expiration, seasonality, and minimum liquidity criteria.  From eligible contracts, one or more futures contracts are selected for each Component Commodity; generally, the futures contracts with the nearest expiration dates or the highest expected roll returns are selected.

The expected roll return of a futures contract seeks to predict the roll yield that is generated by purchasing that futures contract and then selling that futures contract later when it approaches expiration.  Other things being equal, the lower the price of a futures contract on any commodity is compared to the price of the futures contract on the same commodity with the next expiration date, the higher the expected roll return the first futures contract will have.  In addition, the shorter the period of time between the expiration dates of those two futures contracts, the higher the expected roll return the first futures contract will have on an annualized basis.  The methodology of each Single Commodity Index applies a formula designed to find the futures contract with the highest possible return in a market in backwardation (where the expected spot price upon expiry is greater than the futures price) and the least possible loss in a market in contango (where the expected spot price upon expiry is less than the futures price).

By investing in futures contracts with varying maturities, the RICI EnhancedSM Commodity Index and the Sector Indices seek to maximize returns when there are significant price differences between near-dated and future-dated commodity contracts.

The diagram below illustrates the various filtering criteria employed by the Single Commodity Indices when selecting new futures contracts to roll into.

When calculating the closing level of a Single Commodity Index that is tracking more than one selected contract, each contract price is weighted based on the order of its selection.

Rolling into New Futures Contracts

After selecting new futures contract(s) based on the applicable methodology, the futures contract(s) then being tracked by the relevant Single Commodity Index will be replaced with those new futures contract(s) on a Commodity Business Day, which is referred to as the “Rollover Day.”  To ensure the tradability and replication of any Component Commodity, the Index Committee may decide at its annual meeting to extend the single Rollover Day to a roll period of up to four Commodity Business Days.

If, in the determination of the Index Calculation Agent, an Index Disruption Event (as defined below) has occurred on any Rollover Day in respect of any futures contract(s) then tracked by any Single Commodity Index or any new futures contract(s) selected for rolling based on the methodology applicable to the asset class to which the relevant Component Commodity belongs, the rolling will be postponed to the first succeeding Commodity Business Day on which the Index Calculation Agent determines that no Index Disruption Event has occurred or is continuing.

A “Disruption Event” means the occurrence of any of the following events in relation to any futures contract tracked by any Single Commodity Index on any Commodity Business Day:

(a)
Price Source Disruption. The settlement price (or the information necessary for determining the settlement price) for one or more futures contracts is not published, reported or otherwise made available (for whatever reason, including the temporary or permanent termination, discontinuance or suspension of publication or reporting of the settlement price, or the information necessary for determining the settlement price in respect of such futures contract) by the Relevant Commodities Exchange at any relevant time on such Commodity Business Day; or

(b)	Trading Suspension. The material suspension of trading in one or more futures contracts on the Relevant Commodities Exchange on such Commodity Business Day; or

(c)	Disappearance of Price. The permanent termination or discontinuation of trading in one or more futures contracts on the Relevant Commodities Exchange on or prior to such Commodity Business Day; or

(d)	Material Change in Formula. The occurrence of a material change in the formula for or the method of calculating the settlement price for the relevant futures contract(s); or

(e)	Material Change in Content. The occurrence of a material change in the content, composition or constitution of one or more futures contracts; or

(f)
De Minimis Trading. The number of futures contracts traded on the Relevant Commodities Exchange with respect to the relevant Component Commodity is such that the Index Calculation Agent determines that any relevant event or circumstance exists or has arisen as a result of which an obligor in respect of an investment in an instrument related in whole or in part to the relevant Single Commodity Index is unable to enter into hedging transactions with respect to the futures contracts, has been impaired due to a lack of, or a material reduction in, trading in the futures contracts on the Relevant Commodities Exchange; or

(g)
Tax Disruption. The imposition of, change in, or removal of, an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the relevant futures contract(s) (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority, if the direct effect of such imposition, change or removal is to raise or lower the settlement price on any Commodity Business Day from what it would have been without that imposition, change or removal; or

(h)
Trading Limitation. The material limitation of trading in one or more futures contracts on the Relevant Commodities Exchange on such Commodity Business Day.  For these purposes, a limitation of trading in a futures contract on any Commodity Business Day shall be deemed material only if (i) the Relevant Commodities Exchange establishes limits on the range within which the price of such futures contract(s) may fluctuate and (ii) the settlement price of such futures contract(s) in respect of such day is at the upper or lower limit of that range; or

(i)	Moratorium. A general moratorium in respect of banking activities in the country in which the Relevant Commodities Exchange is located is either announced or imposed.

An “Index Disruption Event” means, with respect to any Single Commodity Index, the occurrence of any Disruption Event or any other event similar to a Disruption Event which could make it impracticable or impossible for the Index Calculation Agent to perform its obligations with respect to the relevant Single Commodity Index, unless the Index Calculation Agent determines such event(s) not to be sufficiently material so as to constitute an Index Disruption Event, in its sole and absolute discretion.

Cash Rate

The “Cash Rate” is the yield on a hypothetical notional investment in 3-month U.S. Treasury bills, which are short-dated debt instruments that are issued on a regular basis by the U.S. Treasury.

The U.S. Treasury issues Treasury bills, including 3-month Treasury bills, at a discount at public auctions, typically on a weekly basis.  Two types of bids are accepted.  With a competitive bid, the bidder specifies the discount rate it will accept.  With a non-competitive bid, the bidder agrees to accept the discount rate set at auction.  At the close of an auction, the U.S. Treasury accepts all non-competitive bids that comply with the auction rules, and then accepts competitive bids in ascending order in terms of their discount rates (from lowest to highest) until the quantity of accepted bids reaches the offering amount.  All bidders, competitive and non-competitive, will receive the same discount rate or yield at the highest accepted bid.  This highest accepted bid is the auction high rate.  The total return levels of the RICI EnhancedSM Commodity and Sector Indices reference the most recent auction high rate for 3-month Treasury bills as reported by the U.S. Department of the Treasury and displayed on Bloomberg page “USB3MTA Index” (or any successor page).

Because the Cash Rate is determined in reference to the weekly auction held by the U.S. Treasury, the Cash Rate will not reflect the most current prevailing prices for 3-month U.S. Treasury bills because changes in the trading price of 3-month U.S. Treasury bills in the inter-dealer market will not be taken into account.

Historical Performance of the RICI EnhancedSM Commodity and Sector Indices

Please see the section “Summary—How have the RICI EnhancedSM Commodity and Sector Indices performed historically?”

Index Calculation Agent

The “Index Calculation Agent” for the RICI EnhancedSM Commodity Index, each Sector Index and each Single Commodity Index is the Royal Bank of Scotland plc (“RBS plc”).

The Index Calculation Agent is responsible for calculating the level of the RICI EnhancedSM Commodity Index, each Sector Index and each Single Commodity Index.  RBS plc has engaged an external agent to maintain the compositions of the RICI EnhancedSM Indices using the applicable methodologies, including the selection of the futures contracts that will be included in the RICI EnhancedSM Indices.  An external agent has been engaged to maintain the compositions of the RICI EnhancedSM Indices using the applicable methodologies.  We and certain of our affiliates have contracted with NYSE Group, Inc. to provide for the calculation of the RICI EnhancedSM Commodity and Sector Indices during U.S. trading hours based upon the index compositions provided to them by us or our agent.  NYSE Arca, Inc., an affiliate of NYSE Group, Inc., will be performing the calculation services.  The Index Committee will be the final authority on the RICI EnhancedSM Commodity and Sector Indices and the interpretation of the index methodology.

The Index Calculation Agent will calculate the level of the RICI EnhancedSM Commodity Index and each Sector Index for each Index Publication Day.  The level of the RICI EnhancedSM Commodity Index and each Sector Index will be displayed on the relevant Bloomberg page (or on any successor page).  All numerical values for the RICI EnhancedSM Commodity and Sector Indices will be rounded to ten decimal places.

For purposes of determining the underlying RICI EnhancedSM Commodity or Sector Index closing level for each Index Publication Day, if the closing price for one or more future contracts underlying the applicable RICI EnhancedSM Index published or announced on a given day and used or to be used by the Index Calculation Agent to determine the underlying RICI EnhancedSM Commodity or Sector Index closing level is subsequently corrected, and the correction is published or announced by the person responsible for that publication or announcement within five Commodity Business Days after the original publication or announcement, then the Index Calculation Agent will recalculate and republish the applicable underlying RICI EnhancedSM Commodity or Sector Index closing level based on that correction.

The RICI EnhancedSM Commodity and Sector Indices are the property of Beeland, which has contracted with the Index Calculation Agent to maintain and calculate the RICI EnhancedSM Commodity and Sector Indices.

The Index Committee

The RICI EnhancedSM Commodity and Sector Indices were created by RBS N.V. and Jim Rogers in October 2007.  All of the RICI EnhancedSM Indices are overseen by a committee (the “Index Committee”), which at present consists of two members: Jim Rogers, as the nominated representative of Beeland, and our nominated representative.  Jim Rogers and Beeland are not affiliated with RBS plc or with RBSG.  New members may be added to the Index Committee with the consent of all existing members of the Index Committee.

The Index Committee formulates and enacts all business assessments and decisions regarding the calculation, composition and management of the RICI EnhancedSM Commodity Index, each Sector Index and each Single Commodity Index.  The Index Committee meets on a regular basis, once a year in the month of February, and may meet additionally on any day of the year if it is determined to be necessary.

Amendments to the RICI EnhancedSM Indices

Annual Review of the RICI EnhancedSM Indices

In order to achieve the objective of the RICI EnhancedSM Indices to track the prices of commodities worldwide, the Index Committee will annually review and adjust, as necessary, the Target Weight of each Component Commodity, the composition of the RICI EnhancedSM Indices, the rolling methodology of the RICI EnhancedSM Indices and other aspects of the methodologies of the RICI EnhancedSM Indices.  The factors that the Index Committee may take into account in such review and adjustment include, but are not limited to, (i) changes in the liquidity of futures contracts referencing any Component Commodity, (ii) changes in a hypothetical investor’s ability to replicate the Index in view of current or possible future regulatory or other restrictions on transacting in futures contracts referencing any Component Commodity (iii) changes in the correlation of the relevant futures contracts referencing any Component Commodity with price movements of such Component Commodity, (iv) a change in supply or demand of any Component Commodity, (v) any change in the liquidity or composition of the worldwide commodities market (vi) any relevant change or prospective change in fiscal, market, regulatory, judicial, taxation, financial or other circumstances and (vii) any change in the availability or eligibility of futures contracts referencing any Component Commodity for inclusion in the RICI EnhancedSM Indices (each of (i) through (vii), a “Relevant Change”).  Adjustments or changes to the RICI EnhancedSM Indices made pursuant to these annual reviews may lead to a change in the way these indices are calculated or constructed.

Change in Index Methodology Pursuant to Adjustment Events

In addition to the annual review and adjustment, as applicable, of the RICI EnhancedSM index methodologies, the Index Committee may review and adjust the relevant index methodologies or change any Component Commodity in good faith and in a commercially reasonable manner at any time if (i) any RICI EnhancedSM Index is no longer calculable pursuant to the index methodology, (ii) a change to the relevant RICI EnhancedSM index methodology is required to address an error, ambiguity or omission, (iii) any futures contract referencing any Component Commodity is or is proposed to be changed, suspended or terminated or (iv) the Index Committee determines that an adjustment event (as defined below) has occurred or is likely to occur; provided that any such revision to the relevant index methodology or change to such Component Commodity shall be consistent with the fundamental structure and objectives of the RICI EnhancedSM Indices. Adjustments or changes to the RICI EnhancedSM Indices made pursuant to these reviews may lead to a change in the way these indices are calculated or constructed.

An “adjustment event” for any RICI EnhancedSM Index means any of the following circumstances:

(a)	the occurrence of a Relevant Change (as such term is defined under “Annual Review of the RICI EnhancedSM Indices” above); or

(b)
any other event that would make calculation of such RICI EnhancedSM Index impracticable, non-representative of market prices of its Component Commodities or the futures contracts on the Component Commodities or that would undermine the objectives of such RICI EnhancedSM Index.

Any change to the index methodology may be outside the technical capabilities of the Index Calculation Agent, and thus the Index Calculation Agent may not be able to calculate the RICI

EnhancedSM Indices following such change or modification.  In such event the Index Committee may, in its sole and absolute discretion, appoint a successor Index Calculation Agent.

Termination of the RICI EnhancedSM Commodity and Sector Indices

The Index Committee may, at any time and without notice, terminate and proceed to ask the Index Calculation Agent to cease the calculation and dissemination of the RICI EnhancedSM Commodity Index or any Sector Index.

Disclaimer

Although the Index Calculation Agent obtains price and other data for the Cash Rate and for the futures contracts tracked by the Single Commodity Indices from sources that it considers reliable, the Index Calculation Agent will not independently verify such data, and neither does it guarantee the accuracy and/or completeness of any data included in this description of the RICI EnhancedSM Commodity and Sector Indices, nor the accuracy of any levels of the RICI EnhancedSM Commodity Index or any Sector Index.  The Index Committee is under no obligation to advise any person or entity of any error in the RICI EnhancedSM Commodity Index or any Sector Index (but may do so in its sole and absolute discretion).

Beeland Interests, Inc. (“Beeland”) owns all intellectual property rights to the RICI EnhancedSM Commodity and Sector Indices.  Any use of any intellectual property rights to the RICI EnhancedSM Commodity and Sector Indices must be with the consent of Beeland.

License Agreement

Beeland and we have entered into a non-exclusive license agreement providing for the license to The Royal Bank of Scotland plc, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the RICI EnhancedSM Commodity and Sector Indices. The fee will be calculated on the basis of the average total notional amount of ETNs outstanding in a calendar quarter. The ETNs are not sponsored, endorsed, sold or promoted by Beeland Interests, James B. Rogers, Jr. or Diapason Commodities Management SA (“Diapason”).  Neither Beeland Interests, James B. Rogers, Jr. nor Diapason makes any representation or warranty, express or implied, nor accepts any responsibility, regarding the accuracy or completeness of this pricing supplement, or the advisability of investing in securities or commodities generally, or in the ETNs or in futures particularly.

           “Jim Rogers,” “James Beeland Rogers, Jr.,” “Rogers,” “Rogers International Commodity Index,” “RICI,” “RICI EnhancedSM,” “RICI EnhancedSM Agriculture,” “RICI EnhancedSM Energy,” “RICI EnhancedSM

Precious Metals,” “RICI EnhancedSM Industrial Metals” and the names of all other RICI EnhancedSM Indices mentioned herein are trademarks, service marks and/or registered marks of Beeland Interests, Inc., which is owned and controlled by James Beeland Rogers, Jr., and are used subject to license.  The personal names and likeness of Jim Rogers/James Beeland Rogers, Jr. are owned and licensed by James Beeland Rogers, Jr.

NEITHER BEELAND INTERESTS NOR DIAPASON, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS, GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE ROGERS INTERNATIONAL COMMODITY INDEX (“RICI COMMODITY INDEX”), THE RICI ENHANCEDSM COMMODITY INDEX, ANY SUB-INDEX THEREOF, OR ANY DATA INCLUDED THEREIN.  SUCH PERSON SHALL NOT HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN AND MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RICI COMMODITY INDEX, THE RICI ENHANCEDSM COMMODITY INDEX, ANY SUB-INDEX THEREOF, ANY DATA INCLUDED THEREIN OR THE ETNS.  NEITHER BEELAND INTERESTS NOR ANY OF ITS AFFILIATES OR AGENTS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RICI COMMODITY INDEX, THE RICI ENHANCEDSM COMMODITY INDEX, ANY SUB INDEX THEREOF, AND ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BEELAND INTERESTS, DIAPASON OR ANY OF THEIR RESPECTIVE AFFILIATES OR AGENTS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The RICI EnhancedSM Commodity Index is based in part on the ICE Cotton, ICE Coffee “C,” ICE Cocoa, ICE Sugar No. 11, ICE FCOJ-A (Orange Juice), ICE Brent Crude Oil and ICE Gas Oil commodity futures contracts owned by ICE Data, LLP and its affiliates, and are used by Beeland Interests with permission under license by ICE Data, LLP.

The RICI EnhancedSM Agriculture is based in part on the ICE Cotton, ICE Coffee “C,” ICE Cocoa, ICE Sugar No.11 and ICE FCOJ-A (Orange Juice) commodity futures contracts owned by ICE Data, LLP and its affiliates, and are used by Beeland Interests with permission under license by ICE Data, LLP.

The RICI EnhancedSM Energy is based in part on the ICE Brent Crude Oil and ICE Gas Oil commodity futures contracts owned by ICE Data, LLP and its affiliates, and are used by Beeland Interests with permission under license by ICE Data, LLP.

The trademarks ICE, ICE DATA, ICE FUTURES, ICE FUTURES EUROPE, ICE FUTURES U.S., COFFEE “C,” COTTON NO2 and SUGAR NO.11 are owned by ICE Data, LLP and its affiliates, and are used by Beeland Interests with permission under license by ICE Data, LLP.

NEITHER THE INDICATION THAT SECURITIES OR OTHER FINANCIAL PRODUCTS OFFERED HEREIN ARE BASED ON DATA PROVIDED BY ICE DATA LLP, NOR THE USE OF THE TRADEMARKS OF ICE DATA LLP IN CONNECTION WITH SECURITIES OR OTHER FINANCIAL PRODUCTS DERIVED FROM SUCH DATA IN ANY WAY SUGGESTS OR IMPLIES A REPRESENTATION OR OPINION BY ICE DATA OR ANY OF ITS AFFILIATES AS TO THE ATTRACTIVENESS OF INVESTMENT IN ANY SECURITIES OR OTHER FINANCIAL PRODUCTS BASED UPON OR DERIVED FROM SUCH DATA. ICE DATA IS NOT THE ISSUER OF ANY SUCH SECURITIES OR OTHER FINANCIAL PRODUCTS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES WHATSOEVER, INCLUDING BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH DATA INCLUDED OR REFLECTED THEREIN, NOR AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE DATA INCLUDED OR REFLECTED THEREIN.

The London Metal Exchange Limited provides the pricing data for the LME components of the RICI EnhancedSM Commodity Index. All references to the LME pricing data are used with the permission of the LME and LME has no involvement with and accepts no responsibility for any RICI product or any part of the RICI EnhancedSM Commodity Index or sub-index thereof, their suitability as the basis for an investment, or their future performance.

The Board of Trade of Kansas City, Missouri, Inc. (“KCBT”) is neither an issuer, manager, operator nor guarantor of products based on the RICI EnhancedSM Commodity Index or any sub-index thereof, or a partner, affiliate or joint venture of any of the foregoing. KCBT has not approved such products or their terms. KCBT may from time to time change its rules or bylaws, including those relating to the specifications of futures contracts on which the value of the RICI EnhancedSM Commodity Index or any sub-index thereof and/or such products are derived and the manner in which KCBT settlement prices are determined or disseminated. KCBT may from time to time take emergency action under its rules which could affect KCBT settlement prices. KCBT is not responsible for any calculations involving the RICI EnhancedSM Commodity Index or any sub-index thereof or such products.

Calculation and License Agreement

The RICI EnhancedSM Commodity Index and Sector Indices are calculated by NYSE Arca, Inc. (“NYSE Arca”), a wholly-owned subsidiary of NYSE Euronext.  The ETNs, which are based on the RICI EnhancedSM Commodity Index or specific Sector Indices, are not issued, sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in such product.

NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

VALUATION OF THE ETNS

The market price of the ETNs will be the bid or ask price for the ETNs as quoted on NYSE Arca under their respective ticker symbols listed on the cover page of this pricing supplement.  The market price of the ETNs will be the price at which you may be able to buy or sell your ETNs in the secondary market.

Daily Redemption Value and Market Price

While the market price of the ETNs may bear some correlation to the daily redemption value of the ETNs, the market price is not the same as the daily redemption value.  The daily redemption value, which (subject to certain exceptions discussed below under “Specific Terms of the ETNs”) is the price at which we will pay you for your ETNs at maturity or upon early repurchase or redemption, will be determined by the calculation agent, based on the formula described in this pricing supplement.  The calculation agent will publish the daily redemption value of any ETNs for each valuation date via NYSE Arca under their respective ticker symbols listed on the cover page of this pricing supplement and on its website at www.rbs.com/etnus (or another website relating to the ETNs that we may specify).  Information contained on that website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The market price of the ETNs will be affected by several factors, many of which are beyond our control.  We expect that generally the level of the underlying RICI EnhancedSM Commodity or Sector Index on any day will affect the market price of the ETNs more than any other factor.  The level of the underlying RICI EnhancedSM Commodity or Sector Index in turn will be affected by the performance of the relevant Single Commodity Indices, which in turn depends on the performance of the underlying commodity futures contracts as described in “The RICI EnhancedSM Indices” above.  Other factors that may influence the market price of the ETNs include, but are not limited to, supply and demand for the ETNs, volatility of the underlying RICI EnhancedSM Commodity or Sector Index, the relevant Single Commodity Indices and the underlying commodity futures contracts, prevailing interest rates, economic, financial, political, legal, regulatory or judicial events that affect the levels of the underlying RICI EnhancedSM Commodity, Sector or Single Commodity Indices or the prices of the underlying commodity futures contracts, as well as the actual or perceived creditworthiness of RBS plc and RBSG.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market price of the ETNs prior to maturity.

Indicative Value

An intraday “indicative value” is meant to approximate the intrinsic economic value of the ETNs.  The calculation agent will publish the intraday “indicative value” of the ETNs every 15 seconds via NYSE Arca under their respective ticker symbols listed on the cover page of this pricing supplement.  The actual trading price or market price of the ETNs may vary significantly from the indicative value and the daily redemption value (please see the cover page of this pricing supplement for the respective ticker symbols).  Paying a premium price over the indicative value of the ETNs could lead to significant losses in the event you sell such ETNs at a time when that premium is no longer present in the marketplace, or in the event the ETNs are redeemed at our option (in which case you will receive a cash payment in an amount equal to the daily redemption value, which does not include any premium, with respect to the applicable valuation date).  Any premium may be reduced or eliminated at any time.  If you were to sell your ETNs in the secondary market, if any, you would receive the market price for the ETNs, which may be more or less than the stated face amount, the indicative value or the daily redemption value of your ETNs, and which may be more or less than what you paid for them.

Any payment on the ETNs at maturity or upon early repurchase or redemption will be based on the daily redemption value for the applicable valuation date, as determined by the calculation agent, and not on any intraday “indicative value” of the ETNs as published by the Index Calculation Agent.

The “indicative value” of any ETN, which refers to the value of the ETN at any given time during a trading day, equals (a) the daily redemption value for that ETN for the immediately preceding valuation date, multiplied by (b) the index factor for that ETN on that trading day, multiplied by (c) the fee factor for that trading day.  For purposes of determining the indicative value at any time:

•
The “index factor” for any ETNs at any time will be equal to the underlying RICI EnhancedSM Commodity or Sector Index closing level at such time, divided by closing level of that index on the valuation date immediately preceding the day on which such time occurs.

•	the “fee factor” for any ETNs on any trading day will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction;

•	the “annual investor fee” for any ETNs will be equal to 0.95% per annum; and

•	on any trading day, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable trading day, divided by 365.

The indicative value calculation will be provided for reference purposes only.  It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or repurchase of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads.

If the daily redemption value per ETN equals zero, the ETNs will be automatically accelerated on such day and will cease to be outstanding thereafter.  In such event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

The RICI EnhancedSM Commodity and Sector Indices Levels

The RICI EnhancedSM Commodity and Sector Indices are proprietary indices published by Beeland as Index Sponsor, maintained by the Index Committee and calculated by the Index Calculation Agent.  The closing level of the RICI EnhancedSM Commodity Index and each Sector Index for each Index Publication Day is published at or before 7:00 p.m. New York time on the corresponding business day on the relevant Bloomberg page or any successor page.  The closing level of the RICI EnhancedSM Commodity Index and each Sector Index is calculated on both an excess return basis and a total return basis. We are not incorporating by reference herein the website or any material included in such NYSE Arca website or Bloomberg page or website.  For further information on the underlying RICI EnhancedSM Commodity and Sector Index levels, see “The RICI EnhancedSM Indices” above.

Repurchase at Your Option

As discussed in “Specific Terms of the ETNs—Repurchase at Your Option” below, subject to certain restrictions including a minimum repurchase requirement, on any trading day from, and including, the initial issuance of the ETNs on the initial settlement date to, and including, October 21, 2042 you may offer your ETNs to RBS plc for repurchase.  The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the securities administrator maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary.  Owners of beneficial interests in the ETNs should read the section “—Forms of the ETNs” below and “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus dated September 28, 2012 (the “prospectus”).

The ETNs are securities as described in the prospectus which also contains a detailed summary of additional provisions of the ETNs and of the amended and restated indenture, dated as of August 13, 2010 (the “original indenture”), among us, as issuer, RBSG, as guarantor, and The Bank of New York Mellon, acting through its London Branch, as original trustee, as supplemented by a first supplemental indenture dated as of August 25, 2010 (the “first supplemental indenture”), among us, as issuer, RBSG, as guarantor, The Bank of New York Mellon, acting through its London Branch, as original trustee, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities administrator, and a third supplemental indenture dated as of September 27, 2011 (the “third supplemental indenture”) among us, as issuer, RBSG, as guarantor, and Wilmington Trust Company, as trustee, under which the ETNs will be issued (the original indenture, as supplemented by the first supplemental indenture and the third supplemental indenture, and as may be further supplemented or amended from time to time, collectively, the “indenture”).  You should read all the provisions of the accompanying prospectus, including information incorporated by reference, and the indenture.  Pursuant to an administration agreement dated as of August 25, 2010 (the “administration agreement”), among us, RBSG, Wilmington Trust Company, and Citibank, N.A., the securities administrator will be the authenticating agent, paying agent, securities registrar and transfer agent for the ETNs.

Please note that the information about the price to the public and the proceeds to us on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Interest

We will not make any interest payments during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $25.00 stated face amount.  Any ETNs issued in the future may be issued at a price higher or lower than the stated face amount, based on the indicative value of the ETNs at that time.  However, regardless of the issue price of any ETNs, the stated face amount or par value of all ETNs will be $25.00.

Ranking

The ETNs will constitute our unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations save for those preferred by mandatory provision of law.  The indenture does not limit the amount of additional indebtedness that we may incur.

Guarantee

The Royal Bank of Scotland Group plc, which we refer to as RBSG, will fully and unconditionally guarantee payment in full to the holders of the ETNs.  The guarantee is set forth in, and forms a part of, the indenture under which the ETNs will be issued.  If, for any reason, we do not make any required payment in respect of the ETNs when due, RBSG, as the guarantor thereof, will cause the payment to be made to or to the order of the applicable paying agent on behalf of the trustee.  The holder of the guaranteed ETN may sue the guarantor to enforce its rights under the guarantee without first suing us or any other person or entity.  The guarantees will constitute RBSG’s unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all RBSG’s other present and future unsecured and unsubordinated obligations.  RBSG may, without the consent of the holders of the ETNs, assume all of our rights and obligations under the ETNs and upon such assumption, we will be released from our liabilities with respect to the indenture and the ETNs.  Any payment in respect of the ETNs, including any repayment of your investment, will be subject to the credit risk of us and RBSG.

Payment at Maturity

Unless your ETNs have been previously repurchased or redeemed by us, the ETNs will mature on October 29, 2042, subject to postponement if such day is not a business day and subject to the provisions regarding resolution dates described below.  However, if the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on that day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In that event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.  Further details on the conditions and the procedures applicable to any such repurchase or redemption are set forth in this pricing supplement.

If your ETNs have not been previously repurchased or redeemed by us, at maturity you will receive a cash payment in an amount equal to the daily redemption value of your ETNs with respect to the final valuation date stated on the cover of this pricing supplement, subject to the provisions regarding resolution dates described below.  RBSSI, acting as calculation agent, will determine such daily redemption value in the manner described under “—Daily Redemption Value” below.

If, on the final valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to the final valuation date, the daily redemption value for the final valuation date will be adjusted, for purposes of determining the amount payable on the maturity date, so that it will reflect future closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were unobtainable on the final valuation date, as described under “— Daily Redemption Value” below.  We refer to the date on which all such prices are obtained as the “resolution date” for that valuation date.  In such case, the final payment date will be postponed to the third business day following the resolution date.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be postponed to the next following business day.  In the event that payment at maturity is deferred because a resolution date applies or the maturity date is not a business day, no interest or other amount will accrue or be payable with respect to that deferred payment.  For more information on the postponement of the calculation of the payment you will be entitled to receive at maturity, see “—Daily Redemption Value” below.

Any payment you will be entitled to receive on the ETNs is subject to the ability of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

Repurchase at Your Option

Subject to certain restrictions, on any trading day from, and including, the initial issuance of the ETNs on the initial settlement date to, and including, October 21, 2042, you may offer your ETNs of any series to us for repurchase.  If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount in accordance with the procedures described below.  The minimum repurchase amount will be equal to 20,000 ETNs of a single series for any single repurchase; provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  Any such reduction will be applied on a consistent basis for all holders of the ETNs from the time the reduction becomes effective.  Subject to any reduction in the minimum repurchase amount, if you offer at least 20,000 ETNs of a single series to us for repurchase and fulfill the repurchase procedures described below, we will be obligated to repurchase your ETNs on the applicable repurchase date.

If your ETNs are repurchased, on the repurchase date, you will receive a cash payment in an amount per ETN equal to the daily redemption value of the ETNs with respect to the applicable valuation date, subject to the provisions regarding resolution dates described below.  The calculation agent will determine the daily redemption value in the manner described under “—Daily Redemption Value” below.

The repurchase date applicable to any request for repurchase will be the third business day immediately following the valuation date, or resolution date, as applicable, for such repurchase.  The applicable valuation date for any repurchase will be the first trading day following the trading day on which you make, or are deemed to have made, your offer and confirmation to us to repurchase your ETNs and on which the Major Commodities Exchanges are scheduled to be open for trading for at least three hours.

If, on the applicable valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to such valuation date, the daily redemption value for such valuation date will be adjusted, for purposes of determining the amount payable in respect of the related repurchase, so that it will reflect future closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were unobtainable on that valuation date, as described under “— Daily Redemption Value” below.  We refer to the date on which all such prices are obtained as the “resolution date” for that valuation date.  The corresponding repurchase date will be postponed to the third business day following the resolution date.

Unless the scheduled repurchase date is postponed, the final day on which we will repurchase your ETNs will be October 27, 2042.  As such, you must offer your ETNs for repurchase no later than October 21, 2042 in order to have your ETNs repurchased on October 27, 2042. The applicable valuation date for any such repurchase would be October 22, 2042.

In the event that payment upon repurchase by RBS plc is deferred as described above, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment upon repurchase of the ETNs is subject to the ability of RBS plc, as the issuer of the ETNs, and RBSG, as the guarantor of the issuer’s obligations under the ETNs, to pay their respective obligations as they become due.

If you wish to offer your ETNs to us for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver an irrevocable offer for repurchase, a form of which is attached as Annex A to this pricing supplement, to us by e-mail at ETNUSCorpActions@rbs.com.  If your offer for repurchase is received by us after 4:00 p.m., New York City time, on a trading day, you will be deemed to have delivered your offer for repurchase on the following trading day.

•
In addition to the offer for repurchase, your broker must deliver a completed and signed irrevocable confirmation of repurchase, a form of which is attached as Annex B, to us by facsimile by 5:00 p.m., New York City time, on the same day.  If your irrevocable confirmation of repurchase is received after 5:00 p.m., New York City time, you will be deemed to have delivered your confirmation of repurchase on the following trading day.  One portion of the confirmation of repurchase must be completed by you as beneficial owner of the ETNs, and the other portion must be completed by your broker.  You must offer at least 20,000 ETNs of a single series for any single repurchase by us on any repurchase date; provided that RBS plc may, in its sole discretion, from time to time, reduce the minimum repurchase amount.  We must acknowledge receipt from your broker in order for your offer to be effective.

•
Your broker must book a delivery versus payment trade with respect to your ETNs on the applicable valuation date or, if applicable, the resolution date, at a price equal to the applicable daily redemption value, facing us.

•	Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines.  Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

A “trading day” is a day on which trading is generally conducted on NYSE Arca (or any successor exchange on which the ETNs are then listed).

A “business day” is any day that is not a Saturday or Sunday or a day on which banking institutions in The City of New York are authorized or required by law, executive order or governmental decree to be closed.

A “Major Commodities Exchange” is any exchange that the calculation agent determines, from time to time in its sole discretion, is an exchange on which trading of futures contracts referencing one or more Component Commodities that comprise a substantial portion of the RICI EnhancedSM Commodity Index or any Sector Index principally occurs.  The Major Commodities Exchanges currently include each of the Relevant Commodities Exchanges that are located in the United States, as well as the London Metal Exchange Limited, ICE Futures Europe, Inc. and NYSE Liffe.

Redemption at Our Option

We have the right to redeem, in our sole discretion, any series of ETNs in whole, but not in part, by delivering an irrevocable notice to DTC (the holder of the global note) specifying the valuation date and redemption date for such redemption. We may specify any valuation date, from the inception date to and including October 22, 2042. The redemption date we specify must be three scheduled business days after the valuation date and must be not less than five business days or more than ten business days after the date of delivery of the notice. On the redemption date, you will receive a cash payment equal to the daily redemption value for that valuation date, subject to the provisions regarding resolution dates described below.  The calculation agent will determine the daily redemption value in the manner described under “—Daily Redemption Value” below.

If, on the applicable valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to such valuation date, the daily redemption value for such valuation date will be adjusted, for purposes of determining the amount payable in respect of the related redemption, so that it will reflect future closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were unobtainable on that valuation date, as described under “— Daily Redemption Value” below.  We refer to the date on which all such prices are obtained, subject to a five-business-day limit, as the “resolution date” for that valuation date.  The corresponding redemption date will be postponed to the third business day following the resolution date.

The final day on which we can redeem your ETNs will be October 27, 2042.  As such, the last day on which we can deliver a redemption notice is October 20, 2042, and the applicable valuation date for any such redemption would be October 22, 2042.

In the event that payment upon redemption by RBS plc is deferred as described above, no interest or other amount will accrue or be payable with respect to that deferred payment.

Daily Redemption Value

RBS Securities Inc.(“RBSSI”), as the calculation agent for the ETNs, will calculate the amount payable at maturity or upon early repurchase or redemption by us of your ETNs, which will be equal to the daily redemption value of your ETNs with respect to the applicable valuation date.

The daily redemption value as of October 25, 2012, the inception date of the ETNs, was equal to the stated face amount of $25.00 per ETN.  With respect to any valuation date thereafter, the daily redemption value per ETN will be equal to:

•	the daily redemption value with respect to the immediately preceding valuation date, multiplied by

•	the index factor (as defined below) with respect to such valuation date, multiplied by

•	the fee factor (as defined below) with respect to such valuation date.

The “index factor” for any ETNs with respect to any valuation date, including the final valuation date, will be equal to the underlying RICI EnhancedSM Commodity or Sector Index closing level for that valuation date, divided by the closing level of that index for the immediately preceding valuation date.

The RICI EnhancedSM Commodity and Sector Indices closing levels on any trading day will be, for the RICI EnhancedSM Commodity Index and each Sector Index, the respective official closing level with respect to such trading day reported on the respective Bloomberg page or any successor page on Bloomberg, or any successor service, as applicable, or if the official closing level is not reported on such page, the official closing level with respect to such trading day as published or otherwise made publicly available by the Index Sponsor or the Index Calculation Agent, in each case as determined by the calculation agent. In certain circumstances, the underlying RICI EnhancedSM Commodity or Sector Index closing level will be based on the alternative calculation of the index as described under “—Discontinuation or Modification of the RICI EnhancedSM Commodity and Sector Indices” below.

If on any valuation date, any Relevant Commodities Exchange is not open for trading for at least three hours, or if a Market Disruption Event exists with respect to that valuation date, the daily redemption value for that valuation date will be adjusted so that it will reflect closing prices for any futures contracts underlying the applicable RICI EnhancedSM Index that were not obtainable on that valuation date.  The adjusted daily redemption value (and therefore the amount payable in respect of any related repurchase or redemption or payment at maturity) (x) for underlying futures contracts for which closing prices were available on the valuation date, will reflect  those closing prices, and (y) for each underlying futures contract for which a closing price was not available on the valuation date, will reflect a closing price for that futures contract on the first date on which the Relevant Commodities Exchange for that futures contract is open for trading for at least three hours and with respect to which a Market Disruption Event does not exist with respect to that futures contract, provided that such date does not occur more than five business days after the applicable valuation date.  If any such price is not available within five business days of any valuation date, that price will be determined by the calculation agent in its discretion, using its estimate of the value of the relevant futures contract.  The calculation agent will apply the relevant Single Commodity Index methodology in modifying the daily redemption value for a valuation date to reflect any such later-determined futures contract prices.  We refer to the date on which all such prices are obtained or determined as the “resolution date” for that valuation date.  The corresponding repurchase date, redemption date or maturity date, as applicable, will be postponed to the third business day following the resolution date.

The table below lists days that are scheduled exchange holidays for the NYSE Arca and the Relevant Commodities Exchanges in 2013, and indicates which days would not be valuation dates and which days would be valuation dates with partially postponed valuation for futures contracts trading on exchanges that were not open for trading on those valuation dates.  An updated list will be posted from time to time at www.rbs.com/etnus.  Holidays were taken from publicly available information published by the exchanges, and should be checked for current information.

Exchange Holidays*
Relevant Commodities Exchanges
Holiday	Date (2013)	Result	NYSE Arca	Major Commodities Exchanges				TOCOM	BMD
				US Exchanges CBOT CME COMEX NYMEX KCBT MGEX ICE US	LME	ICE EU	NYSE Liffe
New Year’s Day	January 1	NV	X	X	X	X	X	X	X
TOCOM Designated Holiday	January 2	PP						X
TOCOM Designated Holiday	January 3	PP						X
Coming of Age Day	January 14	PP						X
Martin Luther King, Jr. Day	January 21	NV	X	X
Birthday of Prophet Muhammad	January 24	PP							X
Thaipusam	January 28	PP							X
Federal Territory Day	February 1	PP							X
Chinese New Year	February 11	PP							X
National Foundation Day/Chinese New Year	February 12	PP						X	X
Presidents Day	February 18	NV	X	X
Vernal Equinox	March 20	PP						X
Good Friday	March 29	NV	X	X	X	X	X
Easter Monday	April 1	PP			X		X
Showa Day	April 29	PP						X
Workers’ Day	May 1	PP							X
Constitution Memorial Day	May 3	PP						X
Early May Bank Holiday/Substitute Holiday for Children's Day	May 6	NV			X			X
Wesak Day	May 24	PP							X
Memorial Day/Spring Bank Holiday	May 27	NV	X	X	X
Independence Day	July 4	NV	X	X
Ocean Day	July 15	PP						X
Hari Raya Pusasa (Eid-ul-Fitri)	August 8	PP							X
Hari Raya Pusasa (Eid-ul-Fitri)	August 9	PP							X
Summer Bank Holiday	August 26	PP			X
Labor Day	September 2	NV	X	X
Respect for the Aged Day/Malaysia Day	September 16	PP						X	X
Autumnal Equinox Day	September 23	PP						X
Health and Sports Day	October 14	PP						X
Hari Raya Haji (Eid-ul-Adha)	October 15	PP							X
Substitute Holiday for National Culture Day	November 4	PP						X
Awal Muharram (maal Hijrah)	November 5	PP							X
Thanksgiving Day	November 28	NV	X	X
The Emperor's Birthday	December 23	PP						X
Christmas Day	December 25	NV	X	X	X	X	X		X
Boxing Day	December 26	PP			X		X
TOCOM Designated Holiday	December 31	PP						X
NV means not a Valuation Date
PP means Postponement – Valuation Date for which determination of closing price is postponed for one or more underlying futures contracts.
“BMD”means Bursa Malaysia Derivatives Berhad.
“CBOT” means the Board of Trade of the City of Chicago Inc.
“CME” means the Chicago Mercantile Exchange, Inc.
“COMEX” means the Commodity Exchange Inc., New York.
“ICE EU” means ICE Futures Europe.
“ICE US” means ICE Futures U.S., Inc.

“KCBT” means the Board of Trade of Kansas City, Missouri, Inc.
“LME” means The London Metal Exchange Limited.
“MGEX” means the Minneapolis Grain Exchange.
“NYMEX” means the New York Mercantile Exchange.
“NYSE Liffe” means the European derivatives market of NYSE Euronext.
“TOCOM” means the Tokyo Commodity Exchange.

The “fee factor” for any ETNs on any valuation date, including the final valuation date, will be equal to one minus the investor fee, which is equal to the product of (a) the annual investor fee and (b) the day-count fraction.

The “annual investor fee” for any ETNs will be equal to 0.95% per annum.

On each valuation date, the “day-count fraction” is equal to the number of days from, but excluding, the immediately preceding valuation date to, and including, the applicable valuation date, divided by 365.

Acceleration Upon Zero Daily Redemption Value

If the daily redemption value per ETN on any valuation date equals zero, the ETNs will be automatically accelerated on that day for an amount equal to the zero daily redemption value and will cease to be outstanding thereafter.  In that event, you will not receive any payment in respect of your investment and you will lose your entire investment in the ETNs.

Market Disruption Events

For purposes of the ETNs, a “Market Disruption Event” means for any ETN, that the calculation agent has determined that a Disruption Event or any other event similar to a Disruption Event which could make it impracticable or impossible for market participants in general to effect transactions in, or obtain market values for, any of the commodity futures contracts underlying the RICI EnhancedSM Commodity Index has occurred, unless the Calculation Agent determines such event(s) not to be sufficiently material so as to constitute a Market Disruption Event, with each such determination to be made in the Calculation Agent’s sole and absolute discretion.

Default Amount on Acceleration

For the purpose of determining whether the holders of our RBS NotesSM, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated face amount of each ETN outstanding as the principal amount of that ETN.  Although the terms of the ETNs may differ from those of the other RBS NotesSM, holders of specified percentages in principal amount of all RBS NotesSM will be able to take action affecting all the RBS NotesSM, including the ETNs.  This action may involve changing some of the terms that apply to the RBS NotesSM, accelerating the maturity of the RBS NotesSM after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the prospectus) with respect to the ETNs shall have occurred and be continuing, the amount declared due and payable for each ETN upon any acceleration of the ETNs will be determined by RBSSI, as calculation agent, and will equal the daily redemption value calculated as if the date of acceleration were the applicable valuation date.  See “Description of Debt Securities—Events of Default; Limitation of Remedies” in the prospectus.

If the maturity of the ETNs is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its Delaware office, and to the securities administrator at its New York office, on which notice the trustee and the securities administrator may conclusively rely, and to DTC of the aggregate cash amount due with respect to the ETNs, if any, as promptly as possible and in no event later than two business days after the date of acceleration.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects.  If there is substantial demand for the ETNs, we may issue additional ETNs frequently.  We are initially offering up to a maximum aggregate face amount of each series of ETNs linked to the underlying RICI EnhancedSM Commodity or Sector Index of $100,000,000 (equivalent to 4,000,000 ETNs of each series).  However, we have no obligation to issue up to this amount or any specific amount of ETNs and, in our sole discretion, may issue ETNs in excess of this amount. If we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.  If we start selling additional ETNs, we may stop selling additional ETNs for any reason, which could materially and adversely affect the price and liquidity of the ETNs in the secondary market.  See “Risk Factors—We are under no obligation to issue or sell additional ETNs at any time, and if we do sell additional ETNs, we may limit or restrict such sales, and we may stop selling additional ETNs at any time.” Such additional ETNs will be consolidated and form a single series with the ETNs and all other RBS NotesSM issued pursuant to the indenture.  We have no obligation to take your interests into account when deciding to issue additional securities.

Discontinuation or Modification of the RICI EnhancedSM Commodity and Sector Indices

If the Index Sponsor discontinues publication of any of the RICI EnhancedSM Commodity and Sector Indices and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued RICI EnhancedSM Commodity or Sector Index (such index being referred to herein as a “Successor Index”), then the underlying RICI EnhancedSM Commodity or Sector Index closing level, daily redemption value of the ETNs and all calculations related to the underlying RICI EnhancedSM Commodity or Sector Index will be determined by reference to the value of such Successor Index.  References to the underlying RICI EnhancedSM Commodity or Sector Index in this pricing supplement are deemed to include references to any relevant Successor Index where applicable.

Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be furnished to us, the trustee, the securities administrator and DTC as the holder of the ETNs within three business days of such selection.

If the Index Sponsor discontinues publication of any of the RICI EnhancedSM Commodity and Sector Indices and the calculation agent determines that no Successor Index is available with respect to the underlying RICI EnhancedSM Commodity or Sector Index at such time, then the calculation agent will determine the underlying RICI EnhancedSM Commodity or Sector Index closing levels in accordance with the formula for and method of calculating that index last in effect prior to such discontinuance, using the closing price of each futures contract most recently referenced by that index.  Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying RICI EnhancedSM Commodity or Sector Index may adversely affect the value of the ETNs.

If at any time the method of calculating the underlying RICI EnhancedSM Commodity, Sector Index or Successor Index, or the value thereof, is changed in a material respect, or if the underlying RICI EnhancedSM Commodity, Sector Index or Successor Index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the next valuation date, make such calculations and adjustments to the terms of the ETNs as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of an index comparable to the underlying RICI EnhancedSM Commodity, Sector Index or Successor Index, as the case may be, as if such changes or modifications had not been made, and for each valuation date thereafter, make each relevant calculation with reference to the Index or Successor Index, as adjusted.  Accordingly, if the method of calculating the underlying RICI EnhancedSM Commodity, Sector Index or Successor Index is modified so that the value of such index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split or a reverse split in the index), then the calculation agent will adjust that index in order to arrive at a level of the index as if it had not been modified (e.g., as if such split or reverse split had not occurred).

If a Successor Index is selected or if the calculation agent determines the value of the RICI EnhancedSM Commodity or Sector Index as described above, the value of the underlying RICI EnhancedSM Commodity or Sector Index as determined by the calculation agent will be used as a substitute for the underlying RICI EnhancedSM Commodity or Sector Index for all purposes, including for the purpose of determining whether a Market Disruption Event has occurred or is continuing.

Manner of Transfer, Exchange and Payment

If we ever issue ETNs in certificated form, those ETNs may be presented for payment, transfer and exchange at the office of any transfer agent designated and maintained by us.  We have initially designated Citibank, N.A., the securities administrator under the indenture, at 111 Wall Street, 15th Floor Window, New York, New York 10005, Attention: Corporate Trust Services, as our current agent for the payment, transfer and exchange of the ETNs. We refer to Citibank, N.A., acting in this capacity, as the paying agent. However, holders of global securities may transfer and exchange global securities only in the manner and to the extent set forth under “Description of Debt Securities— Form of Debt Securities; Book-Entry System” in the accompanying prospectus.

We will not be required to:

•
register the transfer or exchange of any ETN if the holder has exercised the holder’s right, if any, to require us to repurchase the ETN, in whole or in part, except the portion of the ETN not required to be repurchased;

•	register the transfer or exchange of ETNs to be redeemed for a period of fifteen calendar days preceding the mailing of the relevant notice of redemption; or

•	register the transfer or exchange of any ETN selected for redemption in whole or in part, except the unredeemed or unpaid portion of that ETN being redeemed in part.

No service charge will be made for any registration or transfer or exchange of ETNs, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange of ETNs.

Book-Entry Securities.  The paying agent will make payments on the ETNs to the account of the depositary (which is initially DTC), as holder of the global securities representing the ETNs, by wire transfer of immediately available funds. We expect that the depositary, upon receipt of any payment, will immediately credit its participants’ accounts in amounts proportionate to their respective beneficial interests in the global securities as shown on the records of the depositary. We also expect that payments by the depositary’s participants to owners of beneficial interests in the global securities will be governed by standing customer instructions and customary practices and will be the responsibility of those participants.

Certificated Securities.  Any payment on the ETNs will be made in immediately available funds to accounts designated by you and approved by us, or at the office of the paying agent specified above, but only when the ETNs are surrendered to the paying agent at that office.

Role of Calculation Agent

RBS Securities Inc., or RBSSI, an affiliate of ours, will serve as the calculation agent.  The calculation agent will, in its reasonable discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early repurchase or redemption by us, Market Disruption Events, business days, trading days, the daily redemption value, the maturity date, valuation dates, repurchase dates, the amount payable in respect of your ETNs at maturity or upon early repurchase or redemption by us and any other calculations or determinations to be made by the calculation agent as specified herein.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts

We or RBSG will pay any amounts to be paid by us or RBSG, as guarantor, on any ETNs without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any U.K. political subdivision or authority that has the power to tax (a “U.K. taxing jurisdiction”), unless such deduction or withholding is required by law.  If at any time a U.K. taxing jurisdiction requires us or RBSG, as guarantor, to make such deduction or withholding, we or RBSG, as guarantor, will pay additional amounts with respect to payments on the ETNs (“Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those ETNs, after the deduction or withholding, shall equal the amounts of any payments which would have been payable on those ETNs if the deduction or withholding had not been required.

However, this will not apply to any tax, levy, impost, duty, charge, fee, deduction or withholding that would not have been payable or due but for the fact that:

•
the holder or the beneficial owner of the ETNs is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a U.K. taxing jurisdiction or otherwise has some connection with the U.K. taxing jurisdiction other than the holding or ownership of an ETN or the collection of any payments on any ETN;

•	except in the case of a winding up in the United Kingdom, the relevant ETN is presented (where presentation is required) for payment in the United Kingdom;

•
the relevant ETN is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the ETN (where presentation is required) for payment at the close of that 30-day period;

•
the holder or the beneficial owner of the relevant ETN or the beneficial owner of any payments on the ETN failed to comply with a request by us, RBSG, our liquidator or RBSG's liquidator or other authorized person addressed to the holder to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or to make any declaration or other similar claim to satisfy any information requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of a U.K. taxing jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge, fee, deduction or withholding;

•
the withholding or deduction is imposed on a payment to or for the benefit of an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives;

•
the relevant ETN is presented (where presentation is required) for payment by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant ETN (where presentation is required) to another paying agent in a Member State of the European Union; or

•	any combination of the above items;

nor shall Additional Amounts be paid with respect to any payments on the ETNs to any person if the payment would be required by the laws of any U.K. tax jurisdiction to be included in the income of another person and such other person would not have been entitled to such Additional Amounts had it received such payment directly.

Whenever we refer in this pricing supplement, in any context, to any payments on any security of any series, we mean to include the payment of Additional Amounts to the extent that, in the context, Additional Amounts are, were or would be payable.

We are neither under any obligation to, nor do we intend to, make any additional payments in respect of U.S. tax or withholding requirements.

Forms of the ETNs

We will offer the ETNs on a continuing basis and will issue ETNs only in fully registered form either as registered global securities or, in limited circumstances, as certificated securities (which we also refer to as definitive securities).  References to “holders” mean those who own ETNs registered in their own names, on the books that we or the securities administrator maintain for this purpose, and not those who own beneficial interests in ETNs registered in street name or in ETNs issued in book-entry form through one or more depositaries.

Registered Global Securities

The ETNs will initially be issued as registered global securities, and we will issue one or more global certificates representing the entire issue of ETNs.  Except as set forth in the accompanying prospectus under “Description of Debt Securities—Form of Debt Securities; Book-Entry System—Issuance of Definitive Securities” you may not exchange registered global securities or interests in registered global securities for certificated securities.

Each global note certificate representing registered global securities will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC.  These certificates name DTC or its nominee as the owner of the ETNs.  DTC maintains a computerized system that will reflect the interests held by its participants in the global securities.  An investor’s beneficial interest will be reflected in the records of DTC’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative.  A further description of the DTC’s procedures for global securities representing book-entry securities is set forth under “Description of Debt Securities—Form of Debt Securities—Book-Entry System—The Clearing Systems—DTC” in the prospectus.

Certificated Securities

If we issue ETNs in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the ETN.  The person named in the note register will be considered the owner of the ETN for all purposes under the indenture.  For example, if we need to ask the holders of the ETNs to vote on a proposed amendment to the ETNs, the person named in the note register will be asked to cast any vote regarding that ETN.  If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your ETN in our records and will be entitled to cast the vote regarding your ETN.  You may not exchange certificated securities for registered global securities or interests in registered global securities.  See “Description of Debt Securities—Form of Debt Securities; Book-Entry System—Issuance of Definitive Securities” in the accompanying prospectus.

Trustee and Securities Administrator

Wilmington Trust Company is the trustee for the ETNs under the indenture.  Wilmington Trust Company’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890.  Citibank, N.A. will act as securities administrator for the ETNs.  We and our affiliates may from time to time maintain banking relationships or conduct transactions in the ordinary course of business with the trustee, the securities administrator, and their affiliates.  Wilmington Trust Company and Citibank, N.A. also serve in similar capacities for a number of series of our outstanding indebtedness.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.  See “Description of Debt Securities—Form of Debt Securities; Book-Entry System” in the accompanying prospectus for more information.

VALIDITY OF THE ETNS

In the opinion of Davis Polk & Wardwell LLP, when the ETNs offered by this pricing supplement have been executed and issued by the Issuer and the Guarantor and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such ETNs will constitute valid and binding obligations of the Issuer, and the related guarantee will constitute a valid and binding obligation of the Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.  This opinion is given as of October 25, 2012 and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Dundas & Wilson CS LLP filed as an exhibit to the Registration Statement on Form F-3 filed by the Guarantor on September 28, 2012.  The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Dundas & Wilson CS LLP.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the notes, the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes, and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP filed as an exhibit  to the Registration Statement on Form F-3 filed by the Guarantor on September 28, 2012.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the ETNs will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the ETNs.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Risk Factors—Risks Relating to the ETNs—Hedging and trading activities by us or our affiliates could affect prices of ETNs” and “Plan of Distribution (Conflicts of Interest)” in this pricing supplement, and “Use of Proceeds” in the accompanying prospectus.

From time to time after issuance and prior to the maturity of any ETNs, depending on market conditions (including the level of the underlying RICI EnhancedSM Commodity or Sector Index), in connection with hedging certain of the risks associated with the ETNs, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long positions in futures contracts, exchange-traded products or other derivative instruments referencing the RICI EnhancedSM Indices, the underlying commodity futures contracts or any other market index.  In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future.  To the extent that we or one or more of our affiliates have any hedge positions referencing the RICI EnhancedSM Indices or underlying commodity futures contracts, we or one or more of our affiliates may liquidate a portion of those holdings on or before the final valuation date.  Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.  Our or our affiliates’ hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the underlying RICI EnhancedSM Commodity or Sector Index.  As a result, such activity may affect the market price of the ETNs and the amount payable at maturity or upon early repurchase or redemption by RBS plc.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN UNITED KINGDOM TAXATION CONSIDERATIONS

The following is a general summary of certain U.K. tax consequences as of the date of this pricing supplement in relation to the ETNs. It is based on current United Kingdom tax law and HM Revenue & Customs practice and is not exhaustive. Any holders who are in doubt as to their tax position should consult their professional advisers.

Payments on the ETNs

Where ETNs are to be, or may fall to be, redeemed at a premium, then any such element of premium may constitute a payment of interest for the purposes of United Kingdom withholding tax. If any such element of premium does not constitute a payment of interest for the purposes of United Kingdom withholding tax it generally will be paid by RBS plc without withholding or deduction for or on account of United Kingdom income tax.

Payments on the ETNs of amounts treated as interest for the purposes of United Kingdom withholding tax generally will be paid by RBS plc without withholding or deduction for or on account of United Kingdom income tax provided that RBS plc continues to be a bank within the meaning of Section 991 of the Income Tax Act 2007 (the “ITA 2007”) and the interest on the ETNs is paid in the ordinary course of its business within the meaning of Section 878 of the ITA 2007.

Payments on the ETNs of amounts treated as interest for the purposes of United Kingdom withholding tax generally will also be paid by RBS plc without withholding or deduction for or on account of United Kingdom income tax if the payments are regarded as made under derivative contracts the profits and losses arising from which are calculated in accordance with Part 7 of Corporation Tax Act 2009.

Additionally, if the ETNs are and continue to be “quoted Eurobonds,” payments of interest by RBS plc on the ETNs would be made without withholding or deduction for or on account of United Kingdom tax. The ETNs issued will constitute “quoted Eurobonds” if they are and continue to be listed on a recognised stock exchange, within the meaning of Section 1005 of the ITA 2007. The NYSE Arca is a recognised stock exchange for these purposes. Securities will be treated as listed on the NYSE Arca if they are both admitted to trading on the main market of the NYSE Arca and are officially listed in the United States in accordance with provisions corresponding to those generally applicable in countries in the European Economic Area.

In all other cases, payments treated as interest for the purposes of United Kingdom withholding tax will generally be paid by RBS plc subject to deduction of income tax at the basic rate (currently 20%), subject to the availability of other reliefs or to any direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

If RBSG, as Guarantor, makes any payments in respect of amounts treated as interest on the ETNs (or other amounts due under the ETNs other than the repayment of amounts subscribed for the ETNs), such payments may be subject to United Kingdom withholding tax at the basic rate, subject to the availability of other reliefs or to any direction to the contrary from HM Revenue & Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

HM Revenue & Customs has powers to obtain information relating to securities in certain circumstances. This may include details of the beneficial owners of the ETNs (or the persons for whom the ETNs are held), details of the persons to whom payments derived from the ETNs are or may be paid and information and documents in connection with transactions relating to the ETNs. Information may be required to be provided by, amongst others, the holders of the ETNs, persons by (or via) whom payments derived from the ETNs are made or who receive (or would be entitled to receive) such payments, persons who effect or are a party to transactions relating to the ETNs on behalf of others and certain registrars or administrators. In certain circumstances, the information obtained by HM Revenue & Customs may be exchanged with tax authorities in other countries.

EU Directive on the Taxation of Savings Income

The EU has adopted a Directive regarding the taxation of savings income. The Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to (of for the benefit of) an individual or to certain other persons in another Member State, except that Austria and Luxembourg will instead impose a withholding system for a transitional period (subject to a procedure whereby, on meeting certain conditions, the beneficial owner of the interest or other income may request that no tax be withheld) unless during such period they elect otherwise. The Luxembourg government has announced its intention to elect out of the withholding system in favour of an automatic exchange of information with effect from 1 January 2015. The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the full opinion of our U.S. tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the ETNs. It applies to you only if you hold the ETNs as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding an ETN as a part of a “straddle.”

Tax Treatment of the ETNs

In the opinion of our U.S. tax counsel, which is based on prevailing market conditions as of the date of this pricing supplement, it is more likely than not that the ETNs will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes, with the consequences described below. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment, in which case the timing and character of income or loss on your ETNs could be materially and adversely affected.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or foreign tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the ETNs), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions. Unless otherwise stated, the following discussion is based on the treatment of the ETNs as prepaid financial contracts that are not debt.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of an ETN and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

Subject to the following paragraph, you should not recognize taxable income or loss with respect to an ETN prior to its taxable disposition (including a repurchase or redemption by us). Upon a taxable disposition of an ETN, you will recognize gain or loss equal to the difference between the amount you realize and your tax basis in the ETN. Your tax basis in the ETN should equal the amount you paid to acquire it. Your gain or loss should be capital gain or loss, and should be long-term capital gain or loss if you have held the ETN for more than one year. The deductibility of capital losses is subject to limitations.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if an ETN is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the ETN and/or to treat all or a portion of your gain or loss on its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it. In particular, it is possible that a change by the Index Committee of the Initial Weight of one or more Component Commodities, change in the methodology of or substitution of a successor to the index or an index component, rebalancing of the index or replacement of a futures contract underlying an index component could result in a “deemed” taxable exchange, causing you to recognize gain or loss (subject, in the case of loss, to the possible application of the “wash sale” rules) as if you had sold or exchanged the ETN.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments; the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in an ETN, possibly with retroactive effect.

Consequences if an ETN Is Treated as a Debt Instrument

If an ETN is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the ETN you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the ETN, even though we will not be required to make any payment with respect to the ETN prior to its maturity or earlier repurchase or redemption by us. In addition, any income you recognize upon the taxable disposition of the ETN will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of an ETN and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of an ETN who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the ETN or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

If an ETN is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the ETN generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States.  However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to withholding tax, in each year that you own an ETN, possibly on a retroactive basis.

Subject to the discussion below under “—Additional Withholding Tax Considerations,” if an ETN is treated as a debt instrument, any income or gain you realize with respect to the ETN will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from an ETN is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the ETN, including the possible imposition of a 30% branch profits tax if you are a corporation.

Additional Withholding Tax Considerations

Legislation enacted in 2010 commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied.  Pursuant to Treasury Regulations, this legislation generally will apply to ETNs issued after December 31, 2013 that are treated as debt instruments for U.S. federal income tax purposes.  Withholding (if applicable) will apply to payments of interest after December 31, 2013 and to payments of gross proceeds of the taxable disposition of the relevant ETNs after December 31, 2016.

We will not pay additional amounts with respect to any such withholding taxes. You should consult your tax adviser regarding the potential application of FATCA, including the availability of certain refunds or credits.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of an ETN may be subject to information reporting, and may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We and RBSG have appointed RBS Securities Inc. (“RBSSI”) as agent for any offering of the ETNs (which term includes the related guarantees).

We issued $4,000,000 in face amount of each series of ETNs (equivalent to 160,000 ETNs of each series) on the initial settlement date to be sold through RBSSI, an affiliate of ours.  These ETNs and additional ETNs may be offered and sold from time to time, at a price that is higher or lower than the $25.00 stated face amount, based on the indicative value of the ETNs at that time, by or through RBSSI, acting as principal or our agent, to investors and to dealers acting as principals for resale to investors.  We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the inception date.  RBSSI may also receive a payment from us of a portion of the investor fee in consideration for its administrative role in the issuances and repurchases of the ETNs.

We have entered into an agreement with Pacer Financial, Inc. (“Pacer”) under which Pacer will receive a portion of the investor fee in consideration for its role in marketing the ETNs.  The actual amount received by Pacer in a given year will depend on, among other things, the daily redemption value of ETNs then outstanding and the number and value of any other then outstanding securities issued by RBS plc or its affiliates and marketed by Pacer.  The amount paid to Pacer is subject to limitations on the amount of compensation which may be paid to members of the Financial Industry Regulatory Authority (“FINRA”), such as Pacer.

We may deliver ETNs against payment therefor on a date that is greater than three business days following the date of sale of any ETNs.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Amounts paid to FINRA members, including RBSSI and Pacer, constituting underwriting compensation with respect to ETNs will not exceed 8% of the offering proceeds.

RBSSI’s address is RBS Securities Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

Conflicts of Interest

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct each offering of ETNs in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of securities of an affiliate.  Following the initial distribution of any of these ETNs, RBSSI may offer and sell those ETNs in the course of its business as broker-dealer.  RBSSI may act as principal or agent in these transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus in connection with any of these transactions.  RBSSI is not obligated to make a market in any of these ETNs and may discontinue any market-making activities at any time without notice.

RBSSI or an affiliate of RBSSI may enter into one or more hedging transactions with us in connection with this offering of ETNs.  See “Use of Proceeds; Hedging” above.

Market-Making Transactions

Broker dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (as such term includes this pricing supplement and the accompanying prospectus) may be used by such broker-dealers and our affiliates in connection with market making transactions.  In these transactions, broker-dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”).  Among other activities, broker dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  If these activities are commenced, they may be discontinued at any time.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.  This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans.  In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless statutory or administrative exemptive relief is available.  Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under Section 406 of ERISA and Section 4975 of the Code.  We, and our current and future affiliates, including RBSG, RBSSI, and RBS N.V., may be parties in interest with respect to many Plans.  Thus, a Plan fiduciary considering an investment in the ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.  For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase the ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Each purchaser or holder of an ETN, and each fiduciary who causes any entity to purchase or hold an ETN, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding the ETNs on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Each purchaser of an ETN will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the ETN does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law.  Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

The ETNs are contractual financial instruments.  The financial exposure provided by the ETNs is neither a substitute or proxy for, nor is it intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the ETNs.  The ETNs have not been designed and shall not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the ETNs.

Each purchaser or holder of any ETNs acknowledges and agrees that:

(i)
the purchaser or purchaser’s fiduciary has made and shall make all investment decisions for the purchaser and the purchaser has not and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser with respect to (A) the design and terms of the ETNs, (B) the purchaser's investment in the ETNs, or (C) the exercise, or failure to exercise, any rights we have under or with respect to the ETNs;

(ii)
we and our affiliates have and shall act solely for our own account in connection with (A) all transactions relating to the ETNs and (B) all hedging transactions in connection with our obligations under the ETNs;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of any investor;

(iv)	our interests may be adverse to the interests of any purchaser or holder; and

(v)
neither we nor any of our affiliates are fiduciaries or advisers of the purchaser or holder in connection with any such assets, positions or transactions and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs.  We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

ANNEX A —
FORM OF OFFER FOR REPURCHASE

To:	ETNUSCorpActions@rbs.com

Subject:	RBS Rogers Enhanced __________________ (the “ETNs”) CUSIP/ISIN: __________________ TICKER: __________________

The undersigned hereby irrevocably elects to exercise the right to have The Royal Bank of Scotland plc repurchase the following ETNs as described in the pricing supplement relating to the ETNs dated July 2, 2013.

Name of holder:	[ ]
Number of ETNs to be repurchased:	[ ]*
Applicable valuation date:	[ ]**
Contact name:	[ ]
Telephone No.:	[ ]

Acknowledgement:
I acknowledge that the ETNs specified above will not be repurchased unless all of the requirements specified in the pricing supplement related to the ETNs are satisfied.

Questions regarding the repurchase requirements of your ETNs should be directed to ETNUSCorpActions@rbs.com.

*  Unless the minimum repurchase amount has been reduced by RBS plc, the minimum repurchase amount is 20,000 ETNs of a single series.

**  Subject to adjustment as described in the pricing supplement.

ANNEX B —
FORM OF CONFIRMATION OF REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated: __________________
[insert date]

The Royal Bank of Scotland plc (“RBS plc”)
Fax: 1-203-873-3292

Re:	RBS Rogers Enhanced __________________ (the “ETNs”)
CUSIP/ISIN: __________________
TICKER: __________________

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to RBS plc the right to repurchase the ETNs, as described in the Pricing Supplement dated July 2, 2013 relating to the ETNs (the “Pricing Supplement”), in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

The number of ETNs offered for repurchase.  Unless the minimum repurchase amount has been reduced by RBS plc, you must offer at least 20,000 ETNs of a single series for repurchase at one time for your offer to be valid.  The valuation date immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.

[insert number of ETNs offered for repurchase by RBS plc]

Applicable valuation date:*	, 20

Applicable repurchase date:*	, 20
[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Confirmation of Repurchase]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

*           Subject to adjustment as described in the pricing supplement.

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:
DTC Account Number
(and any relevant sub-account):
Contact Name:
Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Confirmation of Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to RBS plc, (ii) the DTC Participant has booked a “delivery vs.  payment” (“DVP”) trade on the applicable valuation date facing RBS plc, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to RBS plc as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date.  I also acknowledge that if this Confirmation of Repurchase is received after 5:00 p.m., New York City time, on a trading day, I will be deemed to have made this Confirmation of Repurchase on the following trading day.

The undersigned acknowledges that RBS plc will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO RBS PLC BY 5:00 P.M., NEW YORK CITY TIME, ON THE TRADING DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE.

PART B: TO BE COMPLETED BY BROKER

BROKER’S CONFIRMATION OF REPURCHASE

Dated:  _____________________________________
[insert date]

The Royal Bank of Scotland plc (“RBS plc”)

Re:	RBS Rogers Enhanced __________________ (the “ETNs”)
CUSIP/ISIN: __________________
TICKER: __________________

Ladies and Gentlemen:

The undersigned holder of ETNs hereby irrevocably offers to RBS plc for repurchase, on the repurchase date of ____________ ,* with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated July 2, 2013 relating to the ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the applicable valuation date of _____________,* with respect to the stated face amount of ETNs specified below at a price per ETN equal to the repurchase value, facing The Royal Bank of Scotland plc, DTC #425 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:
Title:
Telephone:
Fax:
E-mail:

The number of ETNs offered for repurchase.  Unless the minimum repurchase amount has been reduced by RBS plc, you must offer at least 20,000 ETNs of a single series for repurchase at one time for your offer to be valid.  The valuation date immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.

 DTC # (and any relevant sub-account):

*    Subject to adjustment as described in the Pricing Supplement.

We have not authorized anyone to provide information other than contained in this pricing supplement and the accompanying prospectus with respect to the ETNs. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are offering to sell the ETNs and seeking offers to buy the ETNs only in jurisdictions where offers and sales are permitted. Neither the delivery of this pricing supplement nor the accompanying prospectus, nor any sale made hereunder and thereunder will, under any circumstances, create any implication that there has been no change in the affairs of The Royal Bank of Scotland plc or The Royal Bank of Scotland Group plc since the date of the pricing supplement or that the information contained or incorporated by reference in the accompanying prospectus is correct as of any time subsequent to the date of such information.

THE ROYAL BANK OF SCOTLAND plc

RBS NotesSM

fully and unconditionally guaranteed by

The Royal Bank of Scotland Group plc

4,000,000 ETNs RBS Rogers Enhanced Commodity Index Exchange Traded Notes

4,000,000 ETNs RBS Rogers Enhanced Agriculture Exchange Traded Notes

4,000,000 ETNs RBS Rogers Enhanced Energy Exchange Traded Notes

4,000,000 ETNs Rogers Enhanced Precious Metals Exchange Traded Notes

4,000,000 ETNs RBS Rogers Enhanced Industrial Metals Exchange Traded Notes

PRICING SUPPLEMENT

DATED JULY 2, 2013

(TO PROSPECTUS DATED

SEPTEMBER 28, 2012)

RBS Securities Inc.

TABLE OF CONTENTS
PRICING SUPPLEMENT	Page
About This Pricing Supplement	PS-1
Where You Can Find Additional Information	PS-2
Summary	PS-3
Risk Factors	PS-27
Hypothetical Examples	PS-44
The RICI EnhancedSM Indices	PS-49
Valuation of the ETNs	PS-62
Specific Terms of the ETNs	PS-64
Clearance and Settlement	PS-75
Validity of the ETNs	PS-76
Use of Proceeds; Hedging	PS-77
Certain United Kingdom Taxation Considerations	PS-78
U.S. Federal Income Tax Consequences	PS-80
Plan of Distribution (Conflicts of Interest)	PS-83
Benefit Plan Investor Considerations	PS-85
Annex A — Form of Offer for Repurchase	PS-87
Annex B — Form of Confirmation of Repurchase	PS-88
PROSPECTUS	Page
About this Prospectus	1
Use of Proceeds	1
The Royal Bank of Scotland Group plc	2
The Royal Bank of Scotland plc	2
Description of Debt Securities	2
Description of Dollar Preference Shares	16
Description of American Depositary Receipts	23
Plan of Distribution	27
Legal Opinions	28
Experts	28
Enforcement of Civil Liabilities	29
Where You Can Find More Information	29
Incorporation of Documents by Reference	29
Cautionary Statement on Forward-Looking
Statements	30